    As filed with the Securities and Exchange Commission on October 19, 1995
                                                  Registration No. 33-63329
  =========================================================================

                    U.S. Securities and Exchange Commission
                            Washington, D.C.  20549

                                   FORM N-14

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

/X/ Pre-Effective Amendment No. 1  / /  Post-Effective Amendment No.____
                        (Check appropriate box or boxes)


               Exact Name of Registrant as Specified in Charter:
                                THE PNC(R) FUND

                        Area Code and Telephone Number:
                                 (302) 792-2555

                    Address of Principal Executive Offices:
                           Bellevue Corporate Center
                        400 Bellevue Parkway, Suite 100
                             Wilmington, DE  19809

                     Name and Address of Agent for Service:
                             JEFFREY A. DALKE, ESQ.
                            Drinker Biddle and Reath
                              1345 Chestnut Street
                       Philadelphia, Pennsylvania  19107

                                   Copies to:

Edward J. Roach               Richard W. Grant, Esq.      Richard T. Prins, Esq.
400 Bellevue Parkway          Morgan, Lewis & Bockius     Skadden, Arps, Slate,
Suite 100                     2000 One Logan Square        Meagher & Flom
Wilmington, DE  19809         Philadelphia, PA 19103      919 Third Avenue
                                                          New York, NY  10022

Approximate Date of Proposed Public Offering: As soon as practicable after the Registration Statement becomes effective under the Securities Act of 1933.

It is proposed that this filing will become effective on the earliest date permitted by Rule 488.

Calculation of Registration Fee under the Securities Act of 1933: No filing fee is required because an indefinite number of shares have previously been registered on Form N-1A (Registration No. 33-26305) pursuant to Rule 24f-2 under the Investment Company Act of 1940. The registrant is filing as an exhibit to this Registration Statement a copy of its earlier declaration under Rule 24f-2. Pursuant to Rule 429, this Registration Statement relates to the aforesaid registration statement on Form N-1A.

Registrant's Registration Statement on Form N-14 (SEC File No. 33-63329) as originally filed with the Securities and Exchange Commission is hereby incorporated by reference in its entirety except for the pro forma financial statements that are part of the Statement of Additional Information that is included in said Registration Statement. Said financial statements are being refiled as part of this Pre-Effective Amendment.

PNC MUNICIPAL MONEY MARKET PORTFOLIO
COMPASS MUNICIPAL MONEY FUND                                                                                  PAR (000)
PRO-FORMA SCHEDULE OF INVESTMENTS                                                              ----------------------------------
MARCH 31, 1995                                                                                      PNC        COMPASS
(UNAUDITED)                                                                                      MUNICIPAL    MUNICIPAL
                                                                                               MONEY MARKET     MONEY   PRO-FORMA
                                                                         RATE       MATURITY     PORTFOLIO      FUND     COMBINED
                                                                         -----      --------   -----------     -------  ---------
APACHE COUNTY IDA                                                          4.25  %   04/07/95         $2,600         $0     $2,600
APACHE COUNTY IDA                                                          4.20      04/07/95          2,200          0      2,200
ARAPAHOE COUNTY CAPITAL IMPROVEMENT HIGHWAY RB                             4.45      08/31/95          5,000          0      5,000
AUSTIN COMBINED UTILITY SYSTEMS                                            4.25      05/12/95          5,000          0      5,000
BEAVER COUNTY, PA  (MB/W)                                                  4.25      04/07/95              0      1,000      1,000
BERKELEY HEIGHTS NJ (BAN)                                                  4.75      11/09/95              0      2,765      2,765
BERKS CNTY, PA (MW/W)                                                      4.20      04/07/95              0        200        200
BIRMINGHAM-BAPTIST MEDICAL CENTERS SPECIAL CARE                            4.25      04/07/95          7,240          0      7,240
BOARD OF REGENTS UNIVERSITY OF TEXAS                                       4.00      05/10/95          3,746          0      3,746
BRAZOS RVR, TX AMT (M1/D)                                                  4.75      04/07/95              0        800        800
BURKE COUNTY DEVELOPMENT AUTHORITY                                         4.25      05/04/95          4,000          0      4,000
BUSINESS FINANCE AUTHORITY OF NEW HAMPSHIRE                                4.00      04/05/95          3,500          0      3,500
BUSINESS FINANCE AUTHORITY OF NEW HAMPSHIRE                                4.25      05/10/95          3,000          0      3,000
BUTLER CTY, KS AMT (MB/D)                                                  4.75      04/03/95              0        200        200
CALIFORNIA HIGHER EDUCATION LOAN AUTHORITY                                 3.60      05/01/95          1,000          0      1,000
CALIFORNIA SERIES 1994-95A RAN                                             5.00      06/28/95          3,000      1,000      4,000
CALIFORNIA SERIES 1994-95B RAN                                             4.41      04/03/95          5,000          0      5,000
CALLAWAY CNTY, MO                                                          4.05      04/03/95              0        800        800
CHESTERFIELD COUNTY IDA                                                    4.10      05/08/95          1,000          0      1,000
CHICAGO GAS SUPPLY                                                         4.95      12/01/95          2,000          0      2,000
CHICAGO GO TENDER NOTES SERIES 1994                                        4.15      07/19/95          2,000          0      2,000
CHICAGO O'HARE INTERNATIONAL AIRPORT                                       4.55      04/03/95          1,400          0      1,400
CITY & COUNTY OF DENVER AIRPORT SYSTEM BOND                                4.35      05/08/95          4,375          0      4,375
CITY & COUNTY OF DENVER AIRPORT SYSTEM BOND                                4.40      05/08/95          2,700          0      2,700
CLARK COUNTY PCR MUNICIPAL BOND                                            3.75      04/17/95          2,500          0      2,500
COMMONWEALTH OF MASSACHUSETS GO NOTES                                      5.00      06/15/95          2,500          0      2,500
CONNEAUT PA. (GO)                                                          9.75      05/01/95              0        400        400
CONNECTICUT HOUSING FINANCE AUTHORITY                                      4.40      11/15/95          2,500          0      2,500
CORPUS CHRISTI PORT AUTHORITY                                              4.30      05/05/95          5,500          0      5,500
DALLAS-FORT WORTH INTERNATIONAL AIRPORT                                    4.00      04/06/95          6,500          0      6,500
DELAWARE COUNTY IDA PCR                                                    4.20      05/16/95          3,300          0      3,300
DELAWARE CO.,PA (M1/D)                                                     4.60      12/01/95              0      1,300      1,300
DELAWARE STATE HSG. (AMT)                                                  4.00      06/01/95              0        330        330
DIST OF COLUMBIA (M1/D)                                                    4.75      04/07/95              0      1,600      1,600
DIST OF COLUMBIA (MB/D)                                                    4.75      04/07/95              0        200        200
DISTRICT OF COLUMBIA HOSPITAL                                              4.10      04/07/95          1,300          0      1,300
DISTRICT OF COLUMBIA (THE AMERICAN UNIVERSITY PROJECT)                     4.30      04/07/95            700          0        700
ELIZABETH, NJ  (GO)                                                        4.30      08/15/95              0        535        535
FARMINGTON PCR (ARIZONA PUBLIC SERVICE CO.)                                4.55      04/03/95          1,500          0      1,500
FLORIDA ST. AMT (MB/TH)                                                    4.25      04/07/95              0      1,000      1,000
FORSYTH PCR (PORTLAND GENERAL ELECTRIC COMPANY PROJECT)                    4.15      04/07/95          1,200          0      1,200
FORT WAYNE HOSPITAL AUTHORITY                                              4.25      04/07/95            300          0        300
GRAND RAPIDS (Q1/W)                                                        4.20      04/07/95              0      1,500      1,500
GRAND RAPIDS, MI. (MB/W)                                                   4.35      04/07/95              0      2,000      2,000
GULF COAST. TX. AMT (MB/D)                                                 4.70      04/07/95              0        500        500
HARRIS COUNTY HEALTH FACILITIES DEVELOPMENT CORPORATION                    4.20      06/01/95          4,600          0      4,600

PNC MUNICIPAL MONEY MARKET PORTFOLIO

COMPASS MUNICIPAL MONEY FUND                                                               VALUE AT MARCH 31, 1995
PRO-FORMA SCHEDULE OF INVESTMENTS                                             --------------------------------------------------

MARCH 31, 1995                                                                     PNC             COMPASS
(UNAUDITED)                                                                     MUNICIPAL         MUNICIPAL
                                                                              MONEY MARKET          MONEY         PRO-FORMA
                                                                                PORTFOLIO           FUND           COMBINED
                                                                              -------------       -----------      --------
APACHE COUNTY IDA                                                                 $2,600,000               $0         $2,600,000
APACHE COUNTY IDA                                                                  2,200,000                0          2,200,000
ARAPAHOE COUNTY CAPITAL IMPROVEMENT HIGHWAY RB                                     5,000,000                0          5,000,000
AUSTIN COMBINED UTILITY SYSTEMS                                                    5,000,000                0          5,000,000
BEAVER COUNTY, PA  (MB/W)                                                                  0        1,000,000          1,000,000
BERKELEY HEIGHTS NJ (BAN)                                                                  0        2,768,784          2,768,784
BERKS CNTY, PA (MW/W)                                                                      0          200,000            200,000
BIRMINGHAM-BAPTIST MEDICAL CENTERS SPECIAL CARE                                    7,240,000                0          7,240,000
BOARD OF REGENTS UNIVERSITY OF TEXAS                                               3,746,000                0          3,746,000
BRAZOS RVR, TX AMT (M1/D)                                                                  0          800,000            800,000
BURKE COUNTY DEVELOPMENT AUTHORITY                                                 4,000,000                0          4,000,000
BUSINESS FINANCE AUTHORITY OF NEW HAMPSHIRE                                        3,500,000                0          3,500,000
BUSINESS FINANCE AUTHORITY OF NEW HAMPSHIRE                                        3,000,000                0          3,000,000
BUTLER CTY, KS AMT (MB/D)                                                                  0          200,000            200,000
CALIFORNIA HIGHER EDUCATION LOAN AUTHORITY                                         1,000,000                0          1,000,000
CALIFORNIA SERIES 1994-95A RAN                                                     3,004,352        1,001,891          4,006,243
CALIFORNIA SERIES 1994-95B RAN                                                     5,000,000                0          5,000,000
CALLAWAY CNTY, MO                                                                          0          800,000            800,000
CHESTERFIELD COUNTY IDA                                                            1,000,000                0          1,000,000
CHICAGO GAS SUPPLY                                                                 2,000,000                0          2,000,000
CHICAGO GO TENDER NOTES SERIES 1994                                                2,000,000                0          2,000,000
CHICAGO O'HARE INTERNATIONAL AIRPORT                                               1,400,000                0          1,400,000
CITY & COUNTY OF DENVER AIRPORT SYSTEM BOND                                        4,375,000                0          4,375,000
CITY & COUNTY OF DENVER AIRPORT SYSTEM BOND                                        2,700,000                0          2,700,000
CLARK COUNTY PCR MUNICIPAL BOND                                                    2,500,000                0          2,500,000
COMMONWEALTH OF MASSACHUSETS GO NOTES                                              2,504,006                0          2,504,006
CONNEAUT PA. (GO)                                                                          0          401,762            401,762
CONNECTICUT HOUSING FINANCE AUTHORITY                                              2,500,000                0          2,500,000
CORPUS CHRISTI PORT AUTHORITY                                                      5,500,000                0          5,500,000
DALLAS-FORT WORTH INTERNATIONAL AIRPORT                                            6,500,000                0          6,500,000
DELAWARE COUNTY IDA PCR                                                            3,300,000                0          3,300,000
DELAWARE CO.,PA (M1/D)                                                                     0        1,300,000          1,300,000
DELAWARE STATE HSG. (AMT)                                                                  0          330,000            330,000
DIST OF COLUMBIA (M1/D)                                                                    0        1,600,000          1,600,000
DIST OF COLUMBIA (MB/D)                                                                    0          200,000            200,000
DISTRICT OF COLUMBIA HOSPITAL                                                      1,300,000                0          1,300,000
DISTRICT OF COLUMBIA (THE AMERICAN UNIVERSITY PROJECT)                               700,000                0            700,000
ELIZABETH, NJ  (GO)                                                                        0          535,000            535,000
FARMINGTON PCR (ARIZONA PUBLIC SERVICE CO.)                                        1,500,000                0          1,500,000
FLORIDA ST. AMT (MB/TH)                                                                    0        1,000,000          1,000,000
FORSYTH PCR (PORTLAND GENERAL ELECTRIC COMPANY PROJECT)                            1,200,000                0          1,200,000
FORT WAYNE HOSPITAL AUTHORITY                                                        300,000                0            300,000
GRAND RAPIDS (Q1/W)                                                                        0        1,500,000          1,500,000
GRAND RAPIDS, MI. (MB/W)                                                                   0        2,000,000          2,000,000
GULF COAST. TX. AMT (MB/D)                                                                 0          500,000            500,000
HARRIS COUNTY HEALTH FACILITIES DEVELOPMENT CORPORATION                            4,600,000                0          4,600,000

PNC MUNICIPAL MONEY MARKET PORTFOLIO
COMPASS MUNICIPAL MONEY FUND                                                                                  PAR (000)
PRO-FORMA SCHEDULE OF INVESTMENTS                                                             ------------------------------------
MARCH 31, 1995                                                                                      PNC        COMPASS
(UNAUDITED)                                                                                      MUNICIPAL    MUNICIPAL
                                                                                               MONEY MARKET     MONEY   PRO-FORMA
                                                                         RATE       MATURITY     PORTFOLIO      FUND     COMBINED
                                                                         -----      --------   -----------     -------  ---------
HAWAII REFUNDING TOPSTAR CUSTODIAL RECEIPTS                                4.35      04/07/95          5,400          0      5,400
HAWAII ST BUDGET(MB$)                                                      4.00      04/03/95              0      1,900      1,900
HENRICO CNTY, VA (M1/D)                                                    4.50      04/07/95              0        400        400
HOWARD COUNTY, MD (MB$)                                                    4.05      04/03/95              0        300        300
IDAHO HSG. FIN. AUTH  RB                                                   5.00      07/01/95              0      1,500      1,500
ILLINOIS DEVELOPMENT FINANCE AUTHORITY                                     4.10      05/31/95          2,600          0      2,600
ILLINOIS DEVELOPMENT FINANCE AUTHORITY                                     4.05      04/07/95          3,410          0      3,410
ILLINOIS EDUCATION FACILITIES AUTHORITY                                    4.25      04/07/95          3,000          0      3,000
ILLINOIS HEALTH FACILITIES AUTHORITY                                       4.20      04/07/95          1,000          0      1,000
ILLINOIS HEALTH FACILITIES AUTHORITY                                       4.65      02/15/96          3,000          0      3,000
INDIANA STATE HOUSING FINANCE AUTHORITY                                    4.30      07/03/95          1,290          0      1,290
JEFFERSON, CO (GO)                                                         8.20      12/15/95              0        440        440
KANSAS CITY IDA                                                            4.50      04/07/95          1,400          0      1,400
KANSAS CITY, MO                                                            4.25      04/03/95              0      2,000      2,000
LAWRENCE COUNTY PCR                                                        4.25      04/07/95          5,700          0      5,700
LEHIGH, PA(MB$)                                                            4.00      04/03/95              0        900        900
LOS ANGELES COUNTY SERIES 1994 TRAN                                        4.50      06/30/95          4,000          0      4,000
LOS ANGELES COUNTY SERIES 1994 TRAN                                        4.50      06/30/95          3,000          0      3,000
LOUISIANA GO TOPSTAR CUSTODIAL RECEIPTS                                    4.35      04/07/95          3,000          0      3,000
MARION CNTY  (MW/W) (AMT)                                                  4.35      04/07/95              0      1,800      1,800
MARYLAND HLTH. (TECP)                                                      3.90      05/11/95              0      1,000      1,000
MAYSVILLE SOLID WASTE DISPOSAL FACILITIES                                  4.00      04/05/95          1,000          0      1,000
MERCER COUNTY UNITED POWER ASSOCIATION PROJECT                             4.35      09/01/95          2,000          0      2,000
MICHIGAN STATE IDA (MW/W)                                                  3.90      04/03/95              0      1,000      1,000
MINNEAPOLIS ST PAUL MN RB                                                  4.60      08/01/95              0        985        985
MISSOURI STATE  (RB)                                                       3.75      06/01/95              0        500        500
MONTANA STATE AMT                                                          4.63      10/01/95              0        900        900
MONTGOMERY CNTY, OH (BAN)                                                  4.00      04/27/95              0      1,000      1,000
MONTGOMERY COUNTY PUBLIC BUILDING AUTHORITY GO                             4.30      04/07/95          3,000          0      3,000
MONT. TWP. NJ (TANS)                                                       5.00      03/01/96              0      1,500      1,500
MUNICIPAL ASSOCIATION POOLED BONDS                                         4.13      04/07/95          1,020          0      1,020
MUSKOGEE INDUSTRIAL TRUST PCR                                              4.20      04/07/95          3,000          0      3,000
NASSAU CNTY, NY (BANS)                                                     5.25      11/15/95              0      1,000      1,000
NEW HAMPSHIRE HIGHER EDUCATION & HEALTH FACILITIES                         4.10      04/07/95          4,900          0      4,900
NEW HAMPSHIRE STATE IDA SOLID WASTE DISPOSAL FACILITY                      4.50      09/01/95          9,700          0      9,700
NEW JERSEY SERIES 1994A TRAN                                               5.00      06/15/95          2,000          0      2,000
NEW YORK CITY GO SERIES 1995B DN                                           4.06      04/07/95          8,000          0      8,000
NEW YORK, NY                                                               4.00      10/01/95              0        500        500
NORTH CAROLINA EASTERN MUNICIPAL POWER AGENCY                              4.15      04/12/95          1,650          0      1,650
NORTH CAROLINA MEDICAL CARE COMMISSION HOSPITAL                            4.55      04/03/95          1,700          0      1,700
NORTHVILLE IDA (THRIFTY NORTHVILLE PROJECT)                                4.33      04/07/95          2,000          0      2,000
OAK CREEK PCRB                                                             4.20      04/07/95          2,700          0      2,700
OHIO STATE  (GO)                                                           5.70      05/15/95              0      1,000      1,000
PA HIGHER ED (MB/W) AMT                                                    4.20      04/07/95              0        400        400
PETERSBURG POLUTION CONTROL REVENUE BOND                                   4.30      05/01/95          2,700          0      2,700
PHILADELPHIA HOSP. (RB)                                                    3.75      05/01/95              0        535        535


PNC MUNICIPAL MONEY MARKET PORTFOLIO
COMPASS MUNICIPAL MONEY FUND                                                              VALUE AT MARCH 31, 1995
PRO-FORMA SCHEDULE OF INVESTMENTS                                             --------------------------------------------------
MARCH 31, 1995                                                                     PNC             COMPASS
(UNAUDITED)                                                                     MUNICIPAL         MUNICIPAL
                                                                              MONEY MARKET          MONEY         PRO-FORMA
                                                                                PORTFOLIO           FUND           COMBINED
                                                                              -------------       -----------      --------
HAWAII REFUNDING TOPSTAR CUSTODIAL RECEIPTS                                        5,400,000                0          5,400,000
HAWAII ST BUDGET(MB$)                                                                      0        1,900,000          1,900,000
HENRICO CNTY, VA (M1/D)                                                                    0          400,000            400,000
HOWARD COUNTY, MD (MB$)                                                                    0          300,000            300,000
IDAHO HSG. FIN. AUTH  RB                                                                   0        1,500,000          1,500,000
ILLINOIS DEVELOPMENT FINANCE AUTHORITY                                             2,600,000                0          2,600,000
ILLINOIS DEVELOPMENT FINANCE AUTHORITY                                             3,410,000                0          3,410,000
ILLINOIS EDUCATION FACILITIES AUTHORITY                                            3,000,000                0          3,000,000
ILLINOIS HEALTH FACILITIES AUTHORITY                                               1,000,000                0          1,000,000
ILLINOIS HEALTH FACILITIES AUTHORITY                                               3,000,000                0          3,000,000
INDIANA STATE HOUSING FINANCE AUTHORITY                                            1,290,000                0          1,290,000
JEFFERSON, CO (GO)                                                                         0          451,709            451,709
KANSAS CITY IDA                                                                    1,400,000                0          1,400,000
KANSAS CITY, MO                                                                            0        2,000,000          2,000,000
LAWRENCE COUNTY PCR                                                                5,700,000                0          5,700,000
LEHIGH, PA(MB$)                                                                            0          900,000            900,000
LOS ANGELES COUNTY SERIES 1994 TRAN                                                4,006,171                0          4,006,171
LOS ANGELES COUNTY SERIES 1994 TRAN                                                3,001,019                0          3,001,019
LOUISIANA GO TOPSTAR CUSTODIAL RECEIPTS                                            3,000,000                0          3,000,000
MARION CNTY  (MW/W) (AMT)                                                                  0        1,800,000          1,800,000
MARYLAND HLTH. (TECP)                                                                      0        1,000,000          1,000,000
MAYSVILLE SOLID WASTE DISPOSAL FACILITIES                                          1,000,000                0          1,000,000
MERCER COUNTY UNITED POWER ASSOCIATION PROJECT                                     2,000,000                0          2,000,000
MICHIGAN STATE IDA (MW/W)                                                                  0        1,000,000          1,000,000
MINNEAPOLIS ST PAUL MN RB                                                                  0          985,000            985,000
MISSOURI STATE  (RB)                                                                       0          500,000            500,000
MONTANA STATE AMT                                                                          0          900,000            900,000
MONTGOMERY CNTY, OH (BAN)                                                                  0        1,000,378          1,000,378
MONTGOMERY COUNTY PUBLIC BUILDING AUTHORITY GO                                     3,000,000                0          3,000,000
MONT. TWP. NJ (TANS)                                                                       0        1,503,937          1,503,937
MUNICIPAL ASSOCIATION POOLED BONDS                                                 1,020,000                0          1,020,000
MUSKOGEE INDUSTRIAL TRUST PCR                                                      3,000,000                0          3,000,000
NASSAU CNTY, NY (BANS)                                                                     0        1,006,277          1,006,277
NEW HAMPSHIRE HIGHER EDUCATION & HEALTH FACILITIES                                 4,900,000                0          4,900,000
NEW HAMPSHIRE STATE IDA SOLID WASTE DISPOSAL FACILITY                              9,700,000                0          9,700,000
NEW JERSEY SERIES 1994A TRAN                                                       2,003,789                0          2,003,789
NEW YORK CITY GO SERIES 1995B DN                                                   8,000,000                0          8,000,000
NEW YORK, NY                                                                               0          498,656            498,656
NORTH CAROLINA EASTERN MUNICIPAL POWER AGENCY                                      1,650,000                0          1,650,000
NORTH CAROLINA MEDICAL CARE COMMISSION HOSPITAL                                    1,700,000                0          1,700,000
NORTHVILLE IDA (THRIFTY NORTHVILLE PROJECT)                                        2,000,000                0          2,000,000
OAK CREEK PCRB                                                                     2,700,000                0          2,700,000
OHIO STATE  (GO)                                                                           0        1,002,412          1,002,412
PA HIGHER ED (MB/W) AMT                                                                    0          400,000            400,000
PETERSBURG POLUTION CONTROL REVENUE BOND                                           2,700,000                0          2,700,000
PHILADELPHIA HOSP. (RB)                                                                    0          535,000            535,000

PNC MUNICIPAL MONEY MARKET PORTFOLIO
COMPASS MUNICIPAL MONEY FUND                                                                                  PAR (000)
PRO-FORMA SCHEDULE OF INVESTMENTS                                                              -----------------------------------
MARCH 31, 1995                                                                                      PNC        COMPASS
(UNAUDITED)                                                                                      MUNICIPAL    MUNICIPAL
                                                                                               MONEY MARKET     MONEY   PRO-FORMA
                                                                         RATE       MATURITY     PORTFOLIO      FUND     COMBINED
                                                                         -----      --------   -----------     -------  ---------
PHOENIX IDA MULTIFAMILY HOUSING                                            4.05      04/07/95             75          0         75
PLAQUMINES PORT HARBOR FACILITY                                            4.00      04/26/95          2,525          0      2,525
PORT CITY MEDICAL CLINIC BOARD OF MOBILE                                   4.10      05/09/95          2,600          0      2,600
PORT CITY MEDICAL CLINIC BOARD OF MOBILE                                   4.00      05/01/95          1,000          0      1,000
PUERTO RICO  (TECP)                                                        3.90      04/07/95              0      1,000      1,000
PUTNAM COUNTY DEVELOPMENT AUTHORITY                                        4.25      06/15/95          2,000          0      2,000
RICHMOND VA.  (RANS)                                                       5.50      06/30/95              0      1,000      1,000
SALT LAKE CITY POOLED HOSPITAL                                             4.15      04/10/95          5,705          0      5,705
SAYRE HEALTH CARE (MB/W)                                                   4.00      04/07/95              0        800        800
SAYRE, PA (MB/W)                                                           4.00      04/07/95              0        800        800
SCHUYLKILL CO., PA (M1/D)                                                  4.60      04/03/95              0      1,100      1,100
SOUTH DAKOTE HOUSING AUTHORITY                                             4.95      12/13/95          2,000          0      2,000
SULIVAN FLOATING FIXED RATE MUNICIPAL BOND                                 4.15      04/07/95          1,110          0      1,110
TEXAS PUBLIC FINANCE AUTHORITY                                             4.40      04/03/95          4,000          0      4,000
TEXAS SERIES 1994 TRAN                                                     5.00      08/31/95          2,000          0      2,000
TEXAS STATE (TRAN)                                                         5.00      08/31/95              0      2,000      2,000
TURNER CO., GA (MB$)                                                       4.05      04/03/95              0        200        200
UNIVERSITY OF MINNESOTA                                                    4.50      08/01/95          3,000          0      3,000
UNIVERSITY OF MINNESOTA                                                    4.25      05/15/95          2,000          0      2,000
UTAH HOUSING FINANCE AGENCY                                                4.25      04/07/95          5,500          0      5,500
UTAH STATE HOUSING AMT RB                                                  4.80      08/01/95              0      1,160      1,160
VALDEZ MARINE TERMINAL REFUNDING BOND                                      4.30      05/01/95          2,125          0      2,125
VALDEZ MARINE TERMINAL REFUNDING BOND                                      4.25      05/05/95          1,000          0      1,000
VILLAGE OF NORTH AURORA IDA                                                4.30      04/07/95          2,000          0      2,000
VIRGINIA HOUSING AUTHORITY                                                 4.20      05/11/95          2,500          0      2,500
VIRGINIA STATE TRANS (RB)                                                  5.80      05/15/95              0      1,000      1,000
WASHINGTON PUBLIC POWER SUPPLY SYSTEM                                      4.25      04/07/95         10,400          0     10,400
WISCONSIN ST. (GO)                                                         6.10      05/01/95              0      1,000      1,000
WIS. HSG. AMT                                                              4.60      04/03/95              0      1,500      1,500

TOTAL INVESTMENTS


PNC MUNICIPAL MONEY MARKET PORTFOLIO
COMPASS MUNICIPAL MONEY FUND                                                               VALUE AT MARCH 31, 1995
PRO-FORMA SCHEDULE OF INVESTMENTS                                             ---------------------------------------------------
MARCH 31, 1995                                                                     PNC             COMPASS
(UNAUDITED)                                                                     MUNICIPAL         MUNICIPAL
                                                                              MONEY MARKET          MONEY         PRO-FORMA
                                                                                PORTFOLIO           FUND           COMBINED
                                                                              -------------       -----------      --------
PHOENIX IDA MULTIFAMILY HOUSING                                                       75,000                0             75,000
PLAQUMINES PORT HARBOR FACILITY                                                    2,525,000                0          2,525,000
PORT CITY MEDICAL CLINIC BOARD OF MOBILE                                           2,600,000                0          2,600,000
PORT CITY MEDICAL CLINIC BOARD OF MOBILE                                           1,000,000                0          1,000,000
PUERTO RICO  (TECP)                                                                        0        1,000,000          1,000,000
PUTNAM COUNTY DEVELOPMENT AUTHORITY                                                2,000,000                0          2,000,000
RICHMOND VA.  (RANS)                                                                       0        1,002,614          1,002,614
SALT LAKE CITY POOLED HOSPITAL                                                     5,705,000                0          5,705,000
SAYRE HEALTH CARE (MB/W)                                                                   0          800,000            800,000
SAYRE, PA (MB/W)                                                                           0          800,000            800,000
SCHUYLKILL CO., PA (M1/D)                                                                  0        1,100,000          1,100,000
SOUTH DAKOTE HOUSING AUTHORITY                                                     2,000,000                0          2,000,000
SULIVAN FLOATING FIXED RATE MUNICIPAL BOND                                         1,110,000                0          1,110,000
TEXAS PUBLIC FINANCE AUTHORITY                                                     4,000,000                0          4,000,000
TEXAS SERIES 1994 TRAN                                                             2,002,073                0          2,002,073
TEXAS STATE (TRAN)                                                                         0        2,006,012          2,006,012
TURNER CO., GA (MB$)                                                                       0          200,000            200,000
UNIVERSITY OF MINNESOTA                                                            3,000,000                0          3,000,000
UNIVERSITY OF MINNESOTA                                                            2,000,000                0          2,000,000
UTAH HOUSING FINANCE AGENCY                                                        5,500,000                0          5,500,000
UTAH STATE HOUSING AMT RB                                                                  0        1,160,000          1,160,000
VALDEZ MARINE TERMINAL REFUNDING BOND                                              2,125,000                0          2,125,000
VALDEZ MARINE TERMINAL REFUNDING BOND                                              1,000,000                0          1,000,000
VILLAGE OF NORTH AURORA IDA                                                        2,000,000                0          2,000,000
VIRGINIA HOUSING AUTHORITY                                                         2,500,000                0          2,500,000
VIRGINIA STATE TRANS (RB)                                                                  0        1,001,513          1,001,513
WASHINGTON PUBLIC POWER SUPPLY SYSTEM                                             10,400,000                0         10,400,000
WISCONSIN ST. (GO)                                                                         0        1,001,369          1,001,369
WIS. HSG. AMT                                                                              0        1,500,000          1,500,000

TOTAL INVESTMENTS                                                               $224,892,411      $47,292,316       $272,184,727
                                                                                ============      ===========       ============


See Accompanying Notes to Proforma Financial Statements

PNC PENNSYLVANIA MUNICIPAL MONEY MARKET PORTFOLIO
COMPASS PENNSYLVANIA MUNICIPAL MONEY FUND                                               PAR (000)
PRO-FORMA SCHEDULE OF INVESTMENTS                                 ------------------------------------------------
MARCH 31, 1995                                                         PNC              COMPASS
                                                                  PENNSYLVANIA       PENNSYLVANIA
(UNAUDITED)                                                         MUNICIPAL          MUNICIPAL
                                                                  MONEY MARKET           MONEY        PRO-FORMA
                                          RATE      MATURITY        PORTFOLIO            FUND          COMBINED
                                          -----     ---------     ---------------    ------------     -----------
ALLEGHENY COUNTY, PA                      4.03 %      04/07/95               $360                 $0         $360
ALLEGHENY COUNTY, PA                      3.70        06/01/95                  0              1,075        1,075
ALLEGHENY COUNTY, PA                      4.10        07/03/95                  0              1,000        1,000
ALLEGHENY COUNTY, PA                      4.80        10/17/95              2,000                  0        2,000
ALLEGHENY COUNTY, PA                      4.75        11/30/95              6,000                  0        6,000
ALLEGHENY COUNTY, PA                      4.40        12/07/95              5,000                  0        5,000
BEAVER COUNTY IDA PCRB                    4.25        04/07/95              9,600                500       10,100
BEAVER COUNTY IDA PCRB                    4.35        04/13/95              1,500                  0        1,500
BEAVER COUNTY IDA PCRB                    4.20        05/03/95              3,250                  0        3,250
BEAVER COUNTY IDA PCRB                    4.00        05/12/95              2,500                  0        2,500
BEAVER COUNTY IDA PCRB                    4.30        05/12/95              2,000                  0        2,000
BEAVER COUNTY IDA PCRB                    4.45        05/12/95                300                  0          300
BEAVER COUNTY IDA PCRB                    4.35        08/09/95              4,900                  0        4,900
BEDFORD COUNTY IDA IDRB                   4.05        04/07/95              2,000                  0        2,000
BERKS CNTY PA                             4.10        04/03/95                  0                700          700
BERKS CNTY PA                             4.20        04/07/95                300                  0          300
BLACKHAWK, PENN (GO)                      6.35        07/15/95                  0                495          495
BRADFORD COUNTY IDA                       4.10        04/03/95              2,200                  0        2,200
BRAZOS RVR, TX AMT (M1/D)                 4.75        04/07/95                  0                500          500
BUCKS COUNTY IDA                          4.15        04/07/95              1,300                  0        1,300
BUCKS COUNTY IDA                          4.25        04/07/95              1,505                  0        1,505
CAMBRIA COUNTY IDA                        4.25        04/07/95              6,200                  0        6,200
CARBON COUNTY IDA RESOURCE RECOVERY       4.00        05/11/95                  0                500          500
CARBON COUNTY IDA RESOURCE RECOVERY       4.15        04/10/95                300                  0          300
CARBON COUNTY IDA RESOURCE RECOVERY       4.20        04/12/95              2,000                  0        2,000
CARBON COUNTY IDA RESOURCE RECOVERY       4.35        04/13/95              2,000                  0        2,000
CARBON COUNTY IDA RESOURCE RECOVERY       4.00        05/09/95                500                  0          500
CARBON COUNTY IDA RESOURCE RECOVERY       3.95        05/10/95                750                  0          750
CARBON COUNTY IDA RESOURCE RECOVERY       4.45        05/12/95              2,810                  0        2,810
CARBON COUNTY IDA RESOURCE RECOVERY       4.30        05/26/95              1,200                  0        1,200
CARBON COUNTY IDA RESOURCE RECOVERY       4.15        06/09/95              1,355                  0        1,355
CARBON COUNTY IDA RESOURCE RECOVERY       4.35        08/08/95              2,550                  0        2,550
CARBON COUNTY IDA RESOURCE RECOVERY       4.35        08/09/95              1,400                  0        1,400
CARBON COUNTY IDA RESOURCE RECOVERY       4.40        08/15/95              5,000                  0        5,000
CHARTIERS VALLEY, PA                      4.00        04/03/95                  0                200          200
CHESTER CNTY, PA  (M1/W)                  4.20        04/07/95                  0              1,200        1,200
CITY OF PHILA. (TRAN)                     4.75        06/15/95                  0              1,000        1,000
COMMONWEALTH PA                           5.50        11/15/95                  0              1,000        1,000
CONNEAUT PA. (GO)                         9.75        05/01/95                  0                600          600
CUMBERLAND COUNTY IDA                     4.75        04/07/95              1,000                  0        1,000
CUMBERLAND COUNTY MUNI AUTHORITY          4.13        04/07/95              6,000                  0        6,000
DELAWARE CNTY PA                          4.45        04/07/95                  0                700          700
DELAWARE COUNTY IDA MB                    3.75        05/11/95              1,000                  0        1,000
DELAWARE COUNTY IDA PCRB                  4.25        04/07/95              6,500                  0        6,500
DELAWARE COUNTY IDA PCRB                  4.30        04/07/95              9,900              1,900       11,800
DELAWARE COUNTY IDA PCRB                  4.60        04/07/95                  0                600          600
DELAWARE COUNTY IDA PCRB                  4.30        04/21/95              2,000                  0        2,000


PNC PENNSYLVANIA MUNICIPAL MONEY MARKET PORTFOLIO
COMPASS PENNSYLVANIA MUNICIPAL MONEY FUND                   VALUE AT MARCH 31, 1995
PRO-FORMA SCHEDULE OF INVESTMENTS              --------------------------------------------------
MARCH 31, 1995                                      PNC             COMPASS
                                               PENNSYLVANIA       PENNSYLVANIA
(UNAUDITED)                                      MUNICIPAL         MUNICIPAL
                                               MONEY MARKET          MONEY         PRO-FORMA
                                                 PORTFOLIO            FUND          COMBINED
                                               --------------   --------------    -------------
ALLEGHENY COUNTY, PA                                 $360,000                $0         $360,000
ALLEGHENY COUNTY, PA                                        0         1,075,000        1,075,000
ALLEGHENY COUNTY, PA                                        0           999,737          999,737
ALLEGHENY COUNTY, PA                                2,000,000                 0        2,000,000
ALLEGHENY COUNTY, PA                                6,000,000                 0        6,000,000
ALLEGHENY COUNTY, PA                                5,000,000                 0        5,000,000
BEAVER COUNTY IDA PCRB                              9,600,000           500,000       10,100,000
BEAVER COUNTY IDA PCRB                              1,500,000                 0        1,500,000
BEAVER COUNTY IDA PCRB                              3,250,000                 0        3,250,000
BEAVER COUNTY IDA PCRB                              2,500,000                 0        2,500,000
BEAVER COUNTY IDA PCRB                              2,000,000                 0        2,000,000
BEAVER COUNTY IDA PCRB                                300,000                 0          300,000
BEAVER COUNTY IDA PCRB                              4,900,000                 0        4,900,000
BEDFORD COUNTY IDA IDRB                             2,000,000                 0        2,000,000
BERKS CNTY PA                                               0           700,000          700,000
BERKS CNTY PA                                         300,000                 0          300,000
BLACKHAWK, PENN (GO)                                        0           497,729          497,729
BRADFORD COUNTY IDA                                 2,200,000                 0        2,200,000
BRAZOS RVR, TX AMT (M1/D)                                   0           500,000          500,000
BUCKS COUNTY IDA                                    1,300,000                 0        1,300,000
BUCKS COUNTY IDA                                    1,505,000                 0        1,505,000
CAMBRIA COUNTY IDA                                  6,200,000                 0        6,200,000
CARBON COUNTY IDA RESOURCE RECOVERY                         0           500,000          500,000
CARBON COUNTY IDA RESOURCE RECOVERY                   300,000                 0          300,000
CARBON COUNTY IDA RESOURCE RECOVERY                 2,000,000                 0        2,000,000
CARBON COUNTY IDA RESOURCE RECOVERY                 2,000,000                 0        2,000,000
CARBON COUNTY IDA RESOURCE RECOVERY                   500,000                 0          500,000
CARBON COUNTY IDA RESOURCE RECOVERY                   750,000                 0          750,000
CARBON COUNTY IDA RESOURCE RECOVERY                 2,810,000                 0        2,810,000
CARBON COUNTY IDA RESOURCE RECOVERY                 1,200,000                 0        1,200,000
CARBON COUNTY IDA RESOURCE RECOVERY                 1,355,000                 0        1,355,000
CARBON COUNTY IDA RESOURCE RECOVERY                 2,550,000                 0        2,550,000
CARBON COUNTY IDA RESOURCE RECOVERY                 1,400,000                 0        1,400,000
CARBON COUNTY IDA RESOURCE RECOVERY                 5,000,000                 0        5,000,000
CHARTIERS VALLEY, PA                                        0           200,000          200,000
CHESTER CNTY, PA  (M1/W)                                    0         1,200,000        1,200,000
CITY OF PHILA. (TRAN)                                       0         1,001,784        1,001,784
COMMONWEALTH PA                                             0         1,005,940        1,005,940
CONNEAUT PA. (GO)                                           0           602,641          602,641
CUMBERLAND COUNTY IDA                               1,000,000                 0        1,000,000
CUMBERLAND COUNTY MUNI AUTHORITY                    6,000,000                 0        6,000,000
DELAWARE CNTY PA                                            0           700,000          700,000
DELAWARE COUNTY IDA MB                              1,000,000                 0        1,000,000
DELAWARE COUNTY IDA PCRB                            6,500,000                 0        6,500,000
DELAWARE COUNTY IDA PCRB                            9,900,000         1,900,000       11,800,000
DELAWARE COUNTY IDA PCRB                                    0           600,000          600,000
DELAWARE COUNTY IDA PCRB                            2,000,000                 0        2,000,000

PNC PENNSYLVANIA MUNICIPAL MONEY MARKET PORTFOLIO
COMPASS PENNSYLVANIA MUNICIPAL MONEY FUND                                              PAR (000)
PRO-FORMA SCHEDULE OF INVESTMENTS                                 -------------------------------------------------
MARCH 31, 1995                                                         PNC              COMPASS
                                                                  PENNSYLVANIA       PENNSYLVANIA
(UNAUDITED)                                                         MUNICIPAL          MUNICIPAL
                                                                  MONEY MARKET           MONEY        PRO-FORMA
                                          RATE      MATURITY        PORTFOLIO            FUND          COMBINED
                                          -----     ---------     ---------------    ------------     -----------
DELAWARE COUNTY IDA PCRB                  4.00        05/01/95                900                  0          900
DELAWARE COUNTY IDA PCRB                  4.20        05/11/95              4,200                  0        4,200
DELAWARE COUNTY IDA PCRB                  4.00        05/19/95              1,300                  0        1,300
DELAWARE CTY (M1/D)                       4.45        04/07/95                  0              2,000        2,000
EAST HEMPFIELD TOWNSHIP IDA               4.25        04/07/95                500                  0          500
EMMAUS GENERAL AUTHORITY                  4.25        04/07/95             15,400                  0       15,400
HARRISBURG REDEVELOPMENT AUTHORITY        3.95        04/07/95              4,500                  0        4,500
LEHIGH COUNTY AUTHORITY                   4.10        04/07/95              6,725                  0        6,725
LEHIGH COUNTY IDA PCRB                    4.15        04/07/95                100                  0          100
LEHIGH, PA                                4.00        04/07/95                  0                900          900
LITTLESTOWN IDA                           4.30        04/07/95              2,000                  0        2,000
LUZERNE, PA (MW/W) AMT                    4.20        04/01/98                  0                500          500
MONTGOMERY COUNTY IDA                     4.10        04/07/95              4,800                  0        4,800
MONTGOMERY COUNTY IDA                     3.85        04/27/95              1,000                  0        1,000
MONTGOMERY COUNTY IDA                     4.13        04/07/95                  0                500          500
MONTGOMERY COUNTY IDA                     4.20        04/07/95              2,800                  0        2,800
MONTGOMERY COUNTY IDA                     4.25        05/04/95                  0              2,000        2,000
MONTGOMERY COUNTY IDA                     3.90        06/01/95              2,000                  0        2,000
NORTHAMPTON COUNTY IDA IDRB               4.00        06/08/95              2,000                  0        2,000
NORTHEASTERN, PA (TECP)                   4.10        04/07/95              4,000                  0        4,000
NORTHEASTERN, PA (TECP)                   4.10        04/13/95                  0                600          600
NORTHUMBERLAND COUNTY IDA                 4.40        04/07/95              4,590                  0        4,590
PA HSG. FIN. AGY. AMT  RB                 3.80        04/03/95                  0                500          500
PA STATE  (TANS)                          4.75        06/30/95                  0              2,000        2,000
PA STATE HIGHER ED  (RB)                  6.40        05/01/95                  0                585          585
PENN STATE HIGHER ED (RB)                 6.50        05/01/95                  0                250          250
PENN STATE (GO)                           4.80        06/15/95                  0              2,000        2,000
PENNSYLVANIA COMMONWEALTH TANS            4.75        06/30/95             15,850                  0       15,850
PENNSYLVANIA ENERGY AUTHORITY             4.25        04/05/95              6,550                  0        6,550
PENNSYLVANIA ENERGY AUTHORITY             4.25        04/07/95              9,090                710        9,800
PENNSYLVANIA HIGHER EDUCATION             3.24        04/03/95              2,000                  0        2,000
PENNSYLVANIA HIGHER EDUCATION             4.20        04/05/95              5,000                  0        5,000
PENNSYLVANIA HIGHER EDUCATION             3.85        04/07/95              1,500                  0        1,500
PENNSYLVANIA HIGHER EDUCATION             4.20        04/07/95             16,920              1,700       18,620
PENNSYLVANIA STATE (GO)                   3.00        05/01/95                  0                825          825
PENN. HSG. (AMT)                          4.88        04/01/96                  0              2,000        2,000
PENN. STATE (GO)                          5.70        08/01/95                  0                375          375
PENN. STATE (GO)                          6.50        05/01/95                  0                500          500
PENN. STATE (GO)                          6.50        06/01/95                  0                500          500
PENN. STATE. (GO)                         5.70        08/01/95                  0                625          625
PENN. ST. IDA                             5.00        01/01/96                  0              1,250        1,250
PHIL PA. SCH. DIST                        3.75        07/01/95                  0              1,000        1,000
PHILA PA AUTH IDA (MB/TH)                 4.20        04/03/95                  0                600          600
PHILADELPHIA AUTHORITY IDRB               4.15        04/07/95              1,400                  0        1,400
PHILADELPHIA GAS WORKS TECP               3.85        05/09/95              1,800                  0        1,800
PHILADELPHIA GAS WORKS TECP               4.00        08/01/95              6,000                  0        6,000
PHILADELPHIA GO                           4.15        04/06/95              5,000                  0        5,000


PNC PENNSYLVANIA MUNICIPAL MONEY MARKET PORTFOLIO
COMPASS PENNSYLVANIA MUNICIPAL MONEY FUND                   VALUE AT MARCH 31, 1995
PRO-FORMA SCHEDULE OF INVESTMENTS              ---------------------------------------------------
MARCH 31, 1995                                      PNC             COMPASS
                                               PENNSYLVANIA       PENNSYLVANIA
(UNAUDITED)                                      MUNICIPAL         MUNICIPAL
                                               MONEY MARKET          MONEY         PRO-FORMA
                                                 PORTFOLIO            FUND          COMBINED
                                               --------------   --------------    -------------
DELAWARE COUNTY IDA PCRB                              900,000                 0          900,000
DELAWARE COUNTY IDA PCRB                            4,200,000                 0        4,200,000
DELAWARE COUNTY IDA PCRB                            1,300,000                 0        1,300,000
DELAWARE CTY (M1/D)                                         0         2,000,000        2,000,000
EAST HEMPFIELD TOWNSHIP IDA                           500,000                 0          500,000
EMMAUS GENERAL AUTHORITY                           15,400,000                 0       15,400,000
HARRISBURG REDEVELOPMENT AUTHORITY                  4,500,000                 0        4,500,000
LEHIGH COUNTY AUTHORITY                             6,725,000                 0        6,725,000
LEHIGH COUNTY IDA PCRB                                100,000                 0          100,000
LEHIGH, PA                                                  0           900,000          900,000
LITTLESTOWN IDA                                     2,000,000                 0        2,000,000
LUZERNE, PA (MW/W) AMT                                      0           500,000          500,000
MONTGOMERY COUNTY IDA                               4,800,000                 0        4,800,000
MONTGOMERY COUNTY IDA                               1,000,000                 0        1,000,000
MONTGOMERY COUNTY IDA                                       0           500,000          500,000
MONTGOMERY COUNTY IDA                               2,800,000                 0        2,800,000
MONTGOMERY COUNTY IDA                                       0         2,000,000        2,000,000
MONTGOMERY COUNTY IDA                               2,000,000                 0        2,000,000
NORTHAMPTON COUNTY IDA IDRB                         2,000,000                 0        2,000,000
NORTHEASTERN, PA (TECP)                             4,000,000                 0        4,000,000
NORTHEASTERN, PA (TECP)                                     0           600,000          600,000
NORTHUMBERLAND COUNTY IDA                           4,590,000                 0        4,590,000
PA HSG. FIN. AGY. AMT  RB                                   0           500,000          500,000
PA STATE  (TANS)                                            0         2,003,439        2,003,439
PA STATE HIGHER ED  (RB)                                    0           586,334          586,334
PENN STATE HIGHER ED (RB)                                   0           250,526          250,526
PENN STATE (GO)                                             0         2,001,535        2,001,535
PENNSYLVANIA COMMONWEALTH TANS                     15,879,627                 0       15,879,627
PENNSYLVANIA ENERGY AUTHORITY                       6,550,000                 0        6,550,000
PENNSYLVANIA ENERGY AUTHORITY                       9,090,000           710,000        9,800,000
PENNSYLVANIA HIGHER EDUCATION                       2,000,000                 0        2,000,000
PENNSYLVANIA HIGHER EDUCATION                       5,000,000                 0        5,000,000
PENNSYLVANIA HIGHER EDUCATION                       1,500,000                 0        1,500,000
PENNSYLVANIA HIGHER EDUCATION                      16,920,000         1,700,000       18,620,000
PENNSYLVANIA STATE (GO)                                     0           824,734          824,734
PENN. HSG. (AMT)                                            0         2,000,000        2,000,000
PENN. STATE (GO)                                            0           375,679          375,679
PENN. STATE (GO)                                            0           500,578          500,578
PENN. STATE (GO)                                            0           501,233          501,233
PENN. STATE. (GO)                                           0           626,132          626,132
PENN. ST. IDA                                               0         1,255,277        1,255,277
PHIL PA. SCH. DIST                                          0           999,129          999,129
PHILA PA AUTH IDA (MB/TH)                                   0           600,000          600,000
PHILADELPHIA AUTHORITY IDRB                         1,400,000                 0        1,400,000
PHILADELPHIA GAS WORKS TECP                         1,800,000                 0        1,800,000
PHILADELPHIA GAS WORKS TECP                         6,000,000                 0        6,000,000
PHILADELPHIA GO                                     5,000,000                 0        5,000,000

PNC PENNSYLVANIA MUNICIPAL MONEY MARKET PORTFOLIO
COMPASS PENNSYLVANIA MUNICIPAL MONEY FUND                                              PAR (000)
PRO-FORMA SCHEDULE OF INVESTMENTS                                 -----------------------------------------------
MARCH 31, 1995                                                         PNC              COMPASS
                                                                  PENNSYLVANIA       PENNSYLVANIA
(UNAUDITED)                                                         MUNICIPAL          MUNICIPAL
                                                                  MONEY MARKET           MONEY        PRO-FORMA
                                          RATE      MATURITY        PORTFOLIO            FUND          COMBINED
                                          -----     ---------     ---------------    ------------     -----------
PHILADELPHIA GO                           4.05        06/09/95              1,000                  0        1,000
PHILADELPHIA HOSPITAL                     4.20        04/07/95              2,400                  0        2,400
PHILADELPHIA IDA                          3.50        04/07/95              3,000                  0        3,000
PHILADELPHIA TRAN                         4.75        06/15/95              1,000                  0        1,000
PHILADELPHIA TRAN                         4.75        06/30/95                  0              1,000        1,000
PHILA., PA HOSPITALS                      3.75        05/01/95                  0                390          390
PITTSBURGH RB                             6.40        10/01/95                  0                500          500
PUERTO RICO GOVERNMENT DEV                4.10        04/07/95                500                  0          500
PUERTO RICO INDUSTRIAL                    4.05        04/07/95              2,800                  0        2,800
PUERTO RICO INDUSTRIAL                    4.20        04/13/95              1,700                  0        1,700
PUERTO RICO INDUSTRIAL                    3.85        04/19/95              8,800                  0        8,800
PUERTO RICO INDUSTRIAL                    3.95        05/01/95              1,000                  0        1,000
PUERTO RICO INDUSTRIAL                    4.00        09/01/95                600                  0          600
QUAKERTOWN, PA (MB)                       4.05        04/07/95              2,900                  0        2,900
QUAKERTOWN, PA (MB)                       4.15        04/07/95                  0                300          300
RADNOR TOWNSHIP GO TRAN                   6.00        12/29/95              1,500                  0        1,500
SAYRE HEALTH CARE FACILITY                4.00        04/07/95             20,235              1,200       21,435
SCHUYKILL COUNTY IDA                      4.60        04/03/95             22,600              2,800       25,400
SCHUYKILL COUNTY IDA                      4.25        04/07/95              8,700                  0        8,700
ST MARY HOSP AUTH  (M1/D)                 4.60        04/03/95                900                600        1,500
UNIVERSITY OF PITTSBURGH                  3.90        04/07/95                500                  0          500
VENANGO IDA RESOURCE RECOVERY             4.15        04/10/95                910                  0          910
VENANGO IDA RESOURCE RECOVERY             4.35        04/13/95              3,150                  0        3,150
VENANGO IDA RESOURCE RECOVERY             4.00        05/09/95              1,475                  0        1,475
VENANGO IDA RESOURCE RECOVERY             4.30        05/12/95                950                  0          950
VENANGO IDA RESOURCE RECOVERY             4.45        05/12/95              1,300                  0        1,300
VENANGO IDA RESOURCE RECOVERY             4.15        06/09/95              1,300                  0        1,300
VENANGO IDA RESOURCE RECOVERY             4.30        08/04/95              2,300                  0        2,300
VENANGO IDA RESOURCE RECOVERY             4.35        08/09/95              1,500                  0        1,500
WASHINGTON COUNTY AUTHORITY               4.25        04/05/95              4,400                  0        4,400
W. CORNWALL, PA (MW/W)                    4.37        04/07/95                  0              1,000        1,000
W. WAYNE, PA (GO)                         6.65        10/15/95                  0              1,000        1,000
YORK COUNTY IDA PCRB                      4.15        04/07/95              2,000                  0        2,000

TOTAL INVESTMENTS


PNC PENNSYLVANIA MUNICIPAL MONEY MARKET PORTFOLIO
COMPASS PENNSYLVANIA MUNICIPAL MONEY FUND                   VALUE AT MARCH 31, 1995
PRO-FORMA SCHEDULE OF INVESTMENTS              ---------------------------------------------------
MARCH 31, 1995                                      PNC             COMPASS
                                               PENNSYLVANIA       PENNSYLVANIA
(UNAUDITED)                                      MUNICIPAL         MUNICIPAL
                                               MONEY MARKET          MONEY         PRO-FORMA
                                                 PORTFOLIO            FUND          COMBINED
                                               --------------   --------------    -------------
PHILADELPHIA GO                                     1,000,000                 0        1,000,000
PHILADELPHIA HOSPITAL                               2,400,000                 0        2,400,000
PHILADELPHIA IDA                                    3,000,000                 0        3,000,000
PHILADELPHIA TRAN                                   1,001,405                 0        1,001,405
PHILADELPHIA TRAN                                           0         1,000,417        1,000,417
PHILA., PA HOSPITALS                                        0           390,000          390,000
PITTSBURGH RB                                               0           504,194          504,194
PUERTO RICO GOVERNMENT DEV                            500,000                 0          500,000
PUERTO RICO INDUSTRIAL                              2,800,000                 0        2,800,000
PUERTO RICO INDUSTRIAL                              1,700,000                 0        1,700,000
PUERTO RICO INDUSTRIAL                              8,800,000                 0        8,800,000
PUERTO RICO INDUSTRIAL                              1,000,000                 0        1,000,000
PUERTO RICO INDUSTRIAL                                600,245                 0          600,245
QUAKERTOWN, PA (MB)                                 2,900,000                 0        2,900,000
QUAKERTOWN, PA (MB)                                         0           300,000          300,000
RADNOR TOWNSHIP GO TRAN                             1,510,675                 0        1,510,675
SAYRE HEALTH CARE FACILITY                         20,235,000         1,200,000       21,435,000
SCHUYKILL COUNTY IDA                               22,600,000         2,800,000       25,400,000
SCHUYKILL COUNTY IDA                                8,700,000                 0        8,700,000
ST MARY HOSP AUTH  (M1/D)                             900,000           600,000        1,500,000
UNIVERSITY OF PITTSBURGH                              500,000                 0          500,000
VENANGO IDA RESOURCE RECOVERY                         910,000                 0          910,000
VENANGO IDA RESOURCE RECOVERY                       3,150,000                 0        3,150,000
VENANGO IDA RESOURCE RECOVERY                       1,475,000                 0        1,475,000
VENANGO IDA RESOURCE RECOVERY                         950,000                 0          950,000
VENANGO IDA RESOURCE RECOVERY                       1,300,000                 0        1,300,000
VENANGO IDA RESOURCE RECOVERY                       1,300,000                 0        1,300,000
VENANGO IDA RESOURCE RECOVERY                       2,300,000                 0        2,300,000
VENANGO IDA RESOURCE RECOVERY                       1,500,000                 0        1,500,000
WASHINGTON COUNTY AUTHORITY                         4,400,000                 0        4,400,000
W. CORNWALL, PA (MW/W)                                      0         1,000,000        1,000,000
W. WAYNE, PA (GO)                                           0         1,012,388        1,012,388
YORK COUNTY IDA PCRB                                2,000,000                 0        2,000,000

TOTAL INVESTMENTS                                $324,566,952       $42,724,427     $367,291,379
                                                 ============       ===========     ============


See Accompanying Notes to Proforma Financial Statements

PNC MONEY MARKET PORTFOLIO
COMPASS CASH RESERVE FUND
PRO-FORMA SCHEDULE OF INVESTMENTS
MARCH 31, 1995
(UNAUDITED)                                                                              PAR (000)
                                                                        -----------------------------------------
                                                                            PNC           COMPASS
                                                                        MONEY MARKET   CASH RESERVE   PRO-FORMA
                         SECURITY DESCRIPTION      RATE      MATURITY     PORTFOLIO        FUND        COMBINED
                         ---------------------    -----     ---------  --------------  ------------  -----------
ABN/AMRO CANADA  YCP                                6.14 %    06/16/95             $0        $10,000     $10,000
ABN/AMRO CANADA  YCP                                6.15      06/28/95              0          5,000       5,000
AMEX BK-FR MTN                                      6.13      05/23/95              0         10,000      10,000
AMEX BK-FR MTN                                      6.13      01/26/96              0         10,000      10,000
AMRO N.A. FINANCE, INC.                             6.22      08/10/95         30,000              0      30,000
ASSOCIATES CORP NA  (MTN)                           4.19      05/05/95              0          2,000       2,000
AT&T CAP CORP   (CP)                                6.37      04/03/95              0         10,000      10,000
AT&T CORPORATION  CP                                6.08      05/16/95              0          5,000       5,000
BANK OF TOKYO TORONTO  TD                           6.13      04/28/95              0         10,000      10,000
BANQUE NATIONAL DE PARIS                            7.03      02/09/96         25,000              0      25,000
BANQUE PARIBAS                                      6.14      05/10/95         25,000              0      25,000
BEAR STEARNS TREASURY RATE NOTE                     6.03      04/04/95         15,000              0      15,000
BEAR STEARNS & CO. INC.                             6.04      04/04/95         45,000              0      45,000
BETA FINANCE INC.                                   5.65      04/04/95         10,000              0      10,000
BETA FN 144A MTN LQ                                 6.36      04/20/95              0         11,000      11,000
BOWATER PLC  CP                                     6.15      05/12/95              0          5,000       5,000
BROADWAY CAPITAL (4-2) CP                           6.42      04/07/95              0         12,000      12,000
CIBC NY  (YCD)                                      6.08      04/19/95              0         10,000      10,000
CIESCO L.P.                                         0.06      05/08/95         20,000              0      20,000
COMERICA BANK -DETROIT                              5.93      04/04/95         50,000              0      50,000
CORPORATE RECEIVABLES CORP.                         6.10      05/08/95         15,100              0      15,100
C.I.T. GROUP HOLDINGS, INC                          6.10      06/29/95         25,000              0      25,000
DEUTSCHE BANK FINC'L  YCP                           5.86      05/01/95              0          5,000       5,000
ELI LILLY & CO.                                     6.20      06/01/95         20,000              0      20,000
FCC NAT'L BANK, DEL  (T)                            6.02      01/19/96              0         10,000      10,000
FHLB                                                6.79      02/15/96              0         10,000      10,000
FIRST NATIONAL BANK CHICAGO                         6.31      04/03/95         45,000              0      45,000
FIRST NATIONAL BANK OF BOSTON                       6.16      06/26/95         25,000              0      25,000
FNMA DISC NOTE                                      0.00      07/11/95              0          5,000       5,000
FORD MOTOR CREDIT CORP CP                           6.24      04/28/95              0          9,500       9,500
FORD MOTOR CREDIT CORP.                             6.16      09/11/95         40,000              0      40,000
GE CAPITAL CORP  CP                                 6.48      04/13/95              0          5,000       5,000
GECC    MTN                                         6.55      03/25/96              0          5,000       5,000
GECC FR MTN                                         6.40      01/10/96              0         10,000      10,000
GENERAL MOTORS ACCEPTANCE CORP.                     6.08      04/07/95         25,000              0      25,000
GENERAL MOTORS ACCEPTANCE CORP.                     6.10      05/02/95         25,000              0      25,000
GOLDMAN SACHS GROUP L.P.                            6.44      04/08/95         47,000              0      47,000
GOLDMAN SACHS LIQUID 144A                           6.36      04/18/95              0         10,000      10,000
INDUSTRIAL BANK OF JAPAN                            6.28      04/28/95         25,000              0      25,000
INT'L LEASE FINANCE  YCP                            6.52      06/09/95              0         10,000      10,000
INT'L NEDERLANDEN YCP                               6.06      04/24/95              0          5,050       5,050
J. P. MORGAN SECURITIES, INC.                       6.18      04/10/95         55,000              0      55,000
LEHMAN BROTHERS HOLDINGS, INC.                      6.40      06/07/95         50,000              0      50,000
MCA FUNDING 4-2 LIQ  CP                             6.34      09/12/95              0          8,000       8,000
MCA FUNDING LIQ. 4-2 CP                             6.31      08/21/95              0          5,500       5,500
MCA FUNDING LIQ. 4-2 CP                             6.61      07/25/95              0          7,300       7,300


PNC MONEY MARKET PORTFOLIO
COMPASS CASH RESERVE FUND
PRO-FORMA SCHEDULE OF INVESTMENTS
MARCH 31, 1995
(UNAUDITED)                                                        VALUE AT MARCH 31, 1995
                                                        ------------------------------------------------
                                                            PNC           COMPASS
                                                        MONEY MARKET    CASH RESERVE     PRO-FORMA
                         SECURITY DESCRIPTION            PORTFOLIO          FUND          COMBINED
                         ----------------------       --------------   --------------    -------------
ABN/AMRO CANADA  YCP                                               $0      $9,872,278       $9,872,278
ABN/AMRO CANADA  YCP                                                0       4,926,056        4,926,056
AMEX BK-FR MTN                                                      0      10,000,000       10,000,000
AMEX BK-FR MTN                                                      0       9,998,356        9,998,356
AMRO N.A. FINANCE, INC.                                    29,320,983               0       29,320,983
ASSOCIATES CORP NA  (MTN)                                           0       1,998,240        1,998,240
AT&T CAP CORP   (CP)                                                0       9,996,528        9,996,528
AT&T CORPORATION  CP                                                0       4,962,500        4,962,500
BANK OF TOKYO TORONTO  TD                                           0      10,000,000       10,000,000
BANQUE NATIONAL DE PARIS                                   25,003,147               0       25,003,147
BANQUE PARIBAS                                             25,001,574               0       25,001,574
BEAR STEARNS TREASURY RATE NOTE                            15,000,000               0       15,000,000
BEAR STEARNS & CO. INC.                                    45,000,000               0       45,000,000
BETA FINANCE INC.                                           9,995,292               0        9,995,292
BETA FN 144A MTN LQ                                                 0      11,000,000       11,000,000
BOWATER PLC  CP                                                     0       4,965,435        4,965,435
BROADWAY CAPITAL (4-2) CP                                           0      11,987,400       11,987,400
CIBC NY  (YCD)                                                      0      10,000,000       10,000,000
CIESCO L.P.                                                19,874,817               0       19,874,817
COMERICA BANK -DETROIT                                     49,973,885               0       49,973,885
CORPORATE RECEIVABLES CORP.                                15,005,331               0       15,005,331
C.I.T. GROUP HOLDINGS, INC                                 24,622,986               0       24,622,986
DEUTSCHE BANK FINC'L  YCP                                           0       4,976,292        4,976,292
ELI LILLY & CO.                                            19,789,889               0       19,789,889
FCC NAT'L BANK, DEL  (T)                                            0      10,000,000       10,000,000
FHLB                                                                0      10,024,096       10,024,096
FIRST NATIONAL BANK CHICAGO                                44,996,240               0       44,996,240
FIRST NATIONAL BANK OF BOSTON                              25,000,000               0       25,000,000
FNMA DISC NOTE                                                      0       4,908,679        4,908,679
FORD MOTOR CREDIT CORP CP                                           0       9,456,324        9,456,324
FORD MOTOR CREDIT CORP.                                    38,884,356               0       38,884,356
GE CAPITAL CORP  CP                                                 0       4,989,417        4,989,417
GECC    MTN                                                         0       4,997,897        4,997,897
GECC FR MTN                                                         0       9,998,372        9,998,372
GENERAL MOTORS ACCEPTANCE CORP.                            24,932,444               0       24,932,444
GENERAL MOTORS ACCEPTANCE CORP.                            24,868,681               0       24,868,681
GOLDMAN SACHS GROUP L.P.                                   47,000,000               0       47,000,000
GOLDMAN SACHS LIQUID 144A                                           0      10,000,000       10,000,000
INDUSTRIAL BANK OF JAPAN                                   25,000,185               0       25,000,185
INT'L LEASE FINANCE  YCP                                            0       9,878,292        9,878,292
INT'L NEDERLANDEN YCP                                               0       5,030,642        5,030,642
J. P. MORGAN SECURITIES, INC.                              55,000,000               0       55,000,000
LEHMAN BROTHERS HOLDINGS, INC.                             50,000,000               0       50,000,000
MCA FUNDING 4-2 LIQ  CP                                             0       7,775,867        7,775,867
MCA FUNDING LIQ. 4-2 CP                                             0       5,367,230        5,367,230
MCA FUNDING LIQ. 4-2 CP                                             0       7,150,756        7,150,756

PNC MONEY MARKET PORTFOLIO
COMPASS CASH RESERVE FUND
PRO-FORMA SCHEDULE OF INVESTMENTS
MARCH 31, 1995
(UNAUDITED)                                                                              PAR (000)
                                                                        ----------------------------------------
                                                                            PNC           COMPASS
                                                                        MONEY MARKET   CASH RESERVE   PRO-FORMA
                         SECURITY DESCRIPTION      RATE      MATURITY     PORTFOLIO        FUND        COMBINED
                         ---------------------    -----     ---------  --------------  ------------  -----------
MCKENNA TRIANGLE NATIONAL CORP.                     6.30      08/07/95         10,000              0      10,000
MERRILL LYNCH FR MTN Q/L                            6.31      02/20/96              0         10,000      10,000
MERRILL LYNCH FR MTN (T)                            6.11      03/25/96              0          5,000       5,000
MITSUBISHI INT'L CORP YCP                           6.15      06/22/95              0          5,000       5,000
MITSUBISHI INT'L YCP                                6.10      05/15/95              0          5,000       5,000
MORGAN STANLEY GROUP                                6.22      08/21/95         15,000              0      15,000
MORGAN STANLEY GROUP                                6.23      07/19/95         15,000              0      15,000
MORGAN STANLEY GROUP MTN C                          5.92      04/04/95         30,000              0      30,000
MORGAN STANLEY & CO. REPURCHASE AGREEMENT           6.40      04/03/95         95,000              0      95,000
NAT WEST PLC NY  YCD                                6.08      04/14/95              0          5,000       5,000
NATIONAL CITY CORP.                                 6.07      06/27/95         20,000              0      20,000
NATIONSBANK NORTH CAROLINA                          5.35      06/07/95          5,000              0       5,000
NATIONSBANK N.C.                                    5.65      07/21/95              0         10,000      10,000
NEW SO WALES TSY CORP YCP                           6.16      06/30/95              0          5,000       5,000
NEW SO WALES TSY CORP YCP                           6.17      06/07/95              0         10,000      10,000
NEWELL CO.                                          0.15      04/27/95         25,000              0      25,000
NORTHERN TRUST BANK                                 5.25      06/16/95         10,000              0      10,000
PEOPLE'S SEC. GIC                                   6.26      05/01/69              0         10,000      10,000
PHH CORP.                                           6.04      04/04/95         12,000              0      12,000
PNC BANK NA  FRN                                    5.92      04/21/95              0         10,000      10,000
QUEENSLAND ALUMINA  YCP                             6.05      04/27/95              0          5,144       5,144
QUEENSLAND ALUMINA  YCP                             6.23      04/17/95              0         10,000      10,000
ROCKWELL INTERNATIONAL CORP.                        6.15      09/06/95         25,000              0      25,000
SANWA BANK NY   (YCD)                               6.09      04/07/95              0          5,000       5,000
SANWA BANK, NY   YCD                                6.08      04/28/95              0          5,000       5,000
SANWA BANK, NY  (YCD)                               6.13      05/15/95              0         10,000      10,000
SANWA BUSINESS CREDIT CORP.                         6.16      04/27/95         20,000              0      20,000
SEARS ROEBUCK ACCEPTANCE CORP.                      6.24      06/05/95         25,000              0      25,000
SEARS ROEBUCK ACCEPTANCE CORP.                      6.27      04/10/95         30,000              0      30,000
SMALL BUS ADMIN ABS (M/P)                           7.50      04/01/05              0          7,831       7,831
SOCIETE GENERALE                                    6.06      05/01/95         25,000              0      25,000
SOCIETY NATIONAL BANK                               6.44      04/04/95         50,000              0      50,000
SOUTH AUSTRALIAN GOV'T CP                           6.93      07/03/95              0         11,000      11,000
SOUTHLAND CORP.   CP                                6.20      05/10/95              0          5,000       5,000
SOUTHTRUST BK OF AL                                 6.13      05/03/95              0         10,000      10,000
STEERS                                              6.25      11/18/95              0          5,000       5,000
SLMA FLOATING RATE NOTES                            5.48      07/01/96              0          5,000       5,000
SLMA FLOATING RATE NOTES                            5.32      06/30/95              0          5,000       5,000
SLMA FLOATING RATE NOTES                            5.97      04/04/95         25,000              0      25,000
SLMA FLOATING RATE NOTES                            6.01      04/04/95         20,000              0      20,000
SLMA FLOATING RATE NOTES                            6.02      04/04/95         21,000              0      21,000
SLMA FLOATING RATE NOTES                            6.03      04/04/95         15,000              0      15,000
SUMITOMO BANK                                       6.27      04/28/95         30,000              0      30,000
SUMITOMO BANK                                       6.18      06/30/95         25,000              0      25,000
SVENSKA HANDELSBANKEN INC.                          6.25      04/28/95         25,000              0      25,000
TASMANIAN PUB FIN  YCP                              6.15      06/05/95              0          5,000       5,000


PNC MONEY MARKET PORTFOLIO
COMPASS CASH RESERVE FUND
PRO-FORMA SCHEDULE OF INVESTMENTS
MARCH 31, 1995
(UNAUDITED)                                                      VALUE AT MARCH 31, 1995
                                                        ------------------------------------------------
                                                            PNC           COMPASS
                                                        MONEY MARKET    CASH RESERVE     PRO-FORMA
                         SECURITY DESCRIPTION            PORTFOLIO          FUND          COMBINED
                         ----------------------       --------------   --------------    -------------
MCKENNA TRIANGLE NATIONAL CORP.                             9,776,000               0        9,776,000
MERRILL LYNCH FR MTN Q/L                                            0      10,001,001       10,001,001
MERRILL LYNCH FR MTN (T)                                            0       5,000,000        5,000,000
MITSUBISHI INT'L CORP YCP                                           0       4,931,097        4,931,097
MITSUBISHI INT'L YCP                                                0       4,963,028        4,963,028
MORGAN STANLEY GROUP                                       14,631,983               0       14,631,983
MORGAN STANLEY GROUP                                       15,000,000               0       15,000,000
MORGAN STANLEY GROUP MTN C                                 29,999,663               0       29,999,663
MORGAN STANLEY & CO. REPURCHASE AGREEMENT                  95,000,000               0       95,000,000
NAT WEST PLC NY  YCD                                                0       5,000,027        5,000,027
NATIONAL CITY CORP.                                        19,706,617               0       19,706,617
NATIONSBANK NORTH CAROLINA                                  4,999,958               0        4,999,958
NATIONSBANK N.C.                                                    0       9,987,123        9,987,123
NEW SO WALES TSY CORP YCP                                           0       4,924,500        4,924,500
NEW SO WALES TSY CORP YCP                                           0       9,886,844        9,886,844
NEWELL CO.                                                 24,888,958               0       24,888,958
NORTHERN TRUST BANK                                         9,998,605               0        9,998,605
PEOPLE'S SEC. GIC                                                   0      10,000,000       10,000,000
PHH CORP.                                                  12,000,000               0       12,000,000
PNC BANK NA  FRN                                                    0       9,999,738        9,999,738
QUEENSLAND ALUMINA  YCP                                             0       5,121,709        5,121,709
QUEENSLAND ALUMINA  YCP                                             0       9,972,778        9,972,778
ROCKWELL INTERNATIONAL CORP.                               24,325,208               0       24,325,208
SANWA BANK NY   (YCD)                                               0       5,000,028        5,000,028
SANWA BANK, NY   YCD                                                0       5,000,075        5,000,075
SANWA BANK, NY  (YCD)                                               0      10,000,217       10,000,217
SANWA BUSINESS CREDIT CORP.                                19,911,022               0       19,911,022
SEARS ROEBUCK ACCEPTANCE CORP.                             24,718,333               0       24,718,333
SEARS ROEBUCK ACCEPTANCE CORP.                             29,952,975               0       29,952,975
SMALL BUS ADMIN ABS (M/P)                                           0       8,016,697        8,016,697
SOCIETE GENERALE                                           25,000,207               0       25,000,207
SOCIETY NATIONAL BANK                                      50,000,000               0       50,000,000
SOUTH AUSTRALIAN GOV'T CP                                           0      10,809,608       10,809,608
SOUTHLAND CORP.   CP                                                0       4,966,958        4,966,958
SOUTHTRUST BK OF AL                                                 0       9,999,800        9,999,800
STEERS                                                              0       5,000,000        5,000,000
SLMA FLOATING RATE NOTES                                            0       5,000,000        5,000,000
SLMA FLOATING RATE NOTES                                            0       5,000,000        5,000,000
SLMA FLOATING RATE NOTES                                   25,000,000               0       25,000,000
SLMA FLOATING RATE NOTES                                   20,000,000               0       20,000,000
SLMA FLOATING RATE NOTES                                   20,996,046               0       20,996,046
SLMA FLOATING RATE NOTES                                   14,992,363               0       14,992,363
SUMITOMO BANK                                              30,000,000               0       30,000,000
SUMITOMO BANK                                              25,000,000               0       25,000,000
SVENSKA HANDELSBANKEN INC.                                 25,000,000               0       25,000,000
TASMANIAN PUB FIN  YCP                                              0       4,945,382        4,945,382

PNC MONEY MARKET PORTFOLIO
COMPASS CASH RESERVE FUND
PRO-FORMA SCHEDULE OF INVESTMENTS
MARCH 31, 1995
(UNAUDITED)                                                                              PAR (000)
                                                                        ----------------------------------------
                                                                            PNC           COMPASS
                                                                        MONEY MARKET   CASH RESERVE   PRO-FORMA
                         SECURITY DESCRIPTION      RATE      MATURITY     PORTFOLIO        FUND        COMBINED
                         ---------------------    -----     ---------  --------------  ------------  -----------
TORONTO DOMININ HOLDINGS                            5.73      05/02/95         15,000              0      15,000
TOYOTA MOTOR CREDIT  YCP                            6.23      04/03/95              0          5,000       5,000
WESTDEUTSCHE LANDESBANK                             6.12      06/01/95              0         10,000      10,000
WESTDEUTSCHE LANDESBANK                             6.63      03/01/96              0          7,000       7,000
TRI PARTY REPO (CHEM)                               6.40                            0         25,309      25,309
TRI PARTY REPO (CR)                                 6.56                            0         20,000      20,000
INFINITY CASH RESERVE - PRIME                                                   7,115              0       7,115

TOTAL INVESTMENTS


PNC MONEY MARKET PORTFOLIO
COMPASS CASH RESERVE FUND
PRO-FORMA SCHEDULE OF INVESTMENTS
MARCH 31, 1995
(UNAUDITED)                                                      VALUE AT MARCH 31, 1995
                                                        -----------------------------------------------
                                                            PNC           COMPASS
                                                        MONEY MARKET    CASH RESERVE     PRO-FORMA
                         SECURITY DESCRIPTION            PORTFOLIO          FUND          COMBINED
                         ----------------------       --------------   --------------    -------------
TORONTO DOMININ HOLDINGS                                   14,925,988               0       14,925,988
TOYOTA MOTOR CREDIT  YCP                                            0       4,998,306        4,998,306
WESTDEUTSCHE LANDESBANK                                             0      10,000,000       10,000,000
WESTDEUTSCHE LANDESBANK                                             0       7,001,038        7,001,038
TRI PARTY REPO (CHEM)                                               0      25,309,000       25,309,000
TRI PARTY REPO (CR)                                                 0      20,000,000       20,000,000
INFINITY CASH RESERVE - PRIME                               7,115,490               0        7,115,490

TOTAL INVESTMENTS                                      $1,207,209,226    $435,095,609   $1,642,304,835
                                                       ==============    ============   ==============

See Accompanying Notes to Proforma Financial Statements

PNC GOVERNMENT MONEY MARKET PORTFOLIO
COMPASS U.S. TREASURY FUND
PRO-FORMA SCHEDULE OF INVESTMENTS                                                         PAR (000)
MARCH 31, 1995                                                           -------------------------------------------
(UNAUDITED)                                                                  PNC
                                                                          GOVERNMENT       COMPASS
                                                                         MONEY MARKET    U.S TREASURY   PRO-FORMA
                                                   RATE      MATURITY      PORTFOLIO         FUND       COMBINED
                                                   -----     ---------   -----------     ------------   ----------
FFCB                                                5.84  %   06/01/95          $12,000            $0      $12,000
FFCB                                                6.20      04/07/95           10,000             0       10,000
FFCB                                                6.20      09/18/95           10,000             0       10,000
FHLB                                                5.57      04/19/95           13,000             0       13,000
FHLB                                                5.97      07/03/95           12,360             0       12,360
FHLB                                                6.00      04/28/95           20,000             0       20,000
FHLB                                                6.06      04/28/95           15,000             0       15,000
FHLB                                                6.79      02/15/96           10,000             0       10,000
FHLB VARIABLE RATE BOND                             6.09      05/02/95           10,000             0       10,000
FHLB VARIABLE RATE BOND                             6.50      04/03/95           25,000             0       25,000
FHLMC                                               5.90      04/03/95           55,000             0       55,000
FHLMC                                               5.90      04/04/95           50,000             0       50,000
FHLMC                                               6.00      04/03/95            6,090             0        6,090
FNMA                                                5.95      06/26/95           20,000             0       20,000
FNMA                                                5.97      06/20/95           25,000             0       25,000
FNMA                                                6.02      06/12/95           25,000             0       25,000
FNMA                                                6.41      06/12/95           28,000             0       28,000
FNMA VARIABLE RATE NOTES                            6.07      04/04/95           20,000             0       20,000
FNMA VARIABLE RATE NOTES                            6.16      04/03/95           25,000             0       25,000
FIRST BOSTON CORPORATION REPO                       6.03      04/10/95           50,000             0       50,000
LEHMAN GOVERNMENT SECURITIES REPO                   6.50      04/03/95           36,900             0       36,900
MORGAN STANLEY & CO. REPURCHASE AGREEMENT           6.40      04/03/95           75,000             0       75,000
SLMA  VARIABLE RATE NOTES                           6.00      04/04/95            5,000             0        5,000
SLMA  VARIABLE RATE NOTES                           6.01      04/04/95           10,000             0       10,000
SLMA  VARIABLE RATE NOTES                           6.02      04/04/95            6,000             0        6,000
SLMA  VARIABLE RATE NOTES                           6.04      04/04/95            5,000             0        5,000
SLMA  VARIABLE RATE NOTES                           6.12      04/04/95            5,500             0        5,500
SLMA  VARIABLE RATE NOTES                           6.17      04/04/95           20,600             0       20,600
SLMA  VARIABLE RATE NOTES                           6.20      04/04/95            4,000             0        4,000
SLMA  VARIABLE RATE NOTES                           6.25      04/04/95            5,825             0        5,825
TENNESSEE VALLEY AUTHORITY                          5.92      04/06/95           25,000             0       25,000
TRI PARTY REPO (BONY TSY)                           6.30                              0        85,000            0
TRI PARTY REPO (CHEM TSY)                           6.05                              0        34,573            0
TRI PARTY REPO (TR)                                 6.56                              0        80,000            0
U.S. TREASURY BILL                                  0.00      04/13/95                0        25,000            0
U.S. TREASURY BILL                                  0.00      04/20/95                0        15,000            0
U.S. TREASURY BILL                                  0.00      05/11/95                0        20,000            0
U.S. TREASURY BILL                                  0.00      08/24/95                0        30,000            0
U.S. TREASURY NOTE                                  3.88      08/31/95                0        20,000            0
U.S. TREASURY NOTE                                  4.25      07/31/95                0        15,000            0
U.S. TREASURY NOTE                                  4.63      08/15/95                0        25,000            0

TOTAL INVESTMENTS


PNC GOVERNMENT MONEY MARKET PORTFOLIO
COMPASS U.S. TREASURY FUND
PRO-FORMA SCHEDULE OF INVESTMENTS                               VALUE AT MARCH 31, 1995
MARCH 31, 1995                                          ----------------------------------------
(UNAUDITED)                                                 PNC
                                                         GOVERNMENT      COMPASS
                                                        MONEY MARKET   U.S TREASURY   PRO-FORMA
                                                         PORTFOLIO         FUND       COMBINED
                                                         -----------  -------------  -----------
FFCB                                                      $11,910,453            $0  $11,910,453
FFCB                                                       10,000,000             0   10,000,000
FFCB                                                       10,000,000             0   10,000,000
FHLB                                                       12,963,795             0   12,963,795
FHLB                                                       12,169,378             0   12,169,378
FHLB                                                       19,910,000             0   19,910,000
FHLB                                                       14,931,825             0   14,931,825
FHLB                                                       10,009,104             0   10,009,104
FHLB VARIABLE RATE BOND                                     9,994,132             0    9,994,132
FHLB VARIABLE RATE BOND                                    24,995,004             0   24,995,004
FHLMC                                                      54,981,972             0   54,981,972
FHLMC                                                      49,975,417             0   49,975,417
FHLMC                                                       6,087,970             0    6,087,970
FNMA                                                       19,715,722             0   19,715,722
FNMA                                                       24,668,333             0   24,668,333
FNMA                                                       19,759,200             0   19,759,200
FNMA                                                       16,782,060             0   16,782,060
FNMA VARIABLE RATE NOTES                                   20,000,000             0   20,000,000
FNMA VARIABLE RATE NOTES                                   25,000,000             0   25,000,000
FIRST BOSTON CORPORATION REPO                              50,000,000             0   50,000,000
LEHMAN GOVERNMENT SECURITIES REPO                          36,900,000             0   36,900,000
MORGAN STANLEY & CO. REPURCHASE AGREEMENT                  75,000,000             0   75,000,000
SLMA  VARIABLE RATE NOTES                                   5,000,000             0    5,000,000
SLMA  VARIABLE RATE NOTES                                   9,997,551             0    9,997,551
SLMA  VARIABLE RATE NOTES                                   6,000,000             0    6,000,000
SLMA  VARIABLE RATE NOTES                                   5,001,926             0    5,001,926
SLMA  VARIABLE RATE NOTES                                   5,500,950             0    5,500,950
SLMA  VARIABLE RATE NOTES                                  20,654,204             0   20,654,204
SLMA  VARIABLE RATE NOTES                                   4,009,358             0    4,009,358
SLMA  VARIABLE RATE NOTES                                   5,852,449             0    5,852,449
TENNESSEE VALLEY AUTHORITY                                 24,979,444             0   24,979,444
TRI PARTY REPO (BONY TSY)                                           0    85,000,000   85,000,000
TRI PARTY REPO (CHEM TSY)                                           0    34,573,000   34,573,000
TRI PARTY REPO (TR)                                                 0    80,000,000   80,000,000
U.S. TREASURY BILL                                                  0    24,952,417   24,952,417
U.S. TREASURY BILL                                                  0    14,957,329   14,957,329
U.S. TREASURY BILL                                                  0    19,871,111   19,871,111
U.S. TREASURY BILL                                                  0    29,282,854   29,282,854
U.S. TREASURY NOTE                                                  0    19,814,225   19,814,225
U.S. TREASURY NOTE                                                  0    14,906,433   14,906,433
U.S. TREASURY NOTE                                                  0    24,831,588   24,831,588

TOTAL INVESTMENTS                                        $622,750,248  $348,188,958 $970,939,206
                                                         ============  ============ ============


See Accompanying Notes to Proforma Financial Statements

PNC TAX-FREE INCOME PORTFOLIO
COMPASS MUNICIPAL BOND FUND                                                               PAR (000)
PRO-FORMA SCHEDULE OF INVESTMENTS                                              ----------------------------------
MARCH 31, 1995                                                                   PNC       COMPASS
(UNAUDITED)                                                                    TAX-FREE   MUNICIPAL
                                                                                INCOME       BOND     PRO-FORMA
                                                       RATE        MATURITY   PORTFOLIO      FUND      COMBINED
                                                       -----      ---------  ----------- -----------  ----------
ALLEGHENY CNTY HOSP, PA                                  7.00  %    07/01/06          $0        $500        $500
ATLANTA, GA (GO)                                         6.13       12/01/23           0         500         500
AZUSA CA UNI SCH DIST                                    5.10       05/01/07           0         830         830
BALTIMORE PORT FACILITY INDUSTRIAL RB                    6.50       10/01/11         100           0         100
BURLINGTON, VT  (RB)                                     6.88       07/01/12           0       1,000       1,000
CENTRAL BUCKS SCH, PA  GO                                5.30       05/15/11           0         200         200
CHICAGO, IL                                              7.60       06/01/02           0         250         250
COLUMBUS OHIO                                            6.63       09/15/01           0         265         265
DIST OF COLUMBIA (PRF)                                   7.60       06/01/01           0         450         450
FLORIDA DEPARTMENT OF TRANSPORTATION                     6.25       07/01/07         400           0         400
GEORGIA GENERAL OBLIGATION BONDS SERIES 1992B            6.30       03/01/10         310           0         310
GEORGIA MUNICIPAL ELECTRIC AUTHORITY                     6.13       01/01/14         400           0         400
GWINNETT COUNTY GENERAL OBLIGATION BONDS                 6.00       01/01/10         400           0         400
HAMPTON GENERAL OBLIGATION BONDS SERIES 1995             6.00       01/15/08         400           0         400
HARRIS COUNTY (GO)                                       7.00       08/01/09           0         500         500
HAWAII STATE  (PRF)                                      7.00       06/01/05           0       1,000       1,000
HONOLULU, HI  (PRF)                                      7.15       06/01/08           0       1,000       1,000
ILL EDUC FAC AUTH                                        5.60       07/01/17           0       1,260       1,260
ILL EDUC FAC AUTH  (MP)                                  8.63       09/01/11           0         560         560
JEFFERSON CNTY, KY                                       5.65       08/15/03           0         500         500
JEFFERSON COUNTY SCHOOL DISTRICT                         6.00       12/15/12         300           0         300
JOHNSON COUNTY GENERAL OBLIGATION                        6.00       09/01/07         400           0         400
KANE CNTY ILL                                            5.30       12/01/09           0       1,000       1,000
KANSAS DEPARTMENT OF TRANSPORTATION                      6.13       09/01/10         500           0         500
KANSAS DEPARTMENT OF TRANSPORTATION                      6.00       09/01/12         400           0         400
LOUISIANA HOUSING FINANCE AUTHORITY                      9.38       02/01/15          15           0          15
LOUISVILLE KENTUCKY WATER SUPPLY REVENUE BONDS           6.00       11/15/14         400           0         400
MARYLAND HEALTH & HIGHER EDUCATION AUTHORITY             5.60       07/01/09         300           0         300
MICH MUN BD AUTH                                         5.40       10/01/14           0       1,015       1,015
MILWAUKEE, WI (GO)                                       6.13       10/01/03           0         250         250
MINNESOTA STATE                                          5.00       08/01/05           0       1,000       1,000
NEBRASKA STATE                                           6.00       01/01/08           0         500         500
NEW HAMPSHIRE ST TPKE                                    7.00       11/01/06           0         500         500
NEW JERSEY TURNPIKE AUTHORITY REVENUE BONDS              6.50       01/01/16         100           0         100
NEW MEXICO STATE UNIVERSITY REVENUE BONDS                5.70       04/01/09         500           0         500
NEW YORK CITY GENERAL OBLIGATION BONDS                   4.30       10/01/22         500           0         500
NORTH CAROLINA MUNICIPAL POWER AGENCY                    6.00       01/01/10         300           0         300
N.J. HEALTH CARE                                         6.25       07/01/16           0         500         500
OCEAN COUNTY, NJ                                         5.13       07/01/06           0         300         300
OHIO ST WTR DEV AUTH                                     6.00       12/01/08           0       1,000       1,000
OHIO STATE UNIVERSITY REVENUE BONDS                      5.75       12/01/09         500           0         500
OHIO WATER DEVELOPMENT AUTHORITY                         5.65       12/01/05         300           0         300
OMAHA PUBLIC POWER DISTRICT REVENUE BONDS                5.50       02/01/07         300           0         300
PA ST PUB SCHL BLDG AUTH                                 6.25       01/01/07           0         500         500
PA STATE HIGH EDU FACS RB                                9.10       07/01/01           0         200         200


PNC TAX-FREE INCOME PORTFOLIO
COMPASS MUNICIPAL BOND FUND                                       VALUE AT MARCH 31, 1995
PRO-FORMA SCHEDULE OF INVESTMENTS                          --------------------------------------
MARCH 31, 1995                                                 PNC        COMPASS
(UNAUDITED)                                                 TAX-FREE     MUNICIPAL
                                                             INCOME        BOND       PRO-FORMA
                                                            PORTFOLIO      FUND        COMBINED
                                                         -----------  -------------  -----------
ALLEGHENY CNTY HOSP, PA                                             $0     $528,125      $528,125
ATLANTA, GA (GO)                                                     0      502,500       502,500
AZUSA CA UNI SCH DIST                                                0      790,575       790,575
BALTIMORE PORT FACILITY INDUSTRIAL RB                          104,375            0       104,375
BURLINGTON, VT  (RB)                                                 0    1,046,250     1,046,250
CENTRAL BUCKS SCH, PA  GO                                            0      189,250       189,250
CHICAGO, IL                                                          0      262,500       262,500
COLUMBUS OHIO                                                        0      287,194       287,194
DIST OF COLUMBIA (PRF)                                               0      492,750       492,750
FLORIDA DEPARTMENT OF TRANSPORTATION                           417,500            0       417,500
GEORGIA GENERAL OBLIGATION BONDS SERIES 1992B                  334,025            0       334,025
GEORGIA MUNICIPAL ELECTRIC AUTHORITY                           402,000            0       402,000
GWINNETT COUNTY GENERAL OBLIGATION BONDS                       406,000            0       406,000
HAMPTON GENERAL OBLIGATION BONDS SERIES 1995                   414,500            0       414,500
HARRIS COUNTY (GO)                                                   0      542,500       542,500
HAWAII STATE  (PRF)                                                  0    1,087,500     1,087,500
HONOLULU, HI  (PRF)                                                  0    1,101,250     1,101,250
ILL EDUC FAC AUTH                                                    0    1,184,400     1,184,400
ILL EDUC FAC AUTH  (MP)                                              0      605,500       605,500
JEFFERSON CNTY, KY                                                   0      508,750       508,750
JEFFERSON COUNTY SCHOOL DISTRICT                               302,250            0       302,250
JOHNSON COUNTY GENERAL OBLIGATION                              410,000            0       410,000
KANE CNTY ILL                                                        0      986,250       986,250
KANSAS DEPARTMENT OF TRANSPORTATION                            523,125            0       523,125
KANSAS DEPARTMENT OF TRANSPORTATION                            403,500            0       403,500
LOUISIANA HOUSING FINANCE AUTHORITY                             15,525            0        15,525
LOUISVILLE KENTUCKY WATER SUPPLY REVENUE BONDS                 402,500            0       402,500
MARYLAND HEALTH & HIGHER EDUCATION AUTHORITY                   295,125            0       295,125
MICH MUN BD AUTH                                                     0      933,800       933,800
MILWAUKEE, WI (GO)                                                   0      261,250       261,250
MINNESOTA STATE                                                      0      980,000       980,000
NEBRASKA STATE                                                       0      504,375       504,375
NEW HAMPSHIRE ST TPKE                                                0      565,000       565,000
NEW JERSEY TURNPIKE AUTHORITY REVENUE BONDS                    107,250            0       107,250
NEW MEXICO STATE UNIVERSITY REVENUE BONDS                      498,750            0       498,750
NEW YORK CITY GENERAL OBLIGATION BONDS                         500,000            0       500,000
NORTH CAROLINA MUNICIPAL POWER AGENCY                          306,000            0       306,000
N.J. HEALTH CARE                                                     0      511,250       511,250
OCEAN COUNTY, NJ                                                     0      289,875       289,875
OHIO ST WTR DEV AUTH                                                 0    1,020,000     1,020,000
OHIO STATE UNIVERSITY REVENUE BONDS                            490,625            0       490,625
OHIO WATER DEVELOPMENT AUTHORITY                               305,250            0       305,250
OMAHA PUBLIC POWER DISTRICT REVENUE BONDS                      294,375            0       294,375
PA ST PUB SCHL BLDG AUTH                                             0      521,250       521,250
PA STATE HIGH EDU FACS RB                                            0      208,500       208,500

PNC TAX-FREE INCOME PORTFOLIO
COMPASS MUNICIPAL BOND FUND                                                               PAR (000)
PRO-FORMA SCHEDULE OF INVESTMENTS                                             ----------------------------------
MARCH 31, 1995                                                                   PNC       COMPASS
(UNAUDITED)                                                                    TAX-FREE   MUNICIPAL
                                                                                INCOME       BOND     PRO-FORMA
                                                       RATE        MATURITY   PORTFOLIO      FUND      COMBINED
                                                       -----      ---------  ----------- ----------- ----------
PA STATE HIGHER EDUC AUTH                                6.80       12/01/00           0         630         630
PALM BEACH, FL                                           8.63       07/01/04           0         500         500
PHOENIX GENERAL OBLIGATION BONDS SERIES 1992             6.38       07/01/13         200           0         200
PIEDMONT MUN PWR AGY                                     6.25       01/01/09           0         500         500
PIEDMONT MUN PWR AGY                                     6.25       01/01/18           0         500         500
PORT OF SEATTLE, WA                                      6.25       11/01/10           0         500         500
PORTLAND SEWER SYSTEM REVENUE BONDS                      6.00       10/01/12         300           0         300
PUERTO RICO TEL (RB)                                     5.25       11/01/05           0         500         500
RICHMOND GENERAL OBLIGATION BONDS                        5.50       01/15/13         400           0         400
SABINE RIVER AUTHORITY POLLUTION CONTROL                 8.20       07/01/14          85           0          85
SALT LAKE CITY HOSPITAL REVENUE BONDS                    8.13       05/15/15         100           0         100
SALT LAKE CITY UTAH                                      5.40       02/01/03           0         500         500
SALT RIVER PROJECT (RB)                                  5.30       01/01/03           0         500         500
SAN ANTONIO GENERAL OBLIGATION BONDS SERIES 1992         5.75       08/01/13         450           0         450
SCHUYLKILL CO, PA  (PRF)                                 6.95       06/01/04           0         500         500
SCOTTSDALE AZ MN PTY CORP                                6.25       11/01/10           0         500         500
SOLANCO SCH DIST, PA (GO)                                6.30       02/15/14           0         100         100
SOUTH CAROLINA PUBLIC SERVICE AUTHORITY                  6.50       07/01/14         100           0         100
SOUTH DAKOTA ST BLDG LSE                                 6.38       09/01/05           0         500         500
SOUTHERN CALIF PWR AUTH                                  5.38       01/01/10           0       1,000       1,000
SPARTANBURG WATER WORKS IMPROVEMENT                      6.20       06/01/09         300           0         300
TENNESSEE STATE  (GO)                                    6.85       06/01/10           0       1,000       1,000
UNIVERSITY OF DELAWARE HOUSING BONDS                     5.50       11/01/15         250           0         250
UNIVERSITY OF TEXAS                                      7.00       08/15/07           0         500         500
UNIV. OF PUERTO RICO                                     7.75       06/01/07           0         100         100
VERMONT STATE (PRF)                                      6.75       02/01/08           0       1,000       1,000
VIRGINIA HSG DEV AUTH AMT                                6.70       07/01/05           0         500         500
VIRGINIA TRANSPORTATION BOARD REVENUE BONDS              5.25       05/15/12         400           0         400
WARREN HILLS, NJ  (PN)                                   4.90       12/15/04           0         710         710
WASHINGTON CTY (GO)                                      6.00       06/01/05           0         500         500
WESTMORELAND CO., PA (GO)                                6.05       06/01/97           0         250         250
WINNEBAGO & BOONE CNTY IL                                5.90       02/01/05           0         500         500
SMITH BARNEY TAX-FREE MONEY MARKET FUND                                              352           0         352

TOTAL INVESTMENTS


PNC TAX-FREE INCOME PORTFOLIO
COMPASS MUNICIPAL BOND FUND                                       VALUE AT MARCH 31, 1995
PRO-FORMA SCHEDULE OF INVESTMENTS                           -------------------------------------
MARCH 31, 1995                                                 PNC        COMPASS
(UNAUDITED)                                                 TAX-FREE     MUNICIPAL
                                                             INCOME        BOND       PRO-FORMA
                                                            PORTFOLIO      FUND        COMBINED
                                                         -----------  -------------  -----------
PA STATE HIGHER EDUC AUTH                                            0      661,500       661,500
PALM BEACH, FL                                                       0      552,500       552,500
PHOENIX GENERAL OBLIGATION BONDS SERIES 1992                   206,250            0       206,250
PIEDMONT MUN PWR AGY                                                 0      528,125       528,125
PIEDMONT MUN PWR AGY                                                 0      505,625       505,625
PORT OF SEATTLE, WA                                                  0      513,125       513,125
PORTLAND SEWER SYSTEM REVENUE BONDS                            308,625            0       308,625
PUERTO RICO TEL (RB)                                                 0      496,875       496,875
RICHMOND GENERAL OBLIGATION BONDS                              375,500            0       375,500
SABINE RIVER AUTHORITY POLLUTION CONTROL                        89,994            0        89,994
SALT LAKE CITY HOSPITAL REVENUE BONDS                          110,750            0       110,750
SALT LAKE CITY UTAH                                                  0      489,375       489,375
SALT RIVER PROJECT (RB)                                              0      503,750       503,750
SAN ANTONIO GENERAL OBLIGATION BONDS SERIES 1992               444,938            0       444,938
SCHUYLKILL CO, PA  (PRF)                                             0      546,875       546,875
SCOTTSDALE AZ MN PTY CORP                                            0      510,000       510,000
SOLANCO SCH DIST, PA (GO)                                            0      506,875       506,875
SOUTH CAROLINA PUBLIC SERVICE AUTHORITY                        103,500            0       103,500
SOUTH DAKOTA ST BLDG LSE                                             0      531,875       531,875
SOUTHERN CALIF PWR AUTH                                              0      951,250       951,250
SPARTANBURG WATER WORKS IMPROVEMENT                            307,500            0       307,500
TENNESSEE STATE  (GO)                                                0    1,076,250     1,076,250
UNIVERSITY OF DELAWARE HOUSING BONDS                           241,875            0       241,875
UNIVERSITY OF TEXAS                                                  0      547,500       547,500
UNIV. OF PUERTO RICO                                                 0      105,125       105,125
VERMONT STATE (PRF)                                                  0    1,087,500     1,087,500
VIRGINIA HSG DEV AUTH AMT                                            0      518,750       518,750
VIRGINIA TRANSPORTATION BOARD REVENUE BONDS                    374,000            0       374,000
WARREN HILLS, NJ  (PN)                                               0      677,163       677,163
WASHINGTON CTY (GO)                                                  0      526,875       526,875
WESTMORELAND CO., PA (GO)                                            0      254,688       254,688
WINNEBAGO & BOONE CNTY IL                                            0      513,750       513,750
SMITH BARNEY TAX-FREE MONEY MARKET FUND                        351,968            0       351,968

TOTAL INVESTMENTS                                           $9,847,574  $28,515,944   $38,363,518
                                                            ==========  ===========   ===========

See Accompanying Notes to Proforma Financial Statements

PNC PENNSYLVANIA TAX-FREE INCOME PORTFOLIO
COMPASS PENNSYLVANIA MUNICIPAL BOND FUND                                                           PAR (000)
PRO-FORMA SCHEDULE OF INVESTMENTS                                                   ---------------------------------------
MARCH 31, 1995                                                                          PNC         COMPASS
                                                                                    PENNSYLVANIA  PENNSYLVANIA
(UNAUDITED)                                                                           TAX-FREE     MUNICIPAL
                                                                                       INCOME         BOND      PRO-FORMA
                                                              RATE      MATURITY     PORTFOLIO        FUND       COMBINED
                                                              -----     ---------   -----------  ------------   ----------
ALLEGHENY COUNTY GENERAL OBLIGATION BONDS                      6.20 %     09/01/01          $250            $0         $250
ALLEGHENY COUNTY GENERAL OBLIGATION BONDS                      5.00       10/01/10         1,000             0        1,000
ALLEGHENY COUNTY HOSPITAL DEVELOPMENT                          6.35       04/01/00           300             0          300
ALLEGHENY COUNTY HOSPITAL DEVELOPMENT                          7.38       04/01/15           750             0          750
ALLEGHENY COUNTY RESIDENTIAL FINANCE                           6.20       05/01/17           400             0          400
ALLEGHENY COUNTY, PA  GO                                       5.00       10/01/10             0           500          500
ALLEGHENY COUNTY, PA  GO                                       5.90       05/01/07             0           500          500
BEAVER COUNTY, PA  (RB)                                        6.60       09/01/10             0           500          500
BERKS COUNTY GENERAL OBLIGATION BONDS                          5.75       11/15/12           300             0          300
BERKS COUNTY, PA  (GO)                                         5.00       05/15/10             0           500          500
BRISTOL TOWNSHIP SCHOOL DISTRICT                               5.10       02/15/08         1,000             0        1,000
BRISTOL TWP., PA   (GO)                                        5.00       02/15/07             0           500          500
CAMBRIA COUNTY UNLIMITED TAX GO                                8.25       06/01/00           600             0          600
CENTRAL BUCKS SCHOOL DISTRICT                                  5.15       05/15/08         1,015             0        1,015
CENTRAL BUCKS SCH, PA  GO                                      5.30       05/15/11             0           300          300
CENTRE COUNTY GENERAL OBLIGATION                               5.30       07/01/18           530             0          530
CHARLEROI SCHOOL DISTRICT REVENUE BONDS                        5.75       11/15/13           300             0          300
CHESTER COUNTY SOLID WASTE AUTHORITY                           6.75       01/01/99           250             0          250
CHESTER COUNTY UNLIMITED TAX GO                                6.70       12/15/04           385             0          385
CHESTER UPLAND SCHOOL DISTRICT AUTHORITY                       5.60       11/15/14           850             0          850
COATESVILLE SCHOOL DISTRICT UNLIMITED TAX GO                   6.40       01/15/05           500             0          500
DAUPHIN COUNTY GENERAL AUTHORITY RB                            5.30       06/01/05           535             0          535
DAUPHIN COUNTY GENERAL AUTHORITY RB                            5.40       06/01/06           565             0          565
DAUPHIN COUNTY GENERAL AUTHORITY RB                            5.50       06/01/07           550             0          550
DAUPHIN COUNTY GENERAL AUTHORITY RB                            6.85       06/01/09           800             0          800
DEER LAKES SCHOOL DISTRICT UNLIMITED TAX GO                    6.35       01/15/14         1,000             0        1,000
DEER LAKES SCHOOL DISTRICT UNLIMITED TAX GO                    6.45       01/15/19         1,300           500        1,800
DELAWARE COUNTY AUTHORITY HEALTH CARE                          6.00       11/15/07         2,000             0        2,000
DREXEL UNIV, PA  (RB)                                          7.25       05/01/10             0           500          500
DUQUESNE SCHOOL DISTRICT GO                                    5.75       10/01/18         1,000             0        1,000
ERIE COUNTY PRISON AUTHORITY                                   6.25       11/01/01           500             0          500
FOX CHAPEL SCHOOL DISTRICT GO                                  5.50       08/15/11           575             0          575
HARRISBURG AUTHORITY LEASE REVENUE BOND                        6.50       06/01/04           500             0          500
HAZLETON PA., (GO)                                             5.88       03/01/10             0           500          500
INDIANA COUNTY HOSPITAL AUTHORITY                              7.13       07/01/23         1,500             0        1,500
LACKAWANNA CNTY, PA (GO)                                       5.10       12/01/08             0           250          250
LANCASTER COUNTY HOSPITAL AUTHORITY                            5.30       11/15/08           500             0          500
LANCASTER HIGHER EDUCATION AUTHORITY                           5.65       04/15/10           500             0          500
LANCASTER, PA                                                  9.38       01/01/05             0           450          450
LEBANON COUNTY HOSPITAL AUTHORITY                              5.55       11/15/04           355             0          355
LEBANON COUNTY HOSPITAL AUTHORITY                              6.00       11/15/09           500             0          500
LEBANON COUNTY HOSPITAL AUTHORITY                              6.00       11/15/18           750             0          750
LIGONIER VALLEY SCHOOL DISTRICT                                5.65       03/01/14         2,000             0        2,000
LYCOMING COUNTY AUTHORITY HOSPITAL LEASE                       7.75       07/01/16         2,000             0        2,000
MANHEIM PA., (GO)                                              6.10       05/15/14             0         1,000        1,000


PNC PENNSYLVANIA TAX-FREE INCOME PORTFOLIO
COMPASS PENNSYLVANIA MUNICIPAL BOND FUND                                        VALUE AT MARCH 31, 1995
PRO-FORMA SCHEDULE OF INVESTMENTS                                  ---------------------------------------------
MARCH 31, 1995                                                          PNC             COMPASS
                                                                   PENNSYLVANIA      PENNSYLVANIA
(UNAUDITED)                                                          TAX-FREE          MUNICIPAL
                                                                      INCOME             BOND        PRO-FORMA
                                                                     PORTFOLIO           FUND         COMBINED
                                                                    -----------     -------------    -----------
ALLEGHENY COUNTY GENERAL OBLIGATION BONDS                                $265,000               $0      $265,000
ALLEGHENY COUNTY GENERAL OBLIGATION BONDS                                 902,500                0       902,500
ALLEGHENY COUNTY HOSPITAL DEVELOPMENT                                     315,375                0       315,375
ALLEGHENY COUNTY HOSPITAL DEVELOPMENT                                     771,563                0       771,563
ALLEGHENY COUNTY RESIDENTIAL FINANCE                                      397,500                0       397,500
ALLEGHENY COUNTY, PA  GO                                                        0          450,625       450,625
ALLEGHENY COUNTY, PA  GO                                                        0          511,875       511,875
BEAVER COUNTY, PA  (RB)                                                         0          507,500       507,500
BERKS COUNTY GENERAL OBLIGATION BONDS                                     295,125                0       295,125
BERKS COUNTY, PA  (GO)                                                          0          459,375       459,375
BRISTOL TOWNSHIP SCHOOL DISTRICT                                          942,500                0       942,500
BRISTOL TWP., PA   (GO)                                                         0          470,000       470,000
CAMBRIA COUNTY UNLIMITED TAX GO                                           658,500                0       658,500
CENTRAL BUCKS SCHOOL DISTRICT                                             964,250                0       964,250
CENTRAL BUCKS SCH, PA  GO                                                       0          283,875       283,875
CENTRE COUNTY GENERAL OBLIGATION                                          480,975                0       480,975
CHARLEROI SCHOOL DISTRICT REVENUE BONDS                                   295,875                0       295,875
CHESTER COUNTY SOLID WASTE AUTHORITY                                      263,750                0       263,750
CHESTER COUNTY UNLIMITED TAX GO                                           410,506                0       410,506
CHESTER UPLAND SCHOOL DISTRICT AUTHORITY                                  802,188                0       802,188
COATESVILLE SCHOOL DISTRICT UNLIMITED TAX GO                              534,375                0       534,375
DAUPHIN COUNTY GENERAL AUTHORITY RB                                       508,250                0       508,250
DAUPHIN COUNTY GENERAL AUTHORITY RB                                       534,631                0       534,631
DAUPHIN COUNTY GENERAL AUTHORITY RB                                       519,063                0       519,063
DAUPHIN COUNTY GENERAL AUTHORITY RB                                       842,000                0       842,000
DEER LAKES SCHOOL DISTRICT UNLIMITED TAX GO                             1,018,750                0     1,018,750
DEER LAKES SCHOOL DISTRICT UNLIMITED TAX GO                             1,329,250          510,625     1,839,875
DELAWARE COUNTY AUTHORITY HEALTH CARE                                   1,855,000                0     1,855,000
DREXEL UNIV, PA  (RB)                                                           0          530,625       530,625
DUQUESNE SCHOOL DISTRICT GO                                               926,250                0       926,250
ERIE COUNTY PRISON AUTHORITY                                              533,125                0       533,125
FOX CHAPEL SCHOOL DISTRICT GO                                             543,375                0       543,375
HARRISBURG AUTHORITY LEASE REVENUE BOND                                   533,125                0       533,125
HAZLETON PA., (GO)                                                              0          498,750       498,750
INDIANA COUNTY HOSPITAL AUTHORITY                                       1,490,625                0     1,490,625
LACKAWANNA CNTY, PA (GO)                                                        0          232,500       232,500
LANCASTER COUNTY HOSPITAL AUTHORITY                                       468,750                0       468,750
LANCASTER HIGHER EDUCATION AUTHORITY                                      489,375                0       489,375
LANCASTER, PA                                                                   0          464,625       464,625
LEBANON COUNTY HOSPITAL AUTHORITY                                         333,700                0       333,700
LEBANON COUNTY HOSPITAL AUTHORITY                                         457,500                0       457,500
LEBANON COUNTY HOSPITAL AUTHORITY                                         660,938                0       660,938
LIGONIER VALLEY SCHOOL DISTRICT                                         1,932,500                0     1,932,500
LYCOMING COUNTY AUTHORITY HOSPITAL LEASE                                2,155,000                0     2,155,000
MANHEIM PA., (GO)                                                               0        1,005,000     1,005,000

PNC PENNSYLVANIA TAX-FREE INCOME PORTFOLIO
COMPASS PENNSYLVANIA MUNICIPAL BOND FUND                                                           PAR (000)
PRO-FORMA SCHEDULE OF INVESTMENTS                                                   ---------------------------------------
MARCH 31, 1995                                                                          PNC         COMPASS
                                                                                    PENNSYLVANIA  PENNSYLVANIA
(UNAUDITED)                                                                           TAX-FREE     MUNICIPAL
                                                                                       INCOME         BOND      PRO-FORMA
                                                              RATE      MATURITY     PORTFOLIO        FUND       COMBINED
                                                             -----     ---------   -----------   ------------   ----------
MONTGOMERY COUNTY HIGHER EDUCATION                             7.88       01/01/19           500             0          500
MOON TOWNSHIP WATER AND SEWER AUTHORITY                        6.70       12/01/19         1,000             0        1,000
NEW GARDEN TOWNSHIP SEWER AUTHORITY                            7.00       03/01/15           420             0          420
NORTH PENN SCH DIST, PA                                        5.10       09/01/09             0           500          500
NORTHAMPTON COUNTY HIGHER EDUCATION                            6.10       07/01/12         1,950             0        1,950
OIL CITY SCHOOL DISTRICT GENERAL OBLIGATION                    5.30       05/15/11           565             0          565
PA HOUSING FINANCE AGY                                         6.40       07/01/12             0           500          500
PA STATE FINANCING AUTH                                        6.60       11/01/09             0           500          500
PA STATE TURNPIKE (RB)                                         6.00       12/01/09             0           500          500
PA TURNPIKE COMM (RB)                                          5.88       12/01/08             0           500          500
PENN INTER-GOVT COOP AUTH                                      5.60       06/15/15             0           500          500
PENNSBURY SCHOOL DISTRICT UNLIMITED TAX GO                     6.65       08/15/09           685             0          685
PENNSYLVANIA CERTIFICATES OF PARTICIPATION                     5.20       07/01/05           400             0          400
PENNSYLVANIA COMMONWEALTH TURNPIKE                             6.50       06/01/04           445             0          445
PENNSYLVANIA FINANCE AUTHORITY REVENUE BONDS                   6.60       11/01/09         2,760             0        2,760
PENNSYLVANIA HIGHER EDUCATIONAL FACILITIES                     4.95       02/01/02           255             0          255
PENNSYLVANIA HIGHER EDUCATIONAL FACILITIES                     5.15       02/01/04         1,230             0        1,230
PENNSYLVANIA HIGHER EDUCATIONAL FACILITIES                     5.15       11/01/11           500             0          500
PENNSYLVANIA HIGHER EDUCATIONAL FACILITIES                     5.45       02/01/07           285             0          285
PENNSYLVANIA INFRASTRUCTURE GO                                 6.80       09/01/10         2,000             0        2,000
PENNSYLVANIA INTERGOVERNMENTAL COOP                            5.25       06/15/06         1,000             0        1,000
PENNSYLVANIA INTERGOVERNMENTAL COOP                            5.75       06/15/15         1,000             0        1,000
PENNSYLVANIA STATE (RB)                                        5.50       08/15/16         2,000             0        2,000
PENNSYLVANIA STATE (RB)                                        6.63       01/01/17             0           250          250
PENNSYLVANIA UNLIMITED TAX GO                                  6.50       11/01/05           250             0          250
PHILADELPHIA HOSPITAL AND HIGHER EDUCATION                     5.10       07/01/98           470             0          470
PHILADELPHIA HOSPITAL AND HIGHER EDUCATION                     5.25       07/01/02           500             0          500
PHILADELPHIA HOSPITAL AND HIGHER EDUCATION                     5.95       05/01/04           500             0          500
PHILADELPHIA HOSPITAL AND HIGHER EDUCATION                     6.00       06/01/23           815             0          815
PHILADELPHIA HOSPITAL AND HIGHER EDUCATION                     6.20       05/01/11           500             0          500
PHILADELPHIA HOSPITAL AND HIGHER EDUCATION                     7.75       08/15/17           750             0          750
PHILADELPHIA INDUSTRIAL DEVELOPMENT AUTHORITY                  5.25       07/01/17         1,000             0        1,000
PHILADELPHIA INDUSTRIAL DEVELOPMENT AUTHORITY                  5.25       07/01/17           810             0          810
PHILADELPHIA MUNICIPAL AUTHORITY                               5.63       11/15/14         1,000             0        1,000
PHILADELPHIA MUNICIPAL AUTHORITY                               7.10       11/15/11         2,500             0        2,500
PHILADELPHIA SCHOOL DISTRICT UNLIMITED TAX                     6.70       07/01/99           250             0          250
PHILADELPHIA, PA (RB)                                          5.50       07/01/05             0           500          500
PHILA., PA  IDR   (RB)                                         6.75       05/01/12             0           500          500
PITTSBRGH, PA URB REDEV                                        5.50       10/01/10             0           500          500
PITTSBURGH WATER AND SEWER AUTHORITY                           6.60       09/01/02           250             0          250
PITTSBURGH, PA (GO)                                            6.13       09/01/17             0           500          500
POCONO MOUNTAIN, PA                                            5.75       10/01/09             0           500          500
PUERTO RICO ELECTRIC POWER AUTHORITY                           6.75       07/01/03           250             0          250
PUERTO RICO PUBLIC BUILDINGS AUTHORITY                         6.50       07/01/03           500             0          500
RINGGOLD PA., (GO)                                             6.20       02/01/19             0           500          500


PNC PENNSYLVANIA TAX-FREE INCOME PORTFOLIO
COMPASS PENNSYLVANIA MUNICIPAL BOND FUND                                        VALUE AT MARCH 31, 1995
PRO-FORMA SCHEDULE OF INVESTMENTS                                  -----------------------------------------------
MARCH 31, 1995                                                          PNC             COMPASS
                                                                   PENNSYLVANIA      PENNSYLVANIA
(UNAUDITED)                                                          TAX-FREE          MUNICIPAL
                                                                      INCOME             BOND        PRO-FORMA
                                                                     PORTFOLIO           FUND         COMBINED
                                                                    -----------      -------------  -----------
MONTGOMERY COUNTY HIGHER EDUCATION                                        513,750                0       513,750
MOON TOWNSHIP WATER AND SEWER AUTHORITY                                 1,022,500                0     1,022,500
NEW GARDEN TOWNSHIP SEWER AUTHORITY                                       447,300                0       447,300
NORTH PENN SCH DIST, PA                                                         0          464,375       464,375
NORTHAMPTON COUNTY HIGHER EDUCATION                                     1,859,813                0     1,859,813
OIL CITY SCHOOL DISTRICT GENERAL OBLIGATION                               529,688                0       529,688
PA HOUSING FINANCE AGY                                                          0          505,625       505,625
PA STATE FINANCING AUTH                                                         0          518,125       518,125
PA STATE TURNPIKE (RB)                                                          0          507,500       507,500
PA TURNPIKE COMM (RB)                                                           0          496,250       496,250
PENN INTER-GOVT COOP AUTH                                                       0          476,250       476,250
PENNSBURY SCHOOL DISTRICT UNLIMITED TAX GO                                734,663                0       734,663
PENNSYLVANIA CERTIFICATES OF PARTICIPATION                                387,500                0       387,500
PENNSYLVANIA COMMONWEALTH TURNPIKE                                        476,706                0       476,706
PENNSYLVANIA FINANCE AUTHORITY REVENUE BONDS                            2,863,500                0     2,863,500
PENNSYLVANIA HIGHER EDUCATIONAL FACILITIES                                243,206                0       243,206
PENNSYLVANIA HIGHER EDUCATIONAL FACILITIES                              1,154,663                0     1,154,663
PENNSYLVANIA HIGHER EDUCATIONAL FACILITIES                                453,750                0       453,750
PENNSYLVANIA HIGHER EDUCATIONAL FACILITIES                                269,681                0       269,681
PENNSYLVANIA INFRASTRUCTURE GO                                          2,110,000                0     2,110,000
PENNSYLVANIA INTERGOVERNMENTAL COOP                                       965,000                0       965,000
PENNSYLVANIA INTERGOVERNMENTAL COOP                                       956,250                0       956,250
PENNSYLVANIA STATE (RB)                                                 1,870,000                0     1,870,000
PENNSYLVANIA STATE (RB)                                                         0          252,500       252,500
PENNSYLVANIA UNLIMITED TAX GO                                             266,250                0       266,250
PHILADELPHIA HOSPITAL AND HIGHER EDUCATION                                459,425                0       459,425
PHILADELPHIA HOSPITAL AND HIGHER EDUCATION                                483,125                0       483,125
PHILADELPHIA HOSPITAL AND HIGHER EDUCATION                                483,750                0       483,750
PHILADELPHIA HOSPITAL AND HIGHER EDUCATION                                691,731                0       691,731
PHILADELPHIA HOSPITAL AND HIGHER EDUCATION                                442,500                0       442,500
PHILADELPHIA HOSPITAL AND HIGHER EDUCATION                                845,625                0       845,625
PHILADELPHIA INDUSTRIAL DEVELOPMENT AUTHORITY                             871,250                0       871,250
PHILADELPHIA INDUSTRIAL DEVELOPMENT AUTHORITY                             705,713                0       705,713
PHILADELPHIA MUNICIPAL AUTHORITY                                          948,750                0       948,750
PHILADELPHIA MUNICIPAL AUTHORITY                                        2,821,875                0     2,821,875
PHILADELPHIA SCHOOL DISTRICT UNLIMITED TAX                                265,938                0       265,938
PHILADELPHIA, PA (RB)                                                           0          477,500       477,500
PHILA., PA  IDR   (RB)                                                          0          518,750       518,750
PITTSBRGH, PA URB REDEV                                                         0          466,250       466,250
PITTSBURGH WATER AND SEWER AUTHORITY                                      274,688                0       274,688
PITTSBURGH, PA (GO)                                                             0          504,375       504,375
POCONO MOUNTAIN, PA                                                             0          494,375       494,375
PUERTO RICO ELECTRIC POWER AUTHORITY                                      270,000                0       270,000
PUERTO RICO PUBLIC BUILDINGS AUTHORITY                                    533,750                0       533,750
RINGGOLD PA., (GO)                                                              0          502,500       502,500

PNC PENNSYLVANIA TAX-FREE INCOME PORTFOLIO
COMPASS PENNSYLVANIA MUNICIPAL BOND FUND                                                           PAR (000)
PRO-FORMA SCHEDULE OF INVESTMENTS                                                   ----------------------------------------
MARCH 31, 1995                                                                          PNC         COMPASS
                                                                                    PENNSYLVANIA  PENNSYLVANIA
(UNAUDITED)                                                                           TAX-FREE     MUNICIPAL
                                                                                       INCOME         BOND      PRO-FORMA
                                                              RATE      MATURITY     PORTFOLIO        FUND       COMBINED
                                                             -----     ---------    -----------  ------------   ----------
SCRANTON-LACKAWANNA HEALTH AND WELFARE                         7.40       06/15/00           200             0          200
SE PA TRANS AUTH REV                                           5.75       12/01/04             0           500          500
SENECA VY PA SCH DIST  GO                                      5.75       07/01/10             0           500          500
SOUTHEASTERN PENNSYLVANIA TRANPORTATION                        5.88       03/01/09         1,230             0        1,230
STATE PUBLIC SCHOOL BUILDING AUTHORITY                         5.38       10/01/17         1,000             0        1,000
SUSQUEHANNA UNIV, PA  RB                                       6.90       03/01/02             0           750          750
THOM JEFF UNIV, PA (PRF)                                       7.55       11/01/10             0           500          500
TRINITY SCHOOL DISTRICT GENERAL OBLIGATION                     5.50       11/01/11         2,000             0        2,000
WATTSBURG, PA (GO)                                             6.35       04/01/15             0           500          500
WAYNE HIGHLANDS, PA (GO)                                       6.00       04/01/12             0           500          500
WEST CHESTER, PA (GO)                                          6.20       09/01/14             0         1,000        1,000
WEST VIEW, PA  (ETM)                                           9.00       05/15/99             0           400          400
WESTMORELAND COUNTY INDUSTRIAL DEVELOPMENT                     6.00       07/01/11           200             0          200
YORK COUNTY HOSPITAL AUTHORITY REVENUE BOND                    4.60       12/01/04           605             0          605
YORK COUNTY HOSPITAL AUTHORITY REVENUE BOND                    4.70       12/01/05           680             0          680
YORK COUNTY HOSPITAL AUTHORITY REVENUE BOND                    4.80       12/01/06           635             0          635
SMITH BARNEY TAX FREE MONEY MARKET FUND                                                1,900,914             0    1,900,914
VANGUARD PENNSYLVANIA TAX-EXEMPT MONEY FUND                                            1,000,000             0    1,000,000

TOTAL INVESTMENTS


PNC PENNSYLVANIA TAX-FREE INCOME PORTFOLIO
COMPASS PENNSYLVANIA MUNICIPAL BOND FUND                                        VALUE AT MARCH 31, 1995
PRO-FORMA SCHEDULE OF INVESTMENTS                                  ---------------------------------------------
MARCH 31, 1995                                                          PNC             COMPASS
                                                                   PENNSYLVANIA      PENNSYLVANIA
(UNAUDITED)                                                          TAX-FREE          MUNICIPAL
                                                                      INCOME             BOND        PRO-FORMA
                                                                     PORTFOLIO           FUND         COMBINED
                                                                    -----------     -------------   -----------
SCRANTON-LACKAWANNA HEALTH AND WELFARE                                    223,750                0       223,750
SE PA TRANS AUTH REV                                                            0          501,250       501,250
SENECA VY PA SCH DIST  GO                                                       0          496,875       496,875
SOUTHEASTERN PENNSYLVANIA TRANPORTATION                                 1,243,838                0     1,243,838
STATE PUBLIC SCHOOL BUILDING AUTHORITY                                    937,500                0       937,500
SUSQUEHANNA UNIV, PA  RB                                                        0          786,563       786,563
THOM JEFF UNIV, PA (PRF)                                                        0          566,250       566,250
TRINITY SCHOOL DISTRICT GENERAL OBLIGATION                              1,927,500                0     1,927,500
WATTSBURG, PA (GO)                                                              0          509,375       509,375
WAYNE HIGHLANDS, PA (GO)                                                        0          500,000       500,000
WEST CHESTER, PA (GO)                                                           0        1,011,250     1,011,250
WEST VIEW, PA  (ETM)                                                            0          460,000       460,000
WESTMORELAND COUNTY INDUSTRIAL DEVELOPMENT                                201,250                0       201,250
YORK COUNTY HOSPITAL AUTHORITY REVENUE BOND                               564,919                0       564,919
YORK COUNTY HOSPITAL AUTHORITY REVENUE BOND                               631,550                0       631,550
YORK COUNTY HOSPITAL AUTHORITY REVENUE BOND                               587,375                0       587,375
SMITH BARNEY TAX FREE MONEY MARKET FUND                                 1,900,914                0     1,900,914
VANGUARD PENNSYLVANIA TAX-EXEMPT MONEY FUND                             1,000,000                0     1,000,000

TOTAL INVESTMENTS                                                     $61,872,120      $16,941,313   $78,813,433
                                                                      ===========      ===========   ===========

See Accompanying Notes to Proforma Financial Statements

PNC VALUE EQUITY PORTFOLIO
COMPASS EQUITY INCOME FUND
PRO-FORMA SCHEDULE OF INVESTMENTS
MARCH 31, 1995
(UNAUDITED)
                                                              SHARES                              VALUE AT MARCH 31, 1995
                                             -----------------------------------------   ------------------------------------------
                                                PNC           COMPASS                        PNC         COMPASS
                                               VALUE          EQUITY                        VALUE         EQUITY
                                              EQUITY          INCOME      PRO-FORMA         EQUITY        INCOME      PRO-FORMA
                                             PORTFOLIO         FUND        COMBINED       PORTFOLIO        FUND        COMBINED
                                             ---------         ----        --------       ---------        ----        --------
ACE LIMITED                                             0        234,200      234,200              $0    $5,913,550     $5,913,550
AETNA LIFE & CASUALTY                                   0         97,400       97,400               0     5,551,800      5,551,800
ALCAN ALUMINUM LTD                                      0         50,000       50,000               0     1,331,250      1,331,250
ALCATEL ALSTHOM - ADR                                   0         61,500       61,500               0     1,114,687      1,114,687
ALEXANDER & ALEXANDER                                   0         92,100       92,100               0     2,175,863      2,175,863
ALEXANDER & BALDWIN                                     0        106,300      106,300               0     2,391,750      2,391,750
ALLIEDSIGNAL, INC.                                238,400              0      238,400       9,357,200             0      9,357,200
ALUMINUM COMPANY AMERICA                                0        369,400      369,400               0    15,283,925     15,283,925
AMBAC, INC.                                       176,400              0      176,400       7,166,250             0      7,166,250
AMERADA HESS CO                                         0         60,000       60,000               0     2,962,500      2,962,500
AMERICAN GENERAL CORP.                            211,600              0      211,600       6,824,100             0      6,824,100
AMERICAN HOME PRODUCTS CORP.                      181,800              0      181,800      12,953,250             0     12,953,250
AMERICAN INTERNATIONAL GROUP, INC.                 93,250              0       93,250       9,721,313             0      9,721,313
AMERICAN PREMIER UNDWR.                                 0         40,000       40,000               0       965,000        965,000
AMERICAN REAL ESTATE                                    0        148,700      148,700               0     1,171,013      1,171,013
AMR CORPORATION                                         0      4,775,000    4,775,000               0     4,464,625      4,464,625
AMR CORP.                                               0          8,000        8,000               0       518,000        518,000
AON CORP.                                         220,300              0      220,300       8,040,950             0      8,040,950
ASTORIA FINANCIAL CORP                                  0         88,000       88,000               0     2,706,000      2,706,000
ATLANTIC RICHFIELD CO.                            104,800         14,100      118,900      12,052,000     1,621,500     13,673,500
BANCO BILBAO VIZCAYA-ADR                                0          4,200        4,200               0       106,050        106,050
BANK OF NEW YORK CO.,INC.                         197,500              0      197,500       6,492,813             0      6,492,813
BANKAMERICA CORP                                        0        216,793      216,793               0    10,460,262     10,460,262
BCE INC.                                                0        249,900      249,900               0     7,715,663      7,715,663
BE AEROSPACE INCORPORATED                               0        239,800      239,800               0     1,558,700      1,558,700
BECKMAN INSTRUMENTS, INC.                         279,000              0      279,000       8,265,375             0      8,265,375
BMC SOFTWARE                                            0         30,400       30,400               0     1,938,000      1,938,000
BOEING CO.                                        321,700         52,500      374,200      17,331,588     2,828,438     20,160,025
BOISE CASCADE  PFD-CV                                   0         99,800       99,800               0     2,956,575      2,956,575
BOISE CASCADE CORP.                                     0         50,200       50,200               0     1,744,450      1,744,450
BRASCAN LIMITED -CL A                                   0        101,700      101,700               0     1,372,950      1,372,950
BRIERLEY INVEST LTD ADR                                 0        625,000      625,000               0       906,250        906,250
BRISTOL MEYERS SQUIBB CO.                         175,700              0      175,700      11,069,100             0     11,069,100
BRITISH AIRWAYS PLC ADR                           149,100              0      149,100       9,803,325             0      9,803,325
BURLINGTON RESOURCES                                    0         87,100       87,100               0     3,549,325      3,549,325
CALIFORNIA FEDERAL BANK                                 0        143,462      143,462               0     1,524,284      1,524,284
CANADIAN PAC LTD                                        0         91,300       91,300               0     1,369,500      1,369,500
CENTEX CONSTRUCTION                                     0        251,000      251,000               0     3,106,125      3,106,125
CENTRAL MAINE POWER CO                                  0        139,400      139,400               0     1,533,400      1,533,400
CENTRAL VERMONT PUBLIC SV                               0         77,600       77,600               0     1,037,900      1,037,900
CHEVRON CORP.                                     135,300              0      135,300       6,494,400             0      6,494,400
CHIQUITTA BRANDS INTL                                   0        123,000      123,000               0     1,552,875      1,552,875

PNC VALUE EQUITY PORTFOLIO
COMPASS EQUITY INCOME FUND
PRO-FORMA SCHEDULE OF INVESTMENTS
MARCH 31, 1995
(UNAUDITED)
                                                              SHARES                             VALUE AT MARCH 31, 1995
                                             -----------------------------------------   ------------------------------------------
                                                PNC           COMPASS                        PNC         COMPASS
                                               VALUE          EQUITY                        VALUE         EQUITY
                                              EQUITY          INCOME      PRO-FORMA         EQUITY        INCOME      PRO-FORMA
                                             PORTFOLIO         FUND        COMBINED       PORTFOLIO        FUND        COMBINED
                                             ---------         ----        --------       ---------        ----        --------
CHRYSLER CORP.                                    216,100              0      216,100       9,049,188             0      9,049,188
CHUBB CORP.                                        97,500         89,100      186,600       7,702,500     7,038,900     14,741,400
CIGNA CORP.                                             0         75,000       75,000               0     5,606,250      5,606,250
CMS ENERGY CORPORATION                                  0         65,300       65,300               0     1,526,388      1,526,388
COAST SAVINGS FINANCIAL                                 0         63,600       63,600               0     1,025,550      1,025,550
COMERICA, INC.                                    294,200              0      294,200       8,090,500             0      8,090,500
COMSAT CORPORATION                                      0        142,500      142,500               0     2,654,063      2,654,063
CONRAIL CORP.                                     157,500              0      157,500       8,839,688             0      8,839,688
COOPER INDUSTRIES INC.                                  0         59,100       59,100               0     2,290,125      2,290,125
CORESTATES FINANCIAL CORP.                        348,426              0      348,426      11,149,632             0     11,149,632
CORNING INCORPORATED                                    0         13,200       13,200               0       475,200        475,200
DEAN WITTER DISCOVER & CO.                        281,936              0      281,936      11,488,892             0     11,488,892
DIAMOND SHAMROCK, INC.                            229,400              0      229,400       6,050,425             0      6,050,425
DOW CHEMICAL CO.                                  190,000              0      190,000      13,870,000             0     13,870,000
EASTMAN KODAK COMPANY                                   0        121,000      121,000               0     6,428,125      6,428,125
ELF AQUITAINE ADR                                 258,100              0      258,100      10,001,375             0     10,001,375
ELI LILLY & CO.                                   188,200              0      188,200      13,762,125             0     13,762,125
ENSERCH CORP                                            0         55,100       55,100               0       819,613        819,613
ENTERGY CORP.                                     200,000         72,100      272,100       4,175,000     1,505,088      5,680,088
ESSEX PROPERTY TRUST REIT                               0        161,000      161,000               0     2,555,875      2,555,875
EXXON CORP.                                       116,200              0      116,200       7,756,350             0      7,756,350
E.I. DU PONT DE NEMOURS & CO.                     177,825              0      177,825      10,758,413             0     10,758,413
FEDERAL PAPER BOARD CO., INC.                     157,600              0      157,600       4,491,600             0      4,491,600
FINGERHUT COMPANIES, INC.                         395,400              0      395,400       4,695,375             0      4,695,375
FIRST BRANDS CORP.                                133,559              0      133,559       5,025,157             0      5,025,157
FIRST CHICAGO CORP.                               242,800              0      242,800      12,170,350             0     12,170,350
FORD MOTOR CO.                                    374,900              0      374,900      10,122,300             0     10,122,300
FRUIT OF THE LOOM, INC.                           285,800              0      285,800       7,502,250             0      7,502,250
GABLES RESIDTL TR (REIT)                                0         32,900       32,900               0       612,763        612,763
GENERAL ELECTRIC CO.                              221,900              0      221,900      12,010,338             0     12,010,338
GENERAL MOTORS CORP.                              182,804        161,800      344,604       8,089,077     7,159,650     15,248,727
GENERAL REINSURANCE CORP.                          50,600              0       50,600       6,679,200             0      6,679,200
GEORGIA PAC CORP                                        0         19,000       19,000               0     1,515,250      1,515,250
GLENDALE FED BK  PFD-CV                                 0        211,450      211,450               0     6,237,775      6,237,775
GLENDALE FED BNK  WARRANT                               0        130,480      130,480               0       391,440        391,440
GOODYEAR TIRE & RUBBER CO.                        298,000              0      298,000      10,951,500             0     10,951,500
GP FINANCIAL CORP                                       0        100,000      100,000               0     2,312,500      2,312,500
HAEMONETICS CORPORATION                                 0         20,000       20,000               0       290,000        290,000
HILLS DEPT STORES                                       0         27,251       27,251               0       551,833        551,833
IMC GLOBAL, INC.                                  264,050              0      264,050      12,905,444             0     12,905,444
IMPERIAL OIL LIMITED                                    0         45,500       45,500               0     1,620,938      1,620,938
INTERNATIONAL PAPER CO.                           100,000        150,800      250,800       7,512,500    11,328,850     18,841,350


PNC VALUE EQUITY PORTFOLIO
COMPASS EQUITY INCOME FUND
PRO-FORMA SCHEDULE OF INVESTMENTS
MARCH 31, 1995
(UNAUDITED)
                                                              SHARES                             VALUE AT MARCH 31, 1995
                                             -----------------------------------------   ------------------------------------------
                                                PNC           COMPASS                        PNC         COMPASS
                                               VALUE          EQUITY                        VALUE         EQUITY
                                              EQUITY          INCOME      PRO-FORMA         EQUITY        INCOME      PRO-FORMA
                                             PORTFOLIO         FUND        COMBINED       PORTFOLIO        FUND        COMBINED
                                             ---------         ----        --------       ---------        ----        --------
INTERSTATE BAKERIES INC.                                0        253,600      253,600               0     3,677,200      3,677,200
ITT CORP.                                          66,000              0       66,000       6,773,250             0      6,773,250
JOHNSTOWN AMERICA INDUS                                 0         10,000       10,000               0       135,000        135,000
K MART CORP.                                      723,000        110,700      833,700       9,941,250     1,522,125     11,463,375
KEYCORP                                                 0        122,200      122,200               0     3,452,150      3,452,150
KIMBERLY CLARK CORP                                     0         15,000       15,000               0       780,000        780,000
KOGER EQUITY INC (REIT)                                 0        215,700      215,700               0     1,455,975      1,455,975
LDDS COMMUNICATIONS INC.                                0         95,614       95,614               0     2,234,977      2,234,977
LEHMAN BROS HOLDING INC                                 0        213,560      213,560               0     3,844,080      3,844,080
LOEWS CORPORATION                                       0         10,000       10,000               0       987,500        987,500
LONDON & O/S FREITR ADR                                 0         82,400       82,400               0       947,600        947,600
LONG ISLAND BANCORP INC                                 0        100,000      100,000               0     1,750,000      1,750,000
LUBRIZOL CORP.                                    459,200              0      459,200      16,186,800             0     16,186,800
MBIA, INC.                                        117,500              0      117,500       7,387,813             0      7,387,813
MERCK & CO., INC.                                 283,350              0      283,350      12,077,794             0     12,077,794
MERIDIAN BANCORP, INC.                            288,900              0      288,900       8,847,563             0      8,847,563
MITCHELL ENERGY CL A                                    0          1,000        1,000               0        18,000         18,000
MOBIL CORP.                                        92,500              0       92,500       8,567,813             0      8,567,813
MONSANTO CO.                                      154,800              0      154,800      12,422,700             0     12,422,700
MURPHY OIL                                              0          5,900        5,900               0       254,438        254,438
NATIONAL FUEL GAS CORP.                                 0         25,000       25,000               0       700,000        700,000
NATIONSBANK CORP.                                 148,500              0      148,500       7,536,375             0      7,536,375
NEW YORK ST ELEC & GAS                                  0         49,100       49,100               0     1,049,513      1,049,513
NEWHALL LAND & FARM CO.                                 0         74,200       74,200               0     1,094,450      1,094,450
NIAGARA MOHAWK PWR CO                                   0        240,800      240,800               0     3,311,000      3,311,000
NIPSCO                                            100,000              0      100,000       3,112,500             0      3,112,500
NOBLE DRILLING CORP.                                    0        236,400      236,400               0     1,447,950      1,447,950
NORDSK HYDRO A.S.  ADR                                  0         66,000       66,000               0     2,458,500      2,458,500
NORFOLK SOUTHERN CORP.                            106,100              0      106,100       7,095,438             0      7,095,438
NYNEX CORP.                                       286,800              0      286,800      11,364,450             0     11,364,450
OCCIDENTAL PETRO CORP                                   0              0            0               0             0              0
OHIO EDISON CO.                                   223,900              0      223,900       4,478,000             0      4,478,000
OLD REPUBLIC INTL CORP                                  0        110,000      110,000               0     2,640,000      2,640,000
OMI CORP                                                0        173,500      173,500               0       954,250        954,250
ORYX ENERGY CO.                                         0        268,000      268,000               0     3,383,500      3,383,500
OVERSEAS SHIPHOLDING                                    0          6,900        6,900               0       141,450        141,450
PECO ENERGY CO.                                   446,900              0      446,900      11,228,363             0     11,228,363
PETROLEUM HEAT & POWER                                  0        416,700      416,700               0     3,021,075      3,021,075
PHELPS DODGE CORP.                                179,300              0      179,300      10,197,688             0     10,197,688
PHILLIPS PETROLEUM CO.                            186,900        116,600      303,500       6,845,213     4,270,475     11,115,688
POLICY MANAGEMENT SYSTEM                                0         44,200       44,200               0     1,939,275      1,939,275
POTASH CORP SASK INC                                    0         35,800       35,800               0     1,593,100      1,593,100

PNC VALUE EQUITY PORTFOLIO
COMPASS EQUITY INCOME FUND
PRO-FORMA SCHEDULE OF INVESTMENTS
MARCH 31, 1995
(UNAUDITED)
                                                              SHARES                             VALUE AT MARCH 31, 1995
                                             -----------------------------------------   ------------------------------------------
                                                PNC           COMPASS                        PNC         COMPASS
                                               VALUE          EQUITY                        VALUE         EQUITY
                                              EQUITY          INCOME      PRO-FORMA         EQUITY        INCOME      PRO-FORMA
                                             PORTFOLIO         FUND        COMBINED       PORTFOLIO        FUND        COMBINED
                                             ---------         ----        --------       ---------        ----        --------
RAYCHEM CORP.                                           0         83,700       83,700               0     3,400,313      3,400,313
RAYONIER INC                                            0         25,900       25,900               0       806,138        806,138
REINSURANCE GROUP OF AMER                               0         19,200       19,200               0       520,800        520,800
RELIASTAR FINANCIAL CORP.                          90,000              0       90,000       3,060,000             0      3,060,000
REPUBLIC NEW YORK CORP.                           151,800              0      151,800       7,457,175             0      7,457,175
REYNLDS MTLS PFD                                        0         30,600       30,600               0     1,457,325      1,457,325
RHONE-POULENC S.A. ADR                                  0         30,400       30,400               0       714,400        714,400
ROYAL DUTCH PETROLEUM CO.                          83,400              0       83,400      10,008,000             0     10,008,000
RYLAND GROUP                                            0        113,500      113,500               0     1,631,563      1,631,563
SANTA FE ENERGY RES  PFD                                0        100,000      100,000               0       962,500        962,500
SEAGRAM LTD                                             0         49,000       49,000               0     1,555,750      1,555,750
SEAGULL ENERGY                                          0        197,800      197,800               0     3,906,550      3,906,550
SEARS, ROEBUCK & CO.                              165,500              0      165,500       8,833,563             0      8,833,563
SEQUA CORP.  -CL A                                      0         94,900       94,900               0     2,775,825      2,775,825
SMITH BARNEY MONEY MARKET FUND                 14,342,831              0   14,342,831      14,342,831             0     14,342,831
SONAT OFFSHORE DRILLING                                 0        165,100      165,100               0     3,838,575      3,838,575
SOUTHDOWN INC                                           0        144,300      144,300               0     2,453,100      2,453,100
SOUTHERN CO.                                      316,300              0      316,300       6,444,613             0      6,444,613
STANDARD COMMERCIAL CORP                                0              0            0               0             4              4
STORAGE EQUITIES (REIT)                                 0        103,000      103,000               0     1,751,000      1,751,000
STRATUS COMPUTER, INC.                            182,500              0      182,500       5,703,125             0      5,703,125
SUN COMMUNTIES INC (REIT)                               0        104,200      104,200               0     2,344,500      2,344,500
SUN MICROSYSTEMS, INC.                            304,200              0      304,200      10,570,950             0     10,570,950
TECHNIP ADS 144A                                        0         55,700       55,700               0     1,570,740      1,570,740
TEMPLE INLAND CO                                        0        102,500      102,500               0     4,599,688      4,599,688
TENNECO, INC.                                     232,700              0      232,700      10,965,988             0     10,965,988
TEXACO, INC.                                       96,600              0       96,600       6,423,900             0      6,423,900
TIG HOLDINGS, INC.                                194,100              0      194,100       4,367,250             0      4,367,250
ULTRAMAR PLC ADR                                  294,500              0      294,500       7,657,000             0      7,657,000
UNICOM CORPORATION                                425,430        171,900      597,330      10,103,963     4,082,625     14,186,588
UNION BANK/SF                                           0        101,600      101,600               0     3,505,200      3,505,200
UNITED TECHNOLOGIES CORP.                         187,050              0      187,050      12,929,831             0     12,929,831
UNIVERSAL CORP                                          0        428,600      428,600               0     8,947,025      8,947,025
UNOCAL CORP                                             0        153,000      153,000               0     4,398,750      4,398,750
UST, INC.                                         267,800              0      267,800       8,502,650             0      8,502,650
USX-MARATHON GROUP INC                                  0        284,500      284,500               0     4,978,750      4,978,750
U.S. WEST, INC.                                   268,500              0      268,500      10,740,000             0     10,740,000
WASHINGTON ENERGY CO                                    0         25,000       25,000               0       334,375        334,375
WILLAMETTE INDUSTRIES INC                               0         63,200       63,200               0     3,444,400      3,444,400
WMX TECHNOLOGIES INC.                                   0        118,100      118,100               0     3,247,750      3,247,750
XEROX CORP.                                        51,200              0       51,200       6,009,600             0      6,009,600
YORK INTERNATIONAL CORP                                 0         53,200       53,200               0     2,101,400      2,101,400

PNC VALUE EQUITY PORTFOLIO
COMPASS EQUITY INCOME FUND
PRO-FORMA SCHEDULE OF INVESTMENTS
MARCH 31, 1995
(UNAUDITED)
                                                               SHARES                            VALUE AT MARCH 31, 1995
                                             -----------------------------------------   ------------------------------------------
                                                PNC           COMPASS                        PNC         COMPASS
                                               VALUE          EQUITY                        VALUE         EQUITY
                                              EQUITY          INCOME      PRO-FORMA         EQUITY        INCOME      PRO-FORMA
                                             PORTFOLIO         FUND        COMBINED       PORTFOLIO        FUND        COMBINED
                                             ---------         ----        --------       ---------        ----        --------
REPO (6.25%)                                            0     14,897,000   14,897,000               0    14,897,000     14,897,000

TOTAL INVESTMENTS                                                                        $638,604,283  $290,668,007   $929,272,290
                                                                                         ============  ============   ============

See Accompanying Notes to Proforma Financial Statements


  PNC GROWTH EQUITY PORTFOLIO
  COMPASS GROWTH FUND
  PRO-FORMA SCHEDULE OF INVESTMENTS
  MARCH 31, 1995
  (UNAUDITED)
                                                       SHARES/PAR (000)                      VALUE AT MARCH 31, 1995
                                            ------------------------------------    --------------------------------------
                                               PNC
                                              GROWTH      COMPASS                      PNC         COMPASS
                                              EQUITY       GROWTH     PRO-FORMA      GROWTH         GROWTH      PRO-FORMA
                                            PORTFOLIO       FUND       COMBINED     PORTFOLIO        FUND        COMBINED
                                            ---------       ----       --------     ---------        ----        ---------
  EQUITY SECURITIES:
  ABBOTT LABORATORIES, INC.                     70,000        77,000     147,000     $2,493,750    $2,743,125    $5,236,875
  ACE LIMITED                                        0       126,000     126,000              0     3,181,500     3,181,500
  AIR PRODUCTS & CHEMICAL INC.                  39,000        26,800      65,800      2,032,875     1,396,950     3,429,825
  ALBEMARLE CORP                                     0       130,000     130,000              0     1,657,500     1,657,500
  ALBERTSON'S, INC.                             60,000             0      60,000      1,935,000             0     1,935,000
  ALLIED-SIGNAL, INC.                           67,000             0      67,000      2,629,750             0     2,629,750
  AMERICAN INTERNATIONAL GROUP, INC.            27,000        26,500      53,500      2,814,750     2,762,625     5,577,375
  AMERICAN RE CORP                                   0        70,200      70,200              0     2,457,000     2,457,000
  AMGEN, INC.                                   30,000             0      30,000      2,021,250             0     2,021,250
* AMOCO CORP                                         0        54,000      54,000              0     3,435,750     3,435,750
  AMP, INC.                                     30,000        72,000     102,000      1,080,000     2,592,000     3,672,000
  ANHEUSER-BUSCH COS.,INC.                      51,000             0      51,000      2,989,875             0     2,989,875
  ATMEL CORP.                                   21,200             0      21,200        818,850             0       818,850
  AT&T CORP.                                    32,000        36,500      68,500      1,656,000     1,888,875     3,544,875
  AUTOMATIC DATA PROCESSING, INC.               42,000        42,000      84,000      2,646,000     2,646,000     5,292,000
* AUTOZONE INC.                                      0        90,100      90,100              0     2,241,238     2,241,238
  BANKAMERICA CORP.                             45,500             0      45,500      2,195,375             0     2,195,375
* BEVERLY ENTERPRISES                                0       138,000     138,000              0     2,001,000     2,001,000
  BOATMEN'S BANCSHARES,INC.                     50,000             0      50,000      1,512,500             0     1,512,500
* BURLINGTON RESOURCES                               0        35,000      35,000              0     1,426,250     1,426,250
  CAPITAL CITIES ABC,INC.                       24,300             0      24,300      2,144,475             0     2,144,475
  CINTAS CORP.                                  46,300             0      46,300      1,736,250             0     1,736,250
  CISCO SYSTEMS, INC.                           60,500             0      60,500      2,306,563             0     2,306,563
  CLARK EQUIPMENT CO.                           18,700             0      18,700      1,542,750             0     1,542,750
  COCA-COLA CO.                                 44,500             0      44,500      2,514,250             0     2,514,250
  COLGATE-PALMOLIVE CO.                         20,000             0      20,000      1,320,000             0     1,320,000
  COLUMBIA HCA HEALTHCARE CORP.                 50,000             0      50,000      2,150,000             0     2,150,000
  COMCAST SPECIAL A                                  0       150,000     150,000              0     2,343,750     2,343,750
  COMPAQ COMPUTER CORP.                         46,000             0      46,000      1,587,000             0     1,587,000
  COMPUTER SCIENCES CORP.                       29,000        50,000      79,000      1,431,875     2,468,750     3,900,625
  CONAGRA, INC.                                 46,000             0      46,000      1,523,750             0     1,523,750
  COOPER TIRE & RUBBER CO.                      70,000             0      70,000      1,986,250             0     1,986,250
  CPC INTERNATIONAL, INC.                       54,000             0      54,000      2,922,750             0     2,922,750
  DEAN WITTER DISCOVER & CO.                    36,000             0      36,000      1,467,000             0     1,467,000
  DIAL CORP.                                    86,000             0      86,000      2,182,250             0     2,182,250
  DOW CHEMICAL CO.                              36,000             0      36,000      2,628,000             0     2,628,000
  DSC COMMUNICATIONS CORP.                      37,500             0      37,500      1,221,093             0     1,221,093
* DUN & BRADSTREET                                   0        32,000      32,000              0     1,684,000     1,684,000
* DURIRON CO                                         0       120,000     120,000              0     2,460,000     2,460,000
  ECHLIN,INC.                                   60,000             0      60,000      2,310,000             0     2,310,000
  EMERSON ELECTRIC CO.                          45,000             0      45,000      2,992,500             0     2,992,500
  ENGELHARD CORP                                     0       111,000     111,000              0     3,288,375     3,288,375
  EQUIFAX, INC.                                 50,000             0      50,000      1,687,500             0     1,687,500

  PNC GROWTH EQUITY PORTFOLIO
  COMPASS GROWTH FUND
  PRO-FORMA SCHEDULE OF INVESTMENTS
  MARCH 31, 1995
  (UNAUDITED)
                                                      SHARES/PAR (000)                      VALUE AT MARCH 31, 1995
                                            ------------------------------------    --------------------------------------
                                               PNC
                                              GROWTH      COMPASS                      PNC         COMPASS
                                              EQUITY       GROWTH     PRO-FORMA      GROWTH         GROWTH      PRO-FORMA
                                            PORTFOLIO       FUND       COMBINED     PORTFOLIO        FUND        COMBINED
                                            ---------       ----       --------     ---------        ----        ---------
  ERICSSON L M TELEPHONE CO                          0        50,000      50,000              0     3,090,625     3,090,625
  E.I. DU PONT DE NEMOURS & CO.                 34,000             0      34,000      2,057,000             0     2,057,000
  FEDERAL HOME LOAN MORTGAGE CORP.              10,000             0      10,000        605,000             0       605,000
  FEDERAL NATIONAL MORTGAGE ASSOCIATION         10,000             0      10,000        813,750             0       813,750
  FED. NATL. MTG. ASSOC.                             0        40,000      40,000              0     3,255,000     3,255,000
  FIRST DATA CORP.                              27,700             0      27,700      1,436,938             0     1,436,938
  FIRST FINANCIAL MANAGEMENT CORP.              30,000             0      30,000      2,167,500             0     2,167,500
* FISERV INC                                         0         9,800       9,800              0       259,700       259,700
  FOREST LABORATORIES, INC.                     15,000             0      15,000        714,375             0       714,375
  FOSTER WHEELER CORP.                          15,000        44,900      59,900        508,125     1,520,988     2,029,113
  GENERAL ELECTRIC CO.                          84,000             0      84,000      4,546,500             0     4,546,500
  GENERAL INSTRUMENTS CORP.                     74,000        68,000     142,000      2,571,500     2,363,000     4,934,500
  GENERAL MILLS INC                                  0        22,600      22,600              0     1,347,525     1,347,525
  GENERAL RE CORP.                              10,000             0      10,000      1,320,000             0     1,320,000
* GENETICS INSTITUTE                                 0        54,000      54,000              0     2,052,000     2,052,000
  GILLETTE CO.                                  36,000             0      36,000      2,938,500             0     2,938,500
* HAFSLUND NYCOMED-CL B ADR                          0        90,000      90,000              0     1,788,750     1,788,750
  HBO & CO.                                     29,100             0      29,100      1,265,850             0     1,265,850
  HEALTHSOUTH CORP.                             75,000             0      75,000      3,046,875             0     3,046,875
  HEWLETT PACKARD CO.                           13,400        24,000      37,400      1,613,025     2,889,000     4,502,025
  HOME DEPOT, INC.                              25,000             0      25,000      1,106,250             0     1,106,250
  HOSPITALITY FRANCHISE SYSTEM, INC.            91,000             0      91,000      2,912,000             0     2,912,000
  HUMANA, INC.                                  80,000             0      80,000      2,050,000             0     2,050,000
  ILLINOIS TOOL WORKS, INC.                     68,000        70,000     138,000      3,323,500     3,421,250     6,744,750
  INTEL CORP.                                   25,700             0      25,700      2,181,288             0     2,181,288
  INTERNATIONAL BUSINESS MACHINES CORP.         19,700             0      19,700      1,612,938             0     1,612,938
* INTERNATIONAL GAME TECH                            0       107,000     107,000              0     1,444,500     1,444,500
* INTERNATIONAL PAPER CO                             0        21,900      21,900              0     1,645,238     1,645,238
  INTERPUBLIC GROUP OF COS.,INC.                73,900             0      73,900      2,762,013             0     2,762,013
  JOHNSON & JOHNSON                             42,000             0      42,000      2,499,000             0     2,499,000
* KERR MCGEE CORP                                    0        40,000      40,000              0     2,040,000     2,040,000
  KIMBERLY CLARK CORP                                0        50,000      50,000              0     2,600,000     2,600,000
  KNIGHT-RIDDER INC                                  0        26,800      26,800              0     1,514,200     1,514,200
  KROGER CO.                                    77,200             0      77,200      2,036,150             0     2,036,150
  LA QUINTA INNS, INC.                          90,000             0      90,000      2,441,250             0     2,441,250
  LANCASTER COLONY CORP.                        43,333             0      43,333      1,538,322             0     1,538,322
  LOWE'S COS., INC.                             31,000             0      31,000      1,069,500             0     1,069,500
  LSI LOGIC CORP.                               36,000             0      36,000      1,890,000             0     1,890,000
* LTV CORPORATION                                    0        74,000      74,000              0     1,128,500     1,128,500
  MALLINCKRODT GROUP INC                             0        50,700      50,700              0     1,711,125     1,711,125
  MANOR CARE, INC.                              55,000             0      55,000      1,670,625             0     1,670,625
  MARRIOT INTERNATIONAL, INC.                   83,000             0      83,000      2,884,250             0     2,884,250
  MATTELL, INC.                                 64,062             0      64,062      1,577,526             0     1,577,526
  MAY DEPT STORES                                    0        56,000      56,000              0     2,072,000     2,072,000


  PNC GROWTH EQUITY PORTFOLIO
  COMPASS GROWTH FUND
  PRO-FORMA SCHEDULE OF INVESTMENTS
  MARCH 31, 1995
  (UNAUDITED)
                                                       SHARES/PAR (000)                      VALUE AT MARCH 31, 1995
                                            ------------------------------------    --------------------------------------
                                               PNC
                                              GROWTH      COMPASS                     PNC          COMPASS
                                              EQUITY       GROWTH     PRO-FORMA      GROWTH         GROWTH      PRO-FORMA
                                            PORTFOLIO       FUND       COMBINED     PORTFOLIO        FUND        COMBINED
                                            ---------       ----       --------     ---------        ----        ---------
  MCDONALDS CORP.                               62,000             0      62,000      2,115,750             0     2,115,750
  MCGRAW-HILL , INC.                            34,800             0      34,800      2,496,900             0     2,496,900
  MCI COMM CO                                        0        90,000      90,000              0     1,856,250     1,856,250
  MERCK & CO., INC.                             50,000             0      50,000      2,131,250             0     2,131,250
  MFS COMMUNICATIONS CO INC                          0        47,400      47,400              0     1,659,000     1,659,000
  MICRON TECHNOLOGY, INC.                       13,700             0      13,700      1,041,200             0     1,041,200
  MICROSOFT CORP.                               34,000             0      34,000      2,418,250             0     2,418,250
  MICROSOFT INC.                                     0        30,000      30,000              0     2,133,750     2,133,750
  MILLIPORE CORP.                               40,000             0      40,000      2,230,000             0     2,230,000
  MINNESOTA MINING & MANUFACTURING CO.          45,000        22,500      67,500      2,615,625     1,307,813     3,923,438
  MIRAGE RESORTS, INC.                          39,800             0      39,800      1,114,400             0     1,114,400
  MOLEX, INC. CLASS A                           53,750             0      53,750      1,814,062             0     1,814,062
  MORGAN J P & CO                                    0        34,000      34,000              0     2,074,000     2,074,000
  MOTOROLA, INC.                                37,100        37,000      74,100      2,026,588     2,021,125     4,047,713
* M.S. CARRIERS INC                                  0       120,200     120,200              0     2,704,500     2,704,500
  NABISCO HOLDINGS CORP.                        36,000             0      36,000      1,030,500             0     1,030,500
* NALCO CHEMICAL COMPANY                             0        38,000      38,000              0     1,277,750     1,277,750
  NEWELL CO.                                    55,600             0      55,600      1,417,800             0     1,417,800
* NOBLE AFFILIATES                                   0        53,000      53,000              0     1,450,875     1,450,875
  NOKIA ADR CLASS A                                  0        16,500      16,500              0     1,212,750     1,212,750
  NOVELL INC                                         0       128,000     128,000              0     2,432,000     2,432,000
  OFFICEMAX, INC.                               93,400             0      93,400      2,393,374             0     2,393,374
  OMNICOM GROUP,INC.                            40,000             0      40,000      2,190,000             0     2,190,000
  ORACLE SYSTEMS CORP.                          42,000             0      42,000      1,312,500             0     1,312,500
  PACIFICARE HEALTH SYSTEMS, INC. CLASS B       45,000             0      45,000      3,251,250             0     3,251,250
  PARKER-HANNIFIN CORP.                         40,000             0      40,000      1,770,000             0     1,770,000
  PEPSICO,INC.                                  65,300        73,000     138,300      2,546,700     2,847,000     5,393,700
* PERRIGO CO                                         0       100,000     100,000              0     1,162,500     1,162,500
  PETSMART, INC.                                29,000             0      29,000      1,015,000             0     1,015,000
  PFIZER, INC.                                  25,000        35,000      60,000      2,143,750     3,001,250     5,145,000
  PHILIP MORRIS COS., INC.                      34,500             0      34,500      2,251,125             0     2,251,125
* POLICY MANAGEMENT SYSTEM                           0        44,000      44,000              0     1,930,500     1,930,500
  PPG INDUSTRIES, INC.                          30,000             0      30,000      1,132,500             0     1,132,500
  PROCTER & GAMBLE CO.                          33,500             0      33,500      2,219,375             0     2,219,375
  PROMUS COS., INC.                             14,000             0      14,000        525,000             0       525,000
  READERS DIGEST ASSOCIATION, INC.              35,400             0      35,400      1,703,625             0     1,703,625
  REPUBLIC NEW YORK CORP                             0        66,000      66,000              0     3,242,250     3,242,250
  REUTERS HOLDINGS PLC ADR                      36,000             0      36,000      1,656,000             0     1,656,000
  RUBBERMAID, INC.                              30,000        46,000      76,000        990,000     1,518,000     2,508,000
  R.R. DONNELLEY & SONS CO.                     40,000             0      40,000      1,375,000             0     1,375,000
  SARA LEE CORP.                                80,000        63,800     143,800      2,090,000     1,666,775     3,756,775
* SCHLUMBERGER LTD                                   0        34,500      34,500              0     2,057,063     2,057,063
  SCHOLASTIC CORPORATION                             0        51,700      51,700              0     2,817,650     2,817,650
  SCOTT PAPER CO.                               25,000             0      25,000      2,234,375             0     2,234,375


  PNC GROWTH EQUITY PORTFOLIO
  COMPASS GROWTH FUND
  PRO-FORMA SCHEDULE OF INVESTMENTS
  MARCH 31, 1995
  (UNAUDITED)
                                                                         SHARES/PAR (000)
                                                                 ---------------------------------
                                                                    PNC
                                                                   GROWTH    COMPASS
                                                                   EQUITY     GROWTH     PRO-FORMA
                                                                 PORTFOLIO     FUND       COMBINED
                                                                 ---------     ----       --------
                                            RATE      MATURITY
                                            ----      --------
  SERVICE CORP. INTERNATIONAL                                        75,000           0      75,000
  STAPLES, INC.                                                      60,000           0      60,000
  TEVA PHARMACEUTICAL INDUSTRIES LTD, ADR                            70,000           0      70,000
  TEXAS INSTRUMENTS, INC.                                            12,500           0      12,500
  TYSON FOODS, INC.                                                  60,500           0      60,500
* UNOCAL CORP                                                             0      99,000      99,000
  UST, INC.                                                          60,000           0      60,000
* VALUE HEALTH INC                                                        0      38,300      38,300
  VARIAN ASSOCIATES, INC.                                            53,200           0      53,200
  VIACOM, INC. CLASS B                                               18,000           0      18,000
  VODAFONE GRP PLC ADR                                                    0      75,000      75,000
  WAL-MART STORES, INC.                                              24,000      85,000     109,000
  WALT DISNEY CO.                                                    38,000           0      38,000
  WARNER-LAMBERT CO.                                                 17,000           0      17,000
  WASHINGTON POST CLASS B                                                 0       8,000       8,000
  XEROX CORP.                                                         9,200           0       9,200
  YORK INTERNATIONAL CORP                                                 0      38,700      38,700
  ZENECA GROUP PLC ADR                                                    0      72,000      72,000

  FIXED INCOME SECURITIES:
  FEDERAL HOME LOAN BANK DISCOUNT NOTES        6.25%   04/03/95      26,240           0      26,240
  REPO (6.25%)                                 6.25    04/03/95           0       7,266       7,266

  TOTAL INVESTMENTS


  PNC GROWTH EQUITY PORTFOLIO
  COMPASS GROWTH FUND
  PRO-FORMA SCHEDULE OF INVESTMENTS
  MARCH 31, 1995
  (UNAUDITED)
                                                      VALUE AT MARCH 31, 1995
                                                ---------------------------------------
                                                  PNC          COMPASS
                                                 GROWTH         GROWTH      PRO-FORMA
                                                PORTFOLIO        FUND        COMBINED
                                                ---------        ----        --------
  SERVICE CORP. INTERNATIONAL                     2,100,000             0     2,100,000
  STAPLES, INC.                                   1,582,500             0     1,582,500
  TEVA PHARMACEUTICAL INDUSTRIES LTD, ADR         2,108,750             0     2,108,750
  TEXAS INSTRUMENTS, INC.                         1,106,250             0     1,106,250
  TYSON FOODS, INC.                               1,459,562             0     1,459,562
* UNOCAL CORP                                             0     2,846,250     2,846,250
  UST, INC.                                       1,905,000             0     1,905,000
* VALUE HEALTH INC                                        0     1,464,975     1,464,975
  VARIAN ASSOCIATES, INC.                         2,241,050             0     2,241,050
  VIACOM, INC. CLASS B                              805,500             0       805,500
  VODAFONE GRP PLC ADR                                    0     2,484,375     2,484,375
  WAL-MART STORES, INC.                             612,000     2,167,500     2,779,500
  WALT DISNEY CO.                                 2,028,250             0     2,028,250
  WARNER-LAMBERT CO.                              1,330,250             0     1,330,250
  WASHINGTON POST CLASS B                                 0     2,056,000     2,056,000
  XEROX CORP.                                     1,079,850             0     1,079,850
  YORK INTERNATIONAL CORP                                 0     1,528,650     1,528,650
  ZENECA GROUP PLC ADR                                    0     3,051,000     3,051,000

  FIXED INCOME SECURITIES:
  FEDERAL HOME LOAN BANK DISCOUNT NOTES          26,230,889             0    26,230,889
  REPO (6.25%)                                            0     7,266,000     7,266,000

  TOTAL INVESTMENTS                            $223,481,531  $142,055,638  $365,537,169
                                               ============  ============  ============


* Denotes securities in violation of proposed investment objectives.

See Accompanying Notes to Proforma Financial Statemnts

PNC SMALL CAP GROWTH EQUITY PORTFOLIO
COMPASS SMALL COMPANY FUND
PRO-FORMA SCHEDULE OF INVESTMENTS
MARCH 31, 1995
(UNAUDITED)
                                                       SHARES/PAR(000)                       VALUE AT MARCH 31, 1995
                                          -------------------------------------    ---------------------------------------------
                                               PNC         COMPASS                      PNC            COMPASS
                                            SMALL CAP       SMALL                    SMALL CAP          SMALL
                                          GROWTH EQUITY    COMPANY   PRO-FORMA     GROWTH EQUITY       COMPANY      PRO-FORMA
                                            PORTFOLIO       FUND      COMBINED       PORTFOLIO          FUND         COMBINED
                                            ---------       ----      --------       ---------          ----         --------
EQUITY SECURITIES:
AAR CORP                                              0       31,500    31,500                  $0       $381,938       $381,938
ABR INFORMATION SERVICES                         19,200            0    19,200             475,200              0        475,200
ACCUSTAFF, INC.                                  27,600            0    27,600             527,850              0        527,850
ACT MANUFACTURING, INC.                          11,400            0    11,400             162,450              0        162,450
ACXIOM CORP.                                     70,000            0    70,000           1,172,500              0      1,172,500
ADTRAN, INC.                                     30,000            0    30,000           1,672,500              0      1,672,500
AFC CABLE SYSTEMS, INC.                          29,300            0    29,300             454,150              0        454,150
ALASKA AIRGROUP INC                                   0       22,600    22,600                   0        358,775        358,775
ALIAS RESEARCH, INC.                             40,000            0    40,000           1,220,000              0      1,220,000
AMCAST INDUSTRIAL CORP.                               0       19,000    19,000                   0        380,000        380,000
AMEIRCAN MEDICAL RESPONSE, INC.                  20,000            0    20,000             502,500              0        502,500
AMERICAN HOMEPATIENT INC.                        42,000            0    42,000           1,175,125              0      1,175,125
AMERICAN MANAGEMENT SYSTEMS, INC.                61,900            0    61,900           1,199,313              0      1,199,313
AMPHENOL CORP.                                   48,500            0    48,500           1,212,500              0      1,212,500
APPLIED MAGNETICS                                     0       31,500    31,500                   0         82,688         82,688
APPLIED VOICE TECHNOLOGY, INC.                   32,500            0    32,500             662,188              0        662,188
ARROW INTERNATIONAL, INC.                        16,400            0    16,400             578,100              0        578,100
ARVIN INDUSTRIES                                      0       15,200    15,200                   0        323,000        323,000
ASM LITHOGRAPHY HOLDING                          33,600            0    33,600             945,000              0        945,000
ASPEN TECHNOLOGY, INC.                           35,600            0    35,600             703,100              0        703,100
ATRIA SOFTWARE, INC.                             43,500            0    43,500           2,066,250              0      2,066,250
BERGEN BRUNSWIG                                       0       25,095    25,095                   0        671,291        671,291
BOOKS-A-MILLION, INC.                            70,000            0    70,000           1,023,750              0      1,023,750
BOWNE & CO INC                                        0       21,300    21,300                   0        343,463        343,463
BRANDON SYSTEMS CORP.                            20,000            0    20,000             437,500              0        437,500
BROWN GROUP INC                                       0        8,800     8,800                   0        255,200        255,200
BUGABOO CREEK STEAK HOUSE, INC.                  16,400            0    16,400             205,000              0        205,000
CALDOR CORP                                           0       13,900    13,900                   0        297,113        297,113
CAPSTEAD MORTGAGE CORP                                0       11,400    11,400                   0        256,500        256,500
CAROLINA FREIGHT CORP                                 0       27,300    27,300                   0        273,000        273,000
CASCADE COMMUNICATIONS CORP.                     15,000            0    15,000           1,035,000              0      1,035,000
CHIQUITTA BRANDS INTL                                 0       23,100    23,100                   0        291,638        291,638
COGNEX CORP.                                     54,500            0    54,500           1,566,875              0      1,566,875
COHERENT COMMUNICATIONS SYSTEM CORP.             34,000            0    34,000             658,750              0        658,750
COMDISCO INC                                          0        4,600     4,600                   0        123,050        123,050
CONCENTRA CORP.                                  54,800            0    54,800             753,500              0        753,500
CONTINENTAL MEDICAL SYS                               0       30,900    30,900                   0        239,475        239,475
COORS ADOLPH CO.                                      0       15,300    15,300                   0        250,538        250,538
CPI CORP                                              0       19,000    19,000                   0        301,625        301,625
CRAY RESEARCH INC.                                    0       20,700    20,700                   0        380,363        380,363
CRSS INC                                              0        2,200     2,200                   0         20,075         20,075
CYCARE SYSTEMS, INC.                             27,000            0    27,000             590,625              0        590,625
DAVIDSON & ASSOCIATES, INC.                      12,000            0    12,000             402,000              0        402,000
DELTA WOODSIDE IND. INC.                              0       30,600    30,600                   0        256,275        256,275

PNC SMALL CAP GROWTH EQUITY PORTFOLIO
COMPASS SMALL COMPANY FUND
PRO-FORMA SCHEDULE OF INVESTMENTS
MARCH 31, 1995
(UNAUDITED)
                                                         SHARES/PAR(000)                       VALUE AT MARCH 31, 1995
                                          -------------------------------------    ---------------------------------------------
                                               PNC         COMPASS                      PNC            COMPASS
                                            SMALL CAP       SMALL                    SMALL CAP          SMALL
                                          GROWTH EQUITY    COMPANY   PRO-FORMA     GROWTH EQUITY       COMPANY      PRO-FORMA
                                            PORTFOLIO       FUND      COMBINED       PORTFOLIO          FUND         COMBINED
                                            ---------       ----      --------       ---------          ----         --------
DH TECHNOLOGY, INC.                              26,500            0    26,500             550,438              0        550,438
DIALOGIC CORP.                                   20,800            0    20,800             590,200              0        590,200
DIAMOND SHAMROCK, INC.                                0       12,200    12,200                   0        321,775        321,775
DOUBLETREE CORP.                                 51,000            0    51,000           1,032,750              0      1,032,750
DURA PHARMACEUTICALS                             50,000            0    50,000             743,750              0        743,750
EGG HEAD INC                                          0       25,000    25,000                   0        212,500        212,500
EIS INTERNATIONAL, INC.                          71,000            0    71,000           1,189,250              0      1,189,250
ELECTRO SCIENTIFIC INDUSTRIES, INC.              25,300            0    25,300             610,363              0        610,363
ELECTRONICS FOR IMAGING, INC.                    20,400            0    20,400           1,091,400              0      1,091,400
ENERGEN CORP                                          0       19,000    19,000                   0        434,625        434,625
ENSERCH CORP                                          0       21,800    21,800                   0        324,275        324,275
EPIC DESIGN TECHNOLOGY, INC.                     12,200            0    12,200             326,350              0        326,350
FAIR, ISSAC & CO., INC.                          17,000            0    17,000             816,000              0        816,000
FORE SYSTEMS, INC.                               33,000            0    33,000           1,303,500              0      1,303,500
FRED'S INCORPORATED                                   0       30,000    30,000                   0        292,500        292,500
FSI INTERNATIONAL, INC.                          33,100            0    33,100           1,336,413              0      1,336,413
FTP SOFTWARE, INC.                               37,200            0    37,200           1,181,100              0      1,181,100
FURON CO                                              0        5,100     5,100                   0         98,175         98,175
GARTNER GROUP INC. NEW CLASS A                   40,000            0    40,000           1,720,000              0      1,720,000
GENERAL HOST CORP                                     0       27,563    27,563                   0        182,602        182,602
GENESCO INC                                           0       53,100    53,100                   0        139,388        139,388
GENEVA STEEL CLASS A                                  0       17,700    17,700                   0        210,188        210,188
GIBSON GREETINGS INC                                  0       23,100    23,100                   0        205,013        205,013
GILAT SATELLITE NETWORKS                         55,000            0    55,000             893,750              0        893,750
GOOD GUYS INC.                                        0       30,100    30,100                   0        353,675        353,675
GUARANTY NATIONAL CORP                                0       19,500    19,500                   0        302,250        302,250
GUILFORD MILLS INC.                                   0       19,000    19,000                   0        408,500        408,500
GULF SOUTH MEDICAL SUPPLY, INC.                  30,000            0    30,000           1,222,500              0      1,222,500
HANDLEMAN CO DEL                                      0       34,500    34,500                   0        370,875        370,875
HARMAN INTERNATIONAL INDUSTRIES, INC.            34,000            0    34,000           1,262,250              0      1,262,250
HBO & CO.                                        26,000            0    26,000           1,131,000              0      1,131,000
HCIA, INC.                                       64,000            0    64,000           1,568,000              0      1,568,000
HEALTH CARE & RETIREMENT                         38,900            0    38,900           1,225,350              0      1,225,350
HECHINGER COMPANY CL A                                0       39,000    39,000                   0        433,875        433,875
HUFFY CORP                                            0       23,400    23,400                   0        353,925        353,925
HYPERION SOFTWARE CORP.                          29,000            0    29,000           1,355,750              0      1,355,750
IDEXX LABORATORIES, INC.                         35,000            0    35,000           1,452,500              0      1,452,500
IES INDUSTRIES INC. (ST)                              0       10,100    10,100                   0        251,238        251,238
INFORMATION STORAGE DEVICES, INC.                 2,700            0     2,700              58,050              0         58,050
INTEGRATED SILICON SOLUTION, INC.                39,000            0    39,000           1,365,000              0      1,365,000
INTERFACE INC. CL A                                   0       30,700    30,700                   0        429,800        429,800
INTERGRAPH CORP                                       0       40,700    40,700                   0        483,313        483,313
INTERNATIONAL RECTIFIER CORP.                    43,300            0    43,300           1,039,200              0      1,039,200
ISOLYSER COMPANY, INC.                           44,400            0    44,400             799,200              0        799,200
JOHN ALDEN FIN CORP                                   0       10,800    10,800                   0        198,450        198,450
JUST FOR FEET, INC.                              52,600            0    52,600           1,321,575              0      1,321,575

PNC SMALL CAP GROWTH EQUITY PORTFOLIO
COMPASS SMALL COMPANY FUND
PRO-FORMA SCHEDULE OF INVESTMENTS
MARCH 31, 1995
(UNAUDITED)
                                                         SHARES/PAR(000)                        VALUE AT MARCH 31, 1995
                                          -------------------------------------    ---------------------------------------------
                                               PNC         COMPASS                      PNC            COMPASS
                                            SMALL CAP       SMALL                    SMALL CAP          SMALL
                                          GROWTH EQUITY    COMPANY   PRO-FORMA     GROWTH EQUITY       COMPANY      PRO-FORMA
                                            PORTFOLIO       FUND      COMBINED       PORTFOLIO          FUND         COMBINED
                                            ---------       ----      --------       ---------          ----         --------
LAM RESEARCH CORP.                               22,400            0    22,400           1,002,400              0      1,002,400
LANDRY'S SEAFOOD RESTAURANTS,INC.                44,500            0    44,500           1,362,813              0      1,362,813
LANDSTAR SYSTEM, INC.                            32,700            0    32,700           1,030,050              0      1,030,050
LDDS COMMUNICATIONS, INC.                        23,400            0    23,400             546,970              0        546,970
L.A. GEAR INC                                         0       16,700    16,700                   0         56,363         56,363
MACROMEDIA, INC.                                 28,600            0    28,600             965,250              0        965,250
MAGMA COPPER COMPANY                                  0       21,000    21,000                   0        364,875        364,875
MARSHALL INDUSTRIES                                   0       12,400    12,400                   0        322,400        322,400
MEDAPHIS CORP.                                   22,300            0    22,300           1,404,900              0      1,404,900
MEDIC COMPUTER SYSTEMS, INC.                     35,800            0    35,800           1,557,300              0      1,557,300
MEDPARTNERS, INC.                                11,100            0    11,100             245,588              0        245,588
MICREL, INC.                                     66,400            0    66,400           1,162,000              0      1,162,000
MICRO WAREHOUSE, INC.                            29,900            0    29,900             926,900              0        926,900
MICROCOM INC.                                    97,320            0    97,320           1,103,974              0      1,103,974
MICROTEC RESEARCH, INC.                          59,600            0    59,600             745,000              0        745,000
MID-AMERICAN WASTE                                    0       38,300    38,300                   0        143,625        143,625
MORGAN KEEGAN INC                                     0       29,850    29,850                   0        444,019        444,019
MORRISON KNUDSEN INC                                  0       26,000    26,000                   0        156,000        156,000
MORRISON RESTAURANTS, INC.                       43,600            0    43,600             959,200              0        959,200
MOVIE GALLERY, INC.                              40,000            0    40,000           1,075,000              0      1,075,000
M.S. CARRIERS, INC.                              22,700            0    22,700             510,750              0        510,750
M/A COM, INC.                                         0       11,900    11,900                   0        117,513        117,513
NACCO IND                                             0        7,200     7,200                   0        392,400        392,400
NASHUA CORPORATION                                    0       14,500    14,500                   0        280,938        280,938
NATIONAL COMPUTER SYSTEMS INC.                   33,800            0    33,800             566,150              0        566,150
NATIONAL SERVICES INDUS                               0        9,600     9,600                   0        259,200        259,200
NAUTICA ENTERPRISES                              30,600            0    30,600             956,250              0        956,250
NETMANAGE, INC.                                  36,500            0    36,500           1,533,000              0      1,533,000
NETWORK GENERAL CORP.                            48,700            0    48,700           1,387,950              0      1,387,950
NORRELL CORP.                                    40,900            0    40,900             899,800              0        899,800
O'CHARLEY'S, INC.                                18,000            0    18,000             211,500              0        211,500
OHIO CASUALTY CORP                                    0       11,100    11,100                   0        374,625        374,625
OMNICARE, INC.                                   25,000            0    25,000           1,312,500              0      1,312,500
OPTI, INC.                                       53,000            0    53,000             854,625              0        854,625
ORTHODONTIC CENTERS OF AMERICA,INC.              71,300            0    71,300           1,256,663              0      1,256,663
ORTHOFIX INTERNATIONAL, N.V.                     75,000            0    75,000           1,331,250              0      1,331,250
OUTBOARD MARINE CORP                                  0       18,800    18,800                   0        394,800        394,800
PAIRGAIN TECHNOLOGIES, INC.                      22,700            0    22,700             541,963              0        541,963
PAPA JOHN'S INTERNATIONAL, INC.                  18,500            0    18,500             663,686              0        663,686
PAYCHEX, INC.                                     9,500            0     9,500             437,000              0        437,000
PEAK TECHNOLOGIES GROUP                          40,000            0    40,000             800,000              0        800,000
PETCO ANIMAL SUPPLIES, INC.                      32,800            0    32,800             688,800              0        688,800
PHH CORP                                              0        7,600     7,600                   0        288,800        288,800
PHOTRONICS, INC.                                 67,500            0    67,500           1,535,625              0      1,535,625
PHYCOR, INC.                                     46,800            0    46,800           1,602,900              0      1,602,900
PIERCING PAGODA, INC.                            24,300            0    24,300             206,550              0        206,550

  PNC SMALL CAP GROWTH EQUITY PORTFOLIO
  COMPASS SMALL COMPANY FUND
  PRO-FORMA SCHEDULE OF INVESTMENTS
  MARCH 31, 1995
  (UNAUDITED)
                                                           SHARES/PAR(000)                       VALUE AT MARCH 31, 1995
                                            -------------------------------------    ---------------------------------------------
                                                 PNC         COMPASS                      PNC            COMPASS
                                              SMALL CAP       SMALL                    SMALL CAP          SMALL
                                            GROWTH EQUITY    COMPANY   PRO-FORMA     GROWTH EQUITY       COMPANY      PRO-FORMA
                                              PORTFOLIO       FUND      COMBINED       PORTFOLIO          FUND         COMBINED
                                              ---------       ----      --------       ---------          ----         --------
  PINKERTON'S INC.                                      0       10,700    10,700                   0        173,875        173,875
  PIONEER STANDARD ELECT                                0       24,200    24,200                   0        441,650        441,650
  POOL ENERGY SERVICES                                  0       39,700    39,700                   0        312,638        312,638
  POPE & TALBOT INC                                     0       21,000    21,000                   0        336,000        336,000
  PRIMARK CORP                                          0       21,900    21,900                   0        314,813        314,813
  PROVIDENT LIFE & ACCIDENT                             0       14,800    14,800                   0        334,850        334,850
  PROXIMA CORP.                                    31,500            0    31,500             815,063              0        815,063
  PULTE CORP                                            0       18,300    18,300                   0        430,050        430,050
  QUAKER STATE CORP.                                    0       20,700    20,700                   0        284,625        284,625
  QUALITY DINING, INC.                              9,700            0     9,700             118,825              0        118,825
  QUANEX CORP                                           0       16,500    16,500                   0        375,375        375,375
* QUANTUM CORPORATION                                   0       22,300    22,300                   0        331,713        331,713
  QUICKSILVER, INC.                                26,500            0    26,500             571,253              0        571,253
  QUINTILES TRANSNATIONAL CORP.                    37,000            0    37,000           1,341,250              0      1,341,250
  REGAL CINEMAS, INC.                              41,800            0    41,800           1,034,550              0      1,034,550
  RELIASTAR FINANCIAL CORP                              0        9,200     9,200                   0        312,800        312,800
  REMEDY CORP.                                      1,000            0     1,000              35,875              0         35,875
  ROBERT HALF INTERNATIONAL, INC.                  52,800            0    52,800           1,346,400              0      1,346,400
  ROCK BOTTOM RESTAURANTS, INC.                    60,000            0    60,000           1,237,500              0      1,237,500
  ROSS STORES INCORPORATED                              0       25,600    25,600                   0        281,600        281,600
  RUDDICK CORP                                          0       19,200    19,200                   0        384,000        384,000
  RYKOFF-SEXTON INC                                     0       21,625    21,625                   0        340,594        340,594
  SCIENTIFIC GAMES HOLDING CORP., INC.             44,000            0    44,000             913,000              0        913,000
  SHIVA CORP.                                      30,000            0    30,000             978,750              0        978,750
  SILICON VALLEY GROUP, INC.                       40,000            0    40,000           1,125,000              0      1,125,000
  SIZZLER INTERNATIONAL                                 0       57,300    57,300                   0        307,988        307,988
  SOFTKEY INTERNATIONAL , INC.                     53,000            0    53,000           1,444,250              0      1,444,250
  SOFTWARE ARTISTRY, INC.                          30,000            0    30,000             720,000              0        720,000
  SOUTHDOWN INC                                         0       11,000    11,000                   0        187,000        187,000
  SPACELABS MEDICAL INC.                                0       17,000    17,000                   0        425,000        425,000
  SPEEDWAY MOTORSPORTS, INC.                       27,600            0    27,600             496,800              0        496,800
  SPS TRANSACTION CO.                              32,000            0    32,000           1,120,000              0      1,120,000
  SPX CORP                                              0       18,600    18,600                   0        269,700        269,700
  STONE CONTAINER CORP                                  0       13,000    13,000                   0        297,375        297,375
  STORAGE USA, INC.                                40,000            0    40,000           1,165,000              0      1,165,000
  STRATACOM, INC.                                  56,000            0    56,000           2,408,000              0      2,408,000
  ST. JOHN KNITS, INC.                             30,000            0    30,000           1,095,000              0      1,095,000
  SUN HEALTHCARE GROUP, INC.                       45,000            0    45,000           1,147,500              0      1,147,500
  SUNGLASS HUT INTERNATIONAL, INC.                 45,500            0    45,500           1,347,938              0      1,347,938
  SWIFT TRANSPORTATION CO., INC.                   30,000            0    30,000             465,000              0        465,000
  SYSTEM SOFTWARE ASSOCIATES,INC.                  23,000            0    23,000             575,000              0        575,000
  TECHNOL MEDICAL PRODUCTS, INC.                   33,600            0    33,600             638,400              0        638,400
  TENCOR INSTRUMENTS                               11,400            0    11,400             675,450              0        675,450
  TERRA INDUSTRIES INC                                  0       23,600    23,600                   0        256,650        256,650
  TGV SOFTWARE, INC.                               14,000            0    14,000             315,000              0        315,000
  THE LEARNING CO.                                 50,000            0    50,000           1,493,750              0      1,493,750

  PNC SMALL CAP GROWTH EQUITY PORTFOLIO
  COMPASS SMALL COMPANY FUND
  PRO-FORMA SCHEDULE OF INVESTMENTS
  MARCH 31, 1995
  (UNAUDITED)
                                                                             SHARES/PAR(000)
                                                                 ------------------------------------
                                                                      PNC         COMPASS
                                                                   SMALL CAP       SMALL
                                                                 GROWTH EQUITY    COMPANY   PRO-FORMA
                                                                   PORTFOLIO       FUND      COMBINED
                                                                   ---------       ----      --------
                                              RATE      MATURITY
                                              ----      --------
  THIOKOL CORP                                                               0       15,400    15,400
  TIVOLI SYSTEMS, INC.                                                  35,100            0    35,100
  TOMMY HILFIGER CORP.                                                  50,000            0    50,000
  TORO COMPANY                                                               0       14,000    14,000
  TOWER SEMICONDUCTOR LTD.                                              32,400            0    32,400
  TREND-LINES, INC.                                                     31,000            0    31,000
  TRIMBLE NAVIGATION, LTD.                                              50,000            0    50,000
  UGI CORPORATION                                                            0       14,500    14,500
  ULTRATECH STEPPER, INC.                                               12,000            0    12,000
  UNC INC.                                                                   0       71,800    71,800
  UNITED ILLUMINATING                                                        0       11,000    11,000
  UNITED WASTE SYSTEMS, INC.                                            45,500            0    45,500
  UNIVERSAL CORP                                                             0       10,200    10,200
  UNIVERSAL HEALTH SERVICES                                                  0       12,600    12,600
  U.S. ROBOTICS CORP.                                                   23,000            0    23,000
  U.S. SHOE CORPORATION                                                      0       18,100    18,100
  VENCOR, INC.                                                          35,500            0    35,500
  VIVRA, INC.                                                           29,300            0    29,300
  WACKENHUT CORRECTIONS CORP.                                           61,100            0    61,100
  WASHINGTON WATER POWER                                                     0       17,500    17,500
  WATKINS JOHNSON CO.                                                        0        9,300     9,300
  WESTERN PUBLISHING                                                         0       20,500    20,500


  FIXED INCOME SECURITIES:
  FEDERAL HOME LOAN BANK DISCOUNT NOTES          6.25%  04/03/95       $16,350           $0   $16,350
  SHOLODGE, INC.                                 7.50   05/01/04         1,500            0     1,500
  TRI-PARTY REPO (SHEARSON)                                                  0       72,700    72,700

  TOTAL INVESTMENTS


  PNC SMALL CAP GROWTH EQUITY PORTFOLIO
  COMPASS SMALL COMPANY FUND
  PRO-FORMA SCHEDULE OF INVESTMENTS
  MARCH 31, 1995
  (UNAUDITED)
                                                         VALUE AT MARCH 31, 1995
                                              ----------------------------------------------
                                                   PNC            COMPASS
                                                SMALL CAP          SMALL
                                              GROWTH EQUITY       COMPANY      PRO-FORMA
                                                PORTFOLIO          FUND         COMBINED
                                                ---------          ----         --------
  THIOKOL CORP                                              0        436,975        436,975
  TIVOLI SYSTEMS, INC.                              1,298,700              0      1,298,700
  TOMMY HILFIGER CORP.                              1,100,000              0      1,100,000
  TORO COMPANY                                              0        400,750        400,750
  TOWER SEMICONDUCTOR LTD.                            639,900              0        639,900
  TREND-LINES, INC.                                   406,875              0        406,875
  TRIMBLE NAVIGATION, LTD.                            950,000              0        950,000
  UGI CORPORATION                                           0        277,313        277,313
  ULTRATECH STEPPER, INC.                             583,500              0        583,500
  UNC INC.                                                  0        394,900        394,900
  UNITED ILLUMINATING                                       0        352,000        352,000
  UNITED WASTE SYSTEMS, INC.                        1,285,375              0      1,285,375
  UNIVERSAL CORP                                            0        212,925        212,925
  UNIVERSAL HEALTH SERVICES                                 0        318,150        318,150
  U.S. ROBOTICS CORP.                               1,437,500              0      1,437,500
  U.S. SHOE CORPORATION                                     0        477,388        477,388
  VENCOR, INC.                                      1,264,688              0      1,264,688
  VIVRA, INC.                                         944,925              0        944,925
  WACKENHUT CORRECTIONS CORP.                       1,733,713              0      1,733,713
  WASHINGTON WATER POWER                                    0        262,500        262,500
  WATKINS JOHNSON CO.                                       0        355,725        355,725
  WESTERN PUBLISHING                                        0        174,250        174,250


  FIXED INCOME SECURITIES:
  FEDERAL HOME LOAN BANK DISCOUNT NOTES            16,344,323              0     16,344,323
  SHOLODGE, INC.                                    1,297,500              0      1,297,500
  TRI-PARTY REPO (SHEARSON)                                 0         72,700         72,700

  TOTAL INVESTMENTS                              $133,883,225    $25,222,368   $159,105,593
                                                 ============    ===========   ============


* Denotes securities in violation of proposed investment objectives.

See Accompanying Notes to Performa Financial Statements

  Compass Small Company Fund
  Schedule of Investments
  August 31, 1995
  (Unaudited)

                                                                                                   Value at
                                                           Shares/Par(000)                     August 31, 1995
                                                          -----------------                    ---------------
                                                               Compass                             Compass
                                                                Small                               Small
                                                               Company                             Company
                                                                 Fund                                Fund
                                                                 ----                                ----

  ABR INFORMATION SERVICES                                          2,800                             63,000
  ACCUSTAFF                                                         1,500                             42,000
  ACT MANUFACTURING                                                 1,900                             37,000
  ACTEL                                                             1,800                             30,000
* ALLIANCE SEMICONDUCTOR                                           11,500                            450,000
* ALTERA                                                            7,100                            445,000
  AMERICA RADIO SYSTEMS                                             8,200                            234,000
  APPLE SOUTH                                                       9,600                            235,000
  APPLEBEES INTERNATIONAL                                           7,600                            228,000
  APPLIED DIGITAL ACCESS                                            2,000                             24,000
  APPLIX                                                            1,200                             34,000
  ASHWORTH                                                          4,200                            $29,000
  ASPEN TECHNOLOGY                                                  2,200                             59,000
  ATLANTIC                                                          7,100                            284,000
* ATMEL                                                            11,800                            373,000
  AUSPEX SYSTEMS                                                    2,500                             39,000
  AVECOR CARDIOVASCULAR                                             2,700                             36,000
  BABY SUPERSTORE                                                   6,000                            281,000
  BARRETT RESOURCES                                                 8,700                            188,000
  BELDEN & BLAKE                                                    2,100                             34,000
  BORDERS GROUP                                                    11,800                            239,000
  BROOKS AUTOMATION                                                 2,400                             43,000
  BROOKTREE                                                         4,000                             80,000
  CANNONDALE                                                        2,100                             34,000
  CAREER HORIZONS                                                   1,600                             40,000
  CHICAGO MINIATURE LAMP                                            2,600                             44,000
  CHIPS & TECHNOLOGIES                                              3,200                             44,000
  CINCINNATI MICROWAVE                                             13,500                            243,000
* CIRRUS LOGIC                                                      9,800                            534,000
  COGNEX                                                            6,200                            309,000
  COLONIA DATA TECHNOLOGIES                                         9,400                            170,000
  COMMUNITY HEALTH SYSTEMS                                          4,600                            177,000
  COMPODENT                                                         1,600                             44,000
  COMPUTATIONAL SYSTEMS                                               900                             14,000
  CORPORATE EXPRESS                                                 9,600                            224,000
  CREDIT ACCEPTANCE                                                 1,400                             30,000
  CYBER COMPUTER PRODUCTS                                           2,800                             64,000
  DAKA INTERNATIONAL                                                  400                             11,000
  DALLAS SEMICONDUCTORS                                             3,600                             86,000
  DAVE AND BUSTER'S                                                 1,800                             31,000
  DIAMOND MULTIMEDIA SYSTEMS                                        2,000                             54,000
  DIGITAL LINK                                                      1,300                             31,000
  DISCREET LOGIC                                                    3,500                            142,000

  Compass Small Company Fund
  Schedule of Investments
  August 31, 1995
  (Unaudited)

                                                                                                   Value at
                                                           Shares/Par(000)                     August 31, 1995
                                                          -----------------                    ---------------
                                                               Compass                             Compass
                                                                Small                               Small
                                                               Company                             Company
                                                                 Fund                                Fund
                                                                 ----                                ----

  DOLLAR TREE STORES                                                2,400                             71,000
  DOUBLETREE                                                        2,600                             50,000
  DURACRAFT                                                         7,800                            311,000
  EDELBROCK                                                         2,700                             42,000
* ELECTRONIC ARTS                                                   6,000                            228,000
  FELCOR SUITES HOTELS                                              2,000                             54,000
  FRIEDMAN'S CLASS A                                               11,900                            277,000
  FSI INTERNATIONAL                                                12,700                            448,000
  GARDEN RIDGE                                                      1,700                             53,000
  GASONICS INTERNATIONAL                                            3,300                            115,000
* GTI                                                              15,400                            337,000
  GYMBOREE                                                          5,500                            164,000
  HARMAN INTERNATIONAL                                              5,565                            248,000
  HEALTHPLAN SERVICES                                               1,600                             30,000
* HEALTHSOURCE                                                      6,800                            272,000
* HEALTHSOUTH REHABILITATION                                        8,400                            198,000
  HOLLYWOOD ENTERTAINMENT                                          10,100                            287,000
  HORIZON MENTAL HEALTH MANAGEMENT                                  1,400                             21,000
  HORIZON/CMS HEALTHCARE                                            9,500                            209,000
  HUTCHINSON TECHNOLOGY                                             5,000                            391,000
  INPHYNET MEDICAL MANAGEMENT                                       1,400                             31,000
  INTEGRATED HEALTH SERVICES                                        4,500                            134,000
  INTEGRATED SILICON SYSTEMS                                        8,700                            248,000
  INTERSOLV                                                         2,200                             43,000
  INTER-TEL                                                         1,400                             23,000
  JUST FOR FEET                                                     3,600                            105,000
  KEY TRONIC                                                        4,800                             73,000
  KLA INSTRUMENTS                                                   5,400                            462,000
* KOMAG                                                             9,100                            566,000
  LAQUITA INNS                                                     14,300                            429,000
  LATTICE SEMICONDUCTOR                                            13,300                            437,000
  LEVEL ONE COMMUNICATIONS                                          1,600                             40,000
* LONE STAR STEAK HOUSE & SALOON                                   13,100                            524,000
  LONGHORN STEAK                                                    1,500                             27,000
  MACKIE DESIGNS                                                    3,300                             50,000
  MICRO LINEAR                                                      3,700                             58,000
* MICROCHIP TECHNOLOGY                                              7,500                            284,000
* MID ATLANTIC MEDICAL SERVICES                                     8,600                            160,000
  MINNESOTA EDUCATIONAL COMPUTING                                   1,800                             52,000
  MOBILE TELECOMMUNICATION TECHNOLOGY                               3,300                            101,000
  MOBILEMEDIA                                                       9,000                            218,000
  MOOVIES                                                           1,900                             36,000
  MOVIE GALLERY                                                     1,600                             76,000
  NATIONAL INSTRUMENTS                                              2,600                             56,000

  Compass Small Company Fund
  Schedule of Investments
  August 31, 1995
  (Unaudited)

                                                                                                   Value at
                                                           Shares/Par(000)                     August 31, 1995
                                                          -----------------                    ---------------
                                                               Compass                             Compass
                                                                Small                               Small
                                                               Company                             Company
                                                                 Fund                                Fund
                                                                 ----                                ----

  NATIONAL WIRELESS HOLDINGS                                        2,600                             34,000
  NAUTICA ENTERPRISES                                              10,400                            329,000
  NECKLERMEDIA                                                      2,600                            110,000
  NHP                                                               1,200                             16,000
  NORTHFIELD LABORATORIES                                           2,000                             34,000
  NOVELLUS SYSTEMS                                                  4,300                            317,000
  NUMBER NINE VISUAL TECHNOLOGY                                     2,600                             47,000
  O'CHARLEYS                                                        3,900                             65,000
  OAK TECHNOLOGY                                                   10,900                            478,000
  OPTA FOOD INGREDIENTS                                             1,700                             27,000
  ORCHARD SUPPLY HARDWARE                                           1,100                             17,000
  OSTEX INTERNATIONAL                                               1,200                             20,000
  OUTBACK STEAKHOUSE                                                8,400                            271,000
  PAPA JOHN'S INTERNATIONAL                                         2,100                             84,000
* PARAMETRIC TECHNOLOGY                                             7,200                            398,000
  PHAMIS                                                            1,600                             43,000
  PHYSICIANS HEALTH SERVICES                                        2,500                             70,000
  PINNACLE SYSTEMS                                                  1,300                             35,000
  PLATINUM SOFTWARE                                                13,400                            157,000
  PLAYERS INTERNATIONAL                                            10,600                            223,000
  PROFFITTS                                                        10,900                            287,000
  PROJECT SOFTWARE AND DEVELOPMENT                                  1,000                             29,000
* QUANTUM                                                          19,900                            478,000
  READING & BATES                                                  13,800                            167,000
* READ-RITE                                                        14,900                            610,000
  RESMED                                                            2,200                             33,000
  ROCK BOTTOM RESTAURANTS                                           2,300                             59,000
  S3                                                               11,700                            459,000
  SILICON VALLEY GROUP                                              3,500                            151,000
  SIMULA                                                            1,300                             35,000
  SIRROM CAPITAL                                                    1,700                             28,000
  SOFTDESK                                                          2,300                             56,000
  SPECTRAN                                                          2,700                            125,000
  SPORTS & RECREATION                                               8,500                            101,000
  STARBUCKS                                                         7,700                            308,000
  STATION CASINOS                                                   8,800                            171,000
  STORMEDIA                                                         7,200                            299,000
  SUMMIT MEDICAL SYSTEMS                                            1,900                             29,000
  SYMMETRICOM                                                       1,700                             38,000
* SYNOPSYS                                                          7,500                            435,000
  SYSTEM SOFTWARE ASSOCIATES                                        7,900                            249,000
  TECHNOL MEDICAL PRODUCTS                                         10,300                            187,000
  TENCOR INSTRUMENT                                                 9,400                            407,000
* TERADYNE                                                          9,600                            364,000

  Compass Small Company Fund
  Schedule of Investments
  August 31, 1995
  (Unaudited)

                                                                                                   Value at
                                                           Shares/Par(000)                     August 31, 1995
                                                          -----------------                    ---------------
                                                               Compass                             Compass
                                                                Small                               Small
                                                               Company                             Company
                                                                 Fund                                Fund
                                                                 ----                                ----
                                               Rate
                                               ----

  THERMEDICS                                                        2,700                             52,000
  THERMOLASE                                                        1,400                             28,000
  TOMMY HILFIGER                                                   13,200                            443,000
  TOWER SEMICONDUCTOR                                               2,000                             62,000
  TRANSACTION SYSTEMS ARCHITECTS                                    1,300                             32,000
  TRISM                                                             3,700                             31,000
  TYLAN GENERAL                                                     1,800                             30,000
  ULTRATECH STEPPAR                                                 9,100                            359,000
  UNITED AMERICAN HEALTHCARE                                        1,800                             20,000
  U.S. FILTER                                                       2,200                             48,000
  U.S. OFFICE PRODUCTS                                              2,500                             43,000
  WATSON PHARMACEUTICALS                                            6,800                            282,000
  WEATHERFORD INTERNATIONAL                                        10,600                            139,000
  WEST MARINE                                                       3,300                             87,000
* WESTERN DIGITAL                                                  19,200                            396,000
  WIND RIVER SYSTEMS                                                1,900                             35,000
  WINSTON HOTELS                                                    3,000                             33,000
* WLSI TECHNOLOGY                                                   7,300                            241,000
  LEHMAN MORTGAGE REPO                          5.8%                2,153                          2,153,000

  Total Investments                                                                              $26,266,000
                                                                                                 ===========

* Denotes securities in violation of proposed investment objectives.


  See Accompanying Notes to Proforma Financial Statements

PNC BALANCED PORTFOLIO
COMPASS BALANCED FUND
PRO-FORMA SCHEDULE OF INVESTMENTS
MARCH 31, 1995                                     SHARES/PAR (000)                           VALUE AT MARCH 31, 1995
(UNAUDITED)                                --------------------------------             -----------------------------------
                                              PNC       COMPASS                           PNC         COMPASS
                                            BALANCED    BALANCED   PRO-FORMA            BALANCED      BALANCED    PRO-FORMA
                                           PORTFOLIO      FUND      COMBINED           PORTFOLIO        FUND       COMBINED
                                           ---------    -------    ---------           ---------      --------    ---------
EQUITY SECURITIES:
AIRTOUCH COM. INC.                                  0       6,500       6,500                   $0      $177,125     $177,125
ALLIED-SIGNAL,INC.                             20,400           0      20,400              800,700             0      800,700
AMERICAN HOME PRODUCTS CORP.                   29,300           0      29,300            2,087,625             0    2,087,625
AMERICAN INTERNATIONAL GROUP, INC.             22,450           0      22,450            2,340,413             0    2,340,413
AMOCO CORP.                                    32,300           0      32,300            2,055,088             0    2,055,088
ANHEUSER BUSCH CO INC                               0       2,800       2,800                    0       164,150      164,150
APPLE COMPUTERS                                     0       3,000       3,000                    0       105,750      105,750
ARCHER DANIELS MIDLAND                              0      12,000      12,000                    0       223,500      223,500
ATLANTIC RICHFIELD CO                               0       2,000       2,000                    0       230,000      230,000
AT&T CORP.                                     34,100       6,000      40,100            1,764,675       310,500    2,075,175
AVNET, INC.                                         0       5,000       5,000                    0       201,875      201,875
A.M.P., INC.                                   27,000           0      27,000              972,000             0      972,000
BECKMAN INSTRUMENTS, INC.                      52,500           0      52,500            1,555,313             0    1,555,313
BELL ATLANTIC CORP                                  0       4,000       4,000                    0       211,000      211,000
BOEING CO.                                     40,100           0      40,100            2,160,388             0    2,160,388
BRISTOL-MYERS SQUIBB CO.                       18,500       4,000      22,500            1,165,500       252,000    1,417,500
BURLINGTON RESOURCES                                0       4,500       4,500                    0       183,375      183,375
BW/IP HOLDING INC CL A                              0       7,000       7,000                    0       115,500      115,500
CHEVRON CORP.                                  19,800       3,800      23,600              950,400       182,400    1,132,800
CHRYSLER CORP.                                 18,500           0      18,500              774,688             0      774,688
CHUBB CORP.                                    15,700           0      15,700            1,240,300             0    1,240,300
CINTAS CORP.                                   34,200           0      34,200            1,282,500             0    1,282,500
COCA-COLA CO.                                  24,500           0      24,500            1,384,250             0    1,384,250
COMERICA, INC.                                 45,800       7,500      53,300            1,259,500       206,250    1,465,750
COMPAQ COMPUTER CORP.                          25,400           0      25,400              876,300             0      876,300
COMPUTER SCIENCES CORP.                        29,300           0      29,300            1,446,688             0    1,446,688
CONRAIL CORP.                                  17,700           0      17,700              993,413             0      993,413
CROMPTON AND KNOWLES                                0      10,000      10,000                    0       167,500      167,500
DANA CORP.                                          0       8,000       8,000                    0       204,000      204,000
DEAN WITTER DISCOVER & CO.                     44,300           0      44,300            1,805,225             0    1,805,225
DOMINION RESOURCES                                  0       6,500       6,500                    0       234,000      234,000
DOW CHEMICAL CO.                               27,900           0      27,900            2,036,700             0    2,036,700
DUN & BRADSTREET                                    0       3,800       3,800                    0       199,975      199,975
DUPONT E I DE NEMOURS                               0       5,000       5,000                    0       302,500      302,500
DURACELL INTL INC                                   0       4,000       4,000                    0       179,000      179,000
EASTMAN KODAK COMPANY                               0       5,800       5,800                    0       308,125      308,125
E.I. DUPONT DE NEMOURS & CO.                   32,900           0      32,900            1,990,450             0    1,990,450
ELF AQUITAINE ADR                              39,500           0      39,500            1,530,625             0    1,530,625
ELI LILLY & CO.                                25,400           0      25,400            1,857,375             0    1,857,375
EMERSON ELECTRIC CO.                           21,400           0      21,400            1,423,100             0    1,423,100
ENGELHARD CORP                                      0       7,000       7,000                    0       207,375      207,375
ENTERGY CORP.                                  49,800           0      49,800            1,039,575             0    1,039,575
EXXON CORP.                                    18,100           0      18,100            1,208,175             0    1,208,175
FEDERAL NATIONAL MORTGAGE ASSOCIATION          13,800       2,500      16,300            1,122,975       203,437    1,326,412
FIRST CHICAGO CORP.                            26,600           0      26,600            1,333,325             0    1,333,325

PNC BALANCED PORTFOLIO
COMPASS BALANCED FUND
PRO-FORMA SCHEDULE OF INVESTMENTS
MARCH 31, 1995                                      SHARES/PAR (000)                           VALUE AT MARCH 31, 1995
(UNAUDITED)                                --------------------------------             -----------------------------------
                                              PNC       COMPASS                           PNC         COMPASS
                                            BALANCED    BALANCED   PRO-FORMA            BALANCED      BALANCED    PRO-FORMA
                                           PORTFOLIO      FUND      COMBINED           PORTFOLIO        FUND       COMBINED
                                           ---------    -------    ---------           ---------      --------    ---------
FIRST DATA CORP.                               19,500           0      19,500            1,011,563             0    1,011,563
FLUOR CORP.                                    27,500           0      27,500            1,326,875             0    1,326,875
FORD MOTOR CO.                                 39,000       9,000      48,000            1,053,000       243,000    1,296,000
FOSTER WHEELER CORP.                           30,300           0      30,300            1,026,413             0    1,026,413
GENERAL ELECTRIC CO.                           43,100       6,000      49,100            2,332,788       324,750    2,657,538
GENERAL INSTRUMENTS CORP.                      34,500           0      34,500            1,198,875             0    1,198,875
GENERAL MOTORS CORP.                           23,500           0      23,500            1,039,875             0    1,039,875
GENERAL PUBLIC UTILITIES                            0       4,000       4,000                    0       116,500      116,500
GENERAL RE CORP.                               11,700           0      11,700            1,544,400             0    1,544,400
GRAINGER (W.W.) INC.                                0       4,000       4,000                    0       252,000      252,000
GTE CORP                                            0       5,800       5,800                    0       192,850      192,850
HANSON TRUST PLC ADR                                0      12,000      12,000                    0       226,500      226,500
HARRIS CORP DEL                                     0       4,000       4,000                    0       191,500      191,500
H.J. HEINZ CO.                                 19,600           0      19,600              754,600             0      754,600
IDAHO POWER CO.                                 3,000           0       3,000            3,060,000             0    3,060,000
INGERSOLL RAND CO                                   0       8,000       8,000                    0       263,000      263,000
INTEL CORP.                                    22,000           0      22,000            1,867,250             0    1,867,250
INTERNATIONAL PAPER CO.                        20,500           0      20,500            1,540,063             0    1,540,063
ITT CORP.                                       2,000           0       2,000            2,155,000             0    2,155,000
I.M.C. GLOBAL, INC.                            26,000           0      26,000            1,270,750             0    1,270,750
JOHNSON & JOHNSON                              19,800           0      19,800            1,178,100             0    1,178,100
J.C. PENNEY CO., INC.                          27,400           0      27,400            1,229,575             0    1,229,575
K MART CORP.                                   95,000           0      95,000            1,306,250             0    1,306,250
KEYCORP                                             0       6,400       6,400                    0       180,800      180,800
KIMBERLY CLARK CORP                                 0       5,000       5,000                    0       260,000      260,000
LA QUINTA MOTOR INNS, INC.                     34,500           0      34,500              935,813             0      935,813
LINCOLN NATL CORP                                   0       4,700       4,700                    0       189,175      189,175
LOEWS CORPORATION                                   0       1,700       1,700                    0       167,875      167,875
LUBRIZOL CORP.                                 36,500           0      36,500            1,286,625             0    1,286,625
MASCO CORP                                          0       7,000       7,000                    0       193,375      193,375
MAY DEPT STORES                                     0       6,000       6,000                    0       222,000      222,000
MELLON BANK                                         0       4,000       4,000                    0       163,000      163,000
MERCK & CO., INC.                              38,600       4,300      42,900            1,645,325       183,288    1,828,613
MERIDIAN BANCORP, INC.                         44,000           0      44,000            1,347,500             0    1,347,500
MICROSOFT CORP.                                18,600           0      18,600            1,322,925             0    1,322,925
MINNESOTA MINING & MANUFACTURING CO.           23,300       6,000      29,300            1,354,313       348,750    1,703,063
MOBIL CORP.                                    12,700           0      12,700            1,176,338             0    1,176,338
MONSANTO CO.                                   15,800           0      15,800            1,267,950             0    1,267,950
MORGAN J P & CO                                     0       3,000       3,000                    0       183,000      183,000
MOTOROLA, INC.                                 25,000           0      25,000            1,365,625             0    1,365,625
NATIONSBANK CORP.                              30,200           0      30,200            1,532,650             0    1,532,650
NORFOLK SOUTHERN CORP.                         15,700       3,000      18,700            1,049,938       200,625    1,250,563
NOVELL INC                                          0       9,200       9,200                    0       174,800      174,800
NYNEX CORP.                                    28,100           0      28,100            1,113,463             0    1,113,463
PACIFIC GAS & ELECTRIC                              0       9,000       9,000                    0       223,875      223,875
PECO ENERGY CO.                                64,300           0      64,300            1,615,538             0    1,615,538

  PNC BALANCED PORTFOLIO
  COMPASS BALANCED FUND
  PRO-FORMA SCHEDULE OF INVESTMENTS
  MARCH 31, 1995                                      SHARES/PAR (000)                           VALUE AT MARCH 31, 1995
  (UNAUDITED)                                --------------------------------             -----------------------------------
                                                PNC       COMPASS                           PNC         COMPASS
                                              BALANCED    BALANCED   PRO-FORMA            BALANCED      BALANCED    PRO-FORMA
                                             PORTFOLIO      FUND      COMBINED           PORTFOLIO        FUND       COMBINED
                                             ---------    -------    ---------           ---------      --------    ---------
  PENNEY J C INC                                      0       4,000       4,000                    0       179,500      179,500
  PEPSICO INC                                         0       5,000       5,000                    0       195,000      195,000
  PHELPS DODGE CORP.                             21,600           0      21,600            1,228,500             0    1,228,500
  PHILIP MORRIS                                       0       2,000       2,000                    0       130,500      130,500
  PITNEY BOWES, INC.                             26,100       5,000      31,100              939,600       180,000    1,119,600
* PNC FINANCE CORP                                    0       6,000       6,000                    0       146,250      146,250
  RAYTHEON CO                                         0       3,500       3,500                    0       255,063      255,063
  ROYAL DUTCH PETROLEUM CO.                      15,800           0      15,800            1,896,000             0    1,896,000
  RYDER SYSTEMS, INC.                             2,500           0       2,500            2,496,875             0    2,496,875
  SBC COMMUNICATIONS INC.                        25,400           0      25,400            1,069,975             0    1,069,975
  SCHERING PLOUGH CORP                                0       1,700       1,700                    0       126,438      126,438
  SCHLUMBERGER LTD                                    0       3,500       3,500                    0       208,688      208,688
  SCOTT PAPER CO.                                23,100           0      23,100            2,064,563             0    2,064,563
  SEARS ROEBUCK & CO.                            23,600           0      23,600            1,259,650             0    1,259,650
  STRATUS COMPUTER, INC.                         41,300           0      41,300            1,290,625             0    1,290,625
  SUN MICROSYSTEMS, INC.                         44,000           0      44,000            1,529,000             0    1,529,000
  TENNECO, INC.                                  28,600           0      28,600            1,347,775             0    1,347,775
  TEXACO INC                                          0       3,000       3,000                    0       199,500      199,500
  TEXAS INDUSTRIES  INC                               0       1,500       1,500                    0       132,750      132,750
  TOYS R US                                           0       6,500       6,500                    0       166,563      166,563
  UNION PACIFIC CORP                                  0       3,500       3,500                    0       192,500      192,500
  UNITED TECHNOLOGIES CORP.                      24,500       4,000      28,500            1,693,563       276,500    1,970,063
  UNOCAL CORP.                                   43,000           0      43,000            1,236,250             0    1,236,250
  UST, INC.                                      36,100           0      36,100            1,146,175             0    1,146,175
  WAL-MART STORES, INC.                          48,000       7,200      55,200            1,224,000       183,600    1,407,600
  WALT DISNEY CO.                                25,200           0      25,200            1,345,050             0    1,345,050
  WARNER LAMBERT CO                                   0       3,500       3,500                    0       273,875      273,875
  WEYERHAEUSER CO.                                1,000       5,000       6,000              926,250       194,375    1,120,625
  WHEELABRATOR TECH INC                               0      10,000      10,000                    0       136,250      136,250
  WITCO CORP                                          0       5,800       5,800                    0       170,375      170,375
  WMX TECHNOLOGIES INC.                               0       6,800       6,800                    0       187,000      187,000
  XEROX CORP.                                    13,800           0      13,800            1,619,775             0    1,619,775

PNC BALANCED PORTFOLIO
COMPASS BALANCED FUND
PRO-FORMA SCHEDULE OF INVESTMENTS                                            SHARES/PAR (000)
MARCH 31, 1995                                                     ---------------------------------
(UNAUDITED)                                                           PNC       COMPASS
                                                                    BALANCED    BALANCED   PRO-FORMA
                                                                   PORTFOLIO      FUND      COMBINED
                                                                   ---------    --------   ---------
                                              RATE        MATURITY
                                              ----        --------
  FIXED INCOME SECURITIES:
  AMEX                                          7.15  %    08/15/99          $0        $250        $250
  AMERICAN HOME PRODUCTS                        7.70       02/05/02       2,500           0       2,500
  ANHEUSER BUSCH MTN,                           7.50       12/01/97           0         300         300
  ASSOCIATES CORP.                              7.25       05/15/98           0         200         200
  FEDERAL FARM CREDIT BANK                      6.70       09/09/97       2,000           0       2,000
  FEDERAL HOME LOAN BANK                        6.25       04/03/95      12,335           0      12,335
  FEDERAL HOME LOAN BANK BONDS                  8.46       12/20/99       1,500           0       1,500
  FEDERAL HOME LOAN MORTGAGE CORPORATION        8.53       02/02/05       2,500           0       2,500
  FEDERAL HOME LOAN MORTGAGE CORPORATION        7.13       07/21/99           0         300         300
  FEDERAL NATIONAL MORTGAGE ASSOCIATION         8.00       02/25/02       1,240           0       1,240
  FEDERAL NATIONAL MORTGAGE ASSOCIATION         6.40       03/25/03       1,000           0       1,000
  FEDERAL NATIONAL MORTGAGE ASSOCIATION         8.25       10/25/96         750           0         750
  FORD MOTOR CREDIT                             7.50       06/15/04           0         250         250
  GE CAPITAL CORP.                              8.00       01/15/98           0         200         200
  GENERAL MOTORS ACCEPTANCE CORP.               8.63       06/15/99       2,400           0       2,400
  GOVERNMENT NATIONAL MORTGAGE ASSOCIATION      8.00       12/15/06       2,840           0       2,840
  GOVERNMENT NATIONAL MORTGAGE ASSOCIATION      7.50       06/15/07       2,906           0       2,906
  MERRILL LYNCH ASSET BACKED CORP.              5.50       07/15/95         715           0         715
  NATIONSBANK CORP.                             7.50       02/15/97       2,000           0       2,000
  NISSAN AUTO RECEIVABLES GRANTOR TRUST         6.45       03/15/96       1,201           0       1,201
  PEPSICO INC.                                  6.25       09/01/99           0         200         200
  SOUTHERN CALIFORNIA EDISON                    5.88       02/01/98           0         200         200
  TENNESSE VALLEY AUTHORITY                     6.13       07/15/03       2,000           0       2,000
* TIME WARNER INC.                              8.75       01/10/15           0         250         250
  U.S. TREASURY BOND                            7.25       05/15/16           0         500         500
  U.S. TREASURY BOND                            7.50       11/15/16           0         500         500
  U.S. TREASURY BOND                            8.13       08/15/19       2,500           0       2,500
  U.S. TREASURY BOND                            8.13       08/15/19           0         500         500
  U.S. TREASURY NOTE                            6.38       01/15/00           0         250         250
  U.S. TREASURY NOTE                            7.50       11/15/01           0         650         650
  U.S. TREASURY NOTE                            7.50       05/15/02           0         500         500
  U.S. TREASURY NOTE                            6.38       08/15/02           0         250         250
  U.S. TREASURY NOTE                            7.25       05/15/04           0         500         500
  U.S. TREASURY NOTE                            7.25       08/15/04       6,000           0       6,000
  U.S. TREASURY NOTE                            7.88       11/15/04           0         250         250
  U.S. TREASURY NOTE                            5.50       04/30/96           0         200         200
  U.S. TREASURY NOTE                            6.00       06/30/96           0         200         200
  U.S. TREASURY NOTE                            6.13       07/31/96           0         150         150
  U.S. TREASURY NOTE                            7.25       08/31/96           0         500         500
  U.S. TREASURY NOTE                            7.50       01/31/97           0         300         300
  U.S. TREASURY NOTE                            6.75       02/28/97           0         250         250
  U.S. TREASURY NOTE                            6.75       05/31/97           0         250         250
  U.S. TREASURY NOTE                            7.38       11/15/97           0         500         500


PNC BALANCED PORTFOLIO
COMPASS BALANCED FUND
PRO-FORMA SCHEDULE OF INVESTMENTS                           VALUE AT MARCH 31, 1995
MARCH 31, 1995                                       -------------------------------------
(UNAUDITED)                                              PNC         COMPASS
                                                       BALANCED      BALANCED    PRO-FORMA
                                                      PORTFOLIO        FUND       COMBINED
                                                     -----------     ---------   ---------


  FIXED INCOME SECURITIES:
  AMEX                                                           $0      $247,500     $247,500
  AMERICAN HOME PRODUCTS                                  2,521,875             0    2,521,875
  ANHEUSER BUSCH MTN,                                             0       301,875      301,875
  ASSOCIATES CORP.                                                0       199,500      199,500
  FEDERAL FARM CREDIT BANK                                1,977,460             0    1,977,460
  FEDERAL HOME LOAN BANK                                 12,330,717             0   12,330,717
  FEDERAL HOME LOAN BANK BONDS                            1,517,220             0    1,517,220
  FEDERAL HOME LOAN MORTGAGE CORPORATION                  2,590,275             0    2,590,275
  FEDERAL HOME LOAN MORTGAGE CORPORATION                          0       298,536      298,536
  FEDERAL NATIONAL MORTGAGE ASSOCIATION                   1,248,830             0    1,248,830
  FEDERAL NATIONAL MORTGAGE ASSOCIATION                     924,660             0      924,660
  FEDERAL NATIONAL MORTGAGE ASSOCIATION                     756,996             0      756,996
  FORD MOTOR CREDIT                                               0       244,063      244,063
  GE CAPITAL CORP.                                                0       203,750      203,750
  GENERAL MOTORS ACCEPTANCE CORP.                         2,469,000             0    2,469,000
  GOVERNMENT NATIONAL MORTGAGE ASSOCIATION                2,815,057             0    2,815,057
  GOVERNMENT NATIONAL MORTGAGE ASSOCIATION                2,808,976             0    2,808,976
  MERRILL LYNCH ASSET BACKED CORP.                          708,121             0      708,121
  NATIONSBANK CORP.                                       2,010,000             0    2,010,000
  NISSAN AUTO RECEIVABLES GRANTOR TRUST                   1,193,006             0    1,193,006
  PEPSICO INC.                                                    0       191,250      191,250
  SOUTHERN CALIFORNIA EDISON                                      0       192,750      192,750
  TENNESSE VALLEY AUTHORITY                               1,820,000             0    1,820,000
* TIME WARNER INC.                                                0       250,000      250,000
  U.S. TREASURY BOND                                              0       483,905      483,905
  U.S. TREASURY BOND                                              0       496,455      496,455
  U.S. TREASURY BOND                                      2,650,025             0    2,650,025
  U.S. TREASURY BOND                                              0       529,685      529,685
  U.S. TREASURY NOTE                                              0       243,053      243,053
  U.S. TREASURY NOTE                                              0       661,674      661,674
  U.S. TREASURY NOTE                                              0       509,805      509,805
  U.S. TREASURY NOTE                                              0       238,320      238,320
  U.S. TREASURY NOTE                                              0       500,290      500,290
  U.S. TREASURY NOTE                                      6,007,260             0    6,007,260
  U.S. TREASURY NOTE                                              0       260,845      260,845
  U.S. TREASURY NOTE                                              0       197,840      197,840
  U.S. TREASURY NOTE                                              0       198,494      198,494
  U.S. TREASURY NOTE                                              0       148,996      148,996
  U.S. TREASURY NOTE                                              0       503,725      503,725
  U.S. TREASURY NOTE                                              0       303,558      303,558
  U.S. TREASURY NOTE                                              0       249,800      249,800
  U.S. TREASURY NOTE                                              0       249,520      249,520
  U.S. TREASURY NOTE                                              0       505,060      505,060

PNC BALANCED PORTFOLIO
COMPASS BALANCED FUND
PRO-FORMA SCHEDULE OF INVESTMENTS                                        SHARES/PAR (000)
MARCH 31, 1995                                                 ---------------------------------
(UNAUDITED)                                                       PNC       COMPASS
                                                                BALANCED    BALANCED   PRO-FORMA
                                                               PORTFOLIO      FUND      COMBINED
                                                               ---------    --------   ---------
  U.S. TREASURY NOTE                     7.25       02/15/98           0         400         400
  U.S. TREASURY NOTE                     7.50       10/31/99           0         500         500
  U.S. TREASURY NOTE                     7.13       09/30/99       5,000           0       5,000
  U.S. TREASURY NOTE                     5.13       03/31/98       1,000           0       1,000
  U.S. TREASURY NOTE                     7.63       05/31/96         500           0         500
  U.S. TREASURY NOTE                     8.25       07/15/98       2,500           0       2,500
  WAL-MART STORES                        8.00       09/15/06           0         300         300
  WMX TECHNOLOGIES                       8.25       11/15/99           0         250         250
  TEMPORARY INVESTMENT FUND                                            0     942,000     942,000
  TRI PARTY REPO (BONY TSY)                                            0   2,227,000   2,227,000

  TOTAL INVESTMENTS


PNC BALANCED PORTFOLIO
COMPASS BALANCED FUND
PRO-FORMA SCHEDULE OF INVESTMENTS                        VALUE AT MARCH 31, 1995
MARCH 31, 1995                                    -------------------------------------
(UNAUDITED)                                           PNC         COMPASS
                                                    BALANCED      BALANCED    PRO-FORMA
                                                   PORTFOLIO        FUND       COMBINED
                                                  -----------     ---------   ---------
  U.S. TREASURY NOTE                                        0       403,228      403,228
  U.S. TREASURY NOTE                                        0       507,920      507,920
  U.S. TREASURY NOTE                                5,012,250             0    5,012,250
  U.S. TREASURY NOTE                                  952,440             0      952,440
  U.S. TREASURY NOTE                                  505,845             0      505,845
  U.S. TREASURY NOTE                                2,593,525             0    2,593,525
  WAL-MART STORES                                           0       309,750      309,750
  WMX TECHNOLOGIES                                          0       256,250      256,250
  TEMPORARY INVESTMENT FUND                                 0       942,000      942,000
  TRI PARTY REPO (BONY TSY)                                 0     2,227,000    2,227,000

  TOTAL INVESTMENTS                              $162,093,798   $25,661,121 $187,754,919
                                                 ============   =========== ============


* Denotes securities in violation of proposed investment objectives.

See Accompanying Notes to Proforma Financial Statements

  PNC SHORT-TERM BOND PORTFOLIO
  BFM SHORT DURATION PORTFOLIO
  COMPASS SHORT/INTERMEDIATE FUND
  PRO-FORMA SCHEDULE OF INVESTMENTS
  MARCH 31, 1995                                                                                          PAR (000)
  (UNAUDITED)                                                                      ----------------------------------------------
                                                                                     PNC         BFM       COMPASS
                                                                                  SHORT-TERM    SHORT       SHORT/
                                                                                     BOND     DURATION   INTERMEDIATE  PRO-FORMA
                                                            RATE      MATURITY    PORTFOLIO     FUND         FUND       COMBINED
                                                            ----      ----------  ---------   --------   ------------  -----------
  ADVANTA MORTGAGE LOAN TRUST                               5.55 %      03/15/97        $825         $0            $0        $825
* AMERICAN HOME PRODUCTS                                    7.70        02/15/00         850          0             0         850
  AMEX                                                      7.15        08/15/99           0          0         4,750       4,750
* ANHEUSER BUSCH MTN,                                       7.50        12/01/97           0          0         2,500       2,500
* ASSOC CORP N.A.                                           6.38        04/15/95           0          0         2,000       2,000
* ASSOC CORP OF N. AMERICA                                  5.30        09/04/95           0          0         1,000       1,000
* ASSOCIATES CORP N.A.                                      7.63        04/15/98           0          0         2,400       2,400
* BASS AMERICA INC.                                         6.75        08/01/99           0          0         5,000       5,000
  BETA FN 144A MTN LQ(Q/D)                                  6.36        04/20/95           0          0         2,000       2,000
  CHASE MANHATTAN CREDIT CARD                               8.75        08/15/99           0      1,000             0       1,000
  CHASE MSTR TR                                             8.75        08/15/99           0          0         2,000       2,000
* CHRYSLER FINANCIAL CORP.                                  5.08        01/27/97       1,000          0             0       1,000
* COCA COLA COMPANY                                         7.88        09/15/98           0          0         6,000       6,000
  COLLATERALIZED MORTGAGE SECURITIES CORPORATION            9.45        05/01/13           0        398             0         398
  COLONIAL CREDIT CARD TRUST                                6.80        08/15/97           0      1,500             0       1,500
  CORESTATES HOME EQUITY TRUST                              5.10        03/15/96         735          0             0         735
  DISCOVER CARD MT                                          6.23        10/16/04           0        500             0         500
  DISCOVER CARD TRUST                                       8.63        07/16/98           0        600             0         600
* DUKE POWER CO MTN.                                        7.50        04/01/99           0          0         4,000       4,000
* DUPONT EI DE NEMOURS & CO                                 8.45        10/15/96           0          0         3,500       3,500
  FEDERAL FARM CREDIT BANK BONDS                            6.70        09/30/96       2,000          0             0       2,000
  FEDERAL HOME LOAN MORTGAGE CORPORATION                    7.25        06/01/07           0        797             0         797
  FEDERAL HOME LOAN MORTGAGE CORPORATION                    7.38        03/01/06           0        368             0         368
  FEDERAL HOME LOAN MORTGAGE CORPORATION                    8.00        11/01/03           0      1,061             0       1,061
  FEDERAL HOME LOAN MORTGAGE CORPORATION                    8.25        06/01/03           0        155             0         155
  FEDERAL HOME LOAN MORTGAGE CORPORATION                    8.75        01/04/13           0        396             0         396
  FEDERAL HOME LOAN MORTGAGE CORPORATION                    8.80        06/01/19           0        208             0         208
  FEDERAL HOME LOAN MORTGAGE CORPORATION                    9.25        12/01/08           0      1,400             0       1,400
  FEDERAL NATIONAL MORTGAGE ASSOCIATION                     4.75        09/25/00           0      1,500             0       1,500
  FEDERAL NATIONAL MORTGAGE ASSOCIATION                     9.50        01/25/04           0      1,779             0       1,779
  FEDERAL NATIONAL MORTGAGE ASSOCIATION                     9.00        06/25/17           0      1,215             0       1,215
  FEDERAL NATIONAL MORTGAGE ASSOCIATION                     8.50        11/25/18           0        471             0         471
  FEDERAL NATIONAL MORTGAGE ASSOCIATION                     6.00        11/01/02           0      2,322             0       2,322
  FEDERAL NATIONAL MORTGAGE ASSOCIATION                     6.49        01/01/21           0      1,114             0       1,114
  FEDERAL NATIONAL MORTGAGE ASSOCIATION                     6.89        11/01/02           0      1,111             0       1,111
  FEDERAL NATIONAL MORTGAGE ASSOCIATION                     7.25        04/25/96         792          0             0         792
  FEDERAL NATIONAL MORTGAGE ASSOCIATION                     7.85        05/01/18           0        233             0         233
  FHLMC                                                     7.86        01/21/97           0          0         2,000       2,000
  FHLMC CMO                                                 6.75        09/15/16           0          0         4,000       4,000
  FIRST USA MASTER TRUST                                    6.25        08/15/03           0        500             0         500
* FORD CAPITAL BV                                           9.50        07/01/01           0          0         2,000       2,000
* FORD MOTOR CC                                             8.00        01/15/99           0          0         1,000       1,000
* FORD MOTOR CREDIT  MTN                                    8.40        03/26/99           0          0         5,000       5,000
* GMAC                                                      8.60        07/17/95           0          0         2,500       2,500
  GMAC                                                      4.15        03/15/98           0          0         1,092       1,092
  GMAC EURO BOND                                            9.40        06/07/95           0          0         1,000       1,000
  GOLDMAN SACHS 144A                                        4.77        10/16/95           0          0         3,000       3,000
  GOVERNMENT NATIONAL MORTGAGE ASSOCIATION                  7.00        01/20/99           0      1,500             0       1,500
  GOVERNMENT NATIONAL MORTGAGE ASSOCIATION                  7.50        03/20/25           0      1,800             0       1,800
* GREAT WESTERN FINANCIAL CORP.                             6.38        07/01/00       1,000          0             0       1,000
* HOUSEHOLD FIN                                             7.80        11/01/96           0          0         2,000       2,000
* HOUSEHOLD FINANCE CO                                      8.88        07/05/99           0          0         1,000       1,000
  JOHN DEERE OWNER TRUST                                    4.10        10/15/00         819          0             0         819


  PNC SHORT-TERM BOND PORTFOLIO
  BFM SHORT DURATION PORTFOLIO
  COMPASS SHORT/INTERMEDIATE FUND
  PRO-FORMA SCHEDULE OF INVESTMENTS
  MARCH 31, 1995                                                                     VALUE AT MARCH 31, 1995
  (UNAUDITED)                                                    ------------------------------------------------------------
                                                                      PNC              BFM           COMPASS
                                                                  SHORT-TERM          SHORT           SHORT/
                                                                     BOND           DURATION       INTERMEDIATE   PRO-FORMA
                                                                   PORTFOLIO          FUND             FUND        COMBINED
                                                                   ---------        --------       -------------  ----------
  ADVANTA MORTGAGE LOAN TRUST                                         $775,621               $0              $0      $775,621
* AMERICAN HOME PRODUCTS                                               857,438                0               0       857,438
  AMEX                                                                       0                0       4,702,500     4,702,500
* ANHEUSER BUSCH MTN,                                                        0                0       2,515,625     2,515,625
* ASSOC CORP N.A.                                                            0                0       1,999,860     1,999,860
* ASSOC CORP OF N. AMERICA                                                   0                0         995,000       995,000
* ASSOCIATES CORP N.A.                                                       0                0       2,415,000     2,415,000
* BASS AMERICA INC.                                                          0                0       4,856,250     4,856,250
  BETA FN 144A MTN LQ(Q/D)                                                   0                0       1,999,400     1,999,400
  CHASE MANHATTAN CREDIT CARD                                                0        1,018,120               0     1,018,120
  CHASE MSTR TR                                                              0                0       2,040,000     2,040,000
* CHRYSLER FINANCIAL CORP.                                             968,750                0               0       968,750
* COCA COLA COMPANY                                                          0                0       6,135,000     6,135,000
  COLLATERALIZED MORTGAGE SECURITIES CORPORATION                             0          403,775               0       403,775
  COLONIAL CREDIT CARD TRUST                                                 0        1,499,520               0     1,499,520
  CORESTATES HOME EQUITY TRUST                                         677,404                0               0       677,404
  DISCOVER CARD MT                                                           0          500,310               0       500,310
  DISCOVER CARD TRUST                                                        0          609,372               0       609,372
* DUKE POWER CO MTN.                                                         0                0       4,015,000     4,015,000
* DUPONT EI DE NEMOURS & CO                                                  0                0       3,570,000     3,570,000
  FEDERAL FARM CREDIT BANK BONDS                                     1,997,180                0               0     1,997,180
  FEDERAL HOME LOAN MORTGAGE CORPORATION                                     0          784,421               0       784,421
  FEDERAL HOME LOAN MORTGAGE CORPORATION                                     0          361,172               0       361,172
  FEDERAL HOME LOAN MORTGAGE CORPORATION                                     0        1,058,572               0     1,058,572
  FEDERAL HOME LOAN MORTGAGE CORPORATION                                     0          266,765               0       266,765
  FEDERAL HOME LOAN MORTGAGE CORPORATION                                     0          399,778               0       399,778
  FEDERAL HOME LOAN MORTGAGE CORPORATION                                     0          212,835               0       212,835
  FEDERAL HOME LOAN MORTGAGE CORPORATION                                     0        1,441,883               0     1,441,883
  FEDERAL NATIONAL MORTGAGE ASSOCIATION                                      0        1,463,420               0     1,463,420
  FEDERAL NATIONAL MORTGAGE ASSOCIATION                                      0        1,828,348               0     1,828,348
  FEDERAL NATIONAL MORTGAGE ASSOCIATION                                      0        1,232,715               0     1,232,715
  FEDERAL NATIONAL MORTGAGE ASSOCIATION                                      0          474,896               0       474,896
  FEDERAL NATIONAL MORTGAGE ASSOCIATION                                      0        2,220,766               0     2,220,766
  FEDERAL NATIONAL MORTGAGE ASSOCIATION                                      0        1,094,047               0     1,094,047
  FEDERAL NATIONAL MORTGAGE ASSOCIATION                                      0        1,103,861               0     1,103,861
  FEDERAL NATIONAL MORTGAGE ASSOCIATION                                790,495                0               0       790,495
  FEDERAL NATIONAL MORTGAGE ASSOCIATION                                      0          236,076               0       236,076
  FHLMC                                                                      0                0       2,026,580     2,026,580
  FHLMC CMO                                                                  0                0       3,883,560     3,883,560
  FIRST USA MASTER TRUST                                                     0          500,780               0       500,780
* FORD CAPITAL BV                                                            0                0       2,162,500     2,162,500
* FORD MOTOR CC                                                              0                0       1,013,750     1,013,750
* FORD MOTOR CREDIT  MTN                                                     0                0       5,137,500     5,137,500
* GMAC                                                                       0                0       2,512,500     2,512,500
  GMAC                                                                       0                0       1,073,007     1,073,007
  GMAC EURO BOND                                                             0                0       1,005,000     1,005,000
  GOLDMAN SACHS 144A                                                         0                0       2,970,000     2,970,000
  GOVERNMENT NATIONAL MORTGAGE ASSOCIATION                                   0        1,530,469               0     1,530,469
  GOVERNMENT NATIONAL MORTGAGE ASSOCIATION                                   0        1,833,750               0     1,833,750
* GREAT WESTERN FINANCIAL CORP.                                        937,188                0               0       937,188
* HOUSEHOLD FIN                                                              0                0       2,015,000     2,015,000
* HOUSEHOLD FINANCE CO                                                       0                0       1,021,250     1,021,250
  JOHN DEERE OWNER TRUST                                               802,180                0               0       802,180

  PNC SHORT-TERM BOND PORTFOLIO
  BFM SHORT DURATION PORTFOLIO
  COMPASS SHORT/INTERMEDIATE FUND
  PRO-FORMA SCHEDULE OF INVESTMENTS
  MARCH 31, 1995                                                                                           PAR (000)
  (UNAUDITED)                                                                     -----------------------------------------------
                                                                                     PNC         BFM       COMPASS
                                                                                  SHORT-TERM    SHORT       SHORT/
                                                                                     BOND     DURATION   INTERMEDIATE  PRO-FORMA
                                                            RATE      MATURITY    PORTFOLIO     FUND         FUND       COMBINED
                                                            ----      --------    ----------  -------    ------------  ----------
  KIDDER PEOBODY MORTGAGE ASSETS TRUST                      8.50        09/01/14           0        539             0         539
* LEHMAN BROTHERS INC. SUBORDINATED NOTES                   7.38        08/15/97       1,000          0             0       1,000
  LEMAN BROTHERS REPURCHASE AGREEMENT                       6.25        04/03/95           0      1,410             0       1,410
  MERRILL LYNCH ASSET BACKED CORP.                          5.50        07/15/95         715          0             0         715
  MLABC                                                     5.50        05/15/98           0          0         1,712       1,712
  MLABC                                                     5.13        07/15/98           0          0         1,549       1,549
  NOMURA ASSET SECURITIES CORPORATION                       7.00        07/25/24           0        725             0         725
* PEPSICO INC                                               5.63        07/01/95           0          0         2,000       2,000
* PEPSICO INC                                               6.13        01/15/98           0          0         2,000       2,000
* PEPSICO INC                                               7.00        11/15/96           0          0         3,000       3,000
  PREM AUTO TR                                              4.90        10/15/98           0          0           794         794
  PREMIER AUTO TRUST                                        4.65        11/02/99           0          0         5,331       5,331
* REPUBLIC NAT BANK NY                                      6.40        04/15/95           0          0         4,000       4,000
  RESOLUTION TRUST CORPORATION                              8.00        07/25/29           0      1,498             0       1,498
* RYDER SYSTEM, INC.                                        7.66        09/15/99         500          0             0         500
  SALOMON BROTHERS MORTGAGE SECUITIES VII INC.              7.37        10/25/23           0        465             0         465
* SALOMON BROTHERS, INC.                                    5.26        02/10/99       1,000          0             0       1,000
  SMALL BUSINESS ADMINISTRATION GUARANTEED LOAN (ARM)       6.87        03/25/16           0        750             0         750
  SMALL BUSINESS ADMINISTRATION GUARANTEED LOAN (ARM)       6.90        07/25/16           0        770             0         770
  STANDARD CR CRD                                           7.88        01/07/00           0          0         4,000       4,000
  STANDARD CREDIT CARD  ABS                                 8.88        09/07/99           0          0         5,000       5,000
  STANDARD CREDIT CARD MASTER TRUST                         8.50        08/07/97           0        600             0         600
* STHRN CAL EDISON CO                                       5.90        01/15/97           0          0         3,000       3,000
  TENNESSEE VALLEY AUTH                                     8.38        10/01/99           0          0         2,000       2,000
* TEXACO CAPITAL INC                                        7.88        05/01/95           0          0         3,000       3,000
* TEXACO CAPITAL INC                                        9.00        11/15/96           0          0         1,500       1,500
* TEXACO CAPITAL INC                                        9.00        12/15/99           0          0         3,000       3,000
* TEXACO CAPITAL (MTN)                                      8.53        08/15/97           0          0         1,350       1,350
  THE MONEY STORE HOME EQUITY TRUST                         5.08        11/15/95       1,218          0             0       1,218
  TOYOTA MOTOR CREDIT AUTO RECEIVABLE                       3.90        08/17/98          65          0             0          65
  UNION FEDERAL MASTER TRUST                                4.88        11/15/95         922          0             0         922
* UNITED COMPANIES FINANCIAL CORP.                          6.58        04/10/96       1,747          0             0       1,747
  U.S. TREASURY NOTE                                        4.25        05/15/96           0          0         3,000       3,000
  U.S. TREASURY NOTE                                        4.63        02/15/96           0          0         5,000       5,000
  U.S. TREASURY NOTE                                        5.13        03/31/96           0          0         3,000       3,000
  U.S. TREASURY NOTE                                        5.13        02/28/98           0          0         1,000       1,000
  U.S. TREASURY NOTE                                        5.63        08/31/97           0          0         8,000       8,000
  U.S. TREASURY NOTE                                        5.75        10/31/97           0          0         3,000       3,000
  U.S. TREASURY NOTE                                        6.00        06/30/96           0     16,270             0      16,270
  U.S. TREASURY NOTE                                        6.00        11/30/97           0          0         5,000       5,000
  U.S. TREASURY NOTE                                        6.25        01/31/97           0          0         3,000       3,000
  U.S. TREASURY NOTE                                        6.50        11/30/96           0          0         1,000       1,000
  U.S. TREASURY NOTE                                        6.50        05/15/97           0          0         5,000       5,000
  U.S. TREASURY NOTE                                        6.75        02/28/97           0          0         2,000       2,000
  U.S. TREASURY NOTE                                        6.75        05/31/97           0          0         8,000       8,000
  U.S. TREASURY NOTE                                        6.88        10/31/96           0          0         2,000       2,000
  U.S. TREASURY NOTE                                        6.88        02/28/97       1,000          0             0       1,000
  U.S. TREASURY NOTE                                        6.88        02/28/97           0      4,000             0       4,000
  U.S. TREASURY NOTE                                        6.88        04/30/97           0          0        10,000      10,000
  U.S. TREASURY NOTE                                        7.25        01/30/96           0        240             0         240
  U.S. TREASURY NOTE                                        7.25        08/31/96           0          0         1,000       1,000
  U.S. TREASURY NOTE                                        7.25        11/30/96           0          0         2,000       2,000
  U.S. TREASURY NOTE                                        7.25        02/15/98           0          0         4,000       4,000


  PNC SHORT-TERM BOND PORTFOLIO
  BFM SHORT DURATION PORTFOLIO
  COMPASS SHORT/INTERMEDIATE FUND
  PRO-FORMA SCHEDULE OF INVESTMENTS
  MARCH 31, 1995                                                                   VALUE AT MARCH 31, 1995
  (UNAUDITED)                                                    ---------------------------------------------------------
                                                                     PNC              BFM           COMPASS
                                                                 SHORT-TERM          SHORT           SHORT/
                                                                    BOND           DURATION       INTERMEDIATE   PRO-FORMA
                                                                  PORTFOLIO          FUND             FUND        COMBINED
                                                                 ------------      --------       -----------    ----------
  KIDDER PEOBODY MORTGAGE ASSETS TRUST                                      0          545,398               0       545,398
* LEHMAN BROTHERS INC. SUBORDINATED NOTES                             990,000                0               0       990,000
  LEMAN BROTHERS REPURCHASE AGREEMENT                                       0        1,410,000               0     1,410,000
  MERRILL LYNCH ASSET BACKED CORP.                                    708,121                0               0       708,121
  MLABC                                                                     0                0       1,694,069     1,694,069
  MLABC                                                                     0                0       1,526,613     1,526,613
  NOMURA ASSET SECURITIES CORPORATION                                       0          717,335               0       717,335
* PEPSICO INC                                                               0                0       1,997,500     1,997,500
* PEPSICO INC                                                               0                0       1,952,500     1,952,500
* PEPSICO INC                                                               0                0       3,003,750     3,003,750
  PREM AUTO TR                                                              0                0         772,675       772,675
  PREMIER AUTO TRUST                                                        0                0       5,155,413     5,155,413
* REPUBLIC NAT BANK NY                                                      0                0       4,000,000     4,000,000
  RESOLUTION TRUST CORPORATION                                              0        1,501,396               0     1,501,396
* RYDER SYSTEM, INC.                                                  500,000                0               0       500,000
  SALOMON BROTHERS MORTGAGE SECUITIES VII INC.                              0          463,161               0       463,161
* SALOMON BROTHERS, INC.                                              951,250                0               0       951,250
  SMALL BUSINESS ADMINISTRATION GUARANTEED LOAN (ARM)                       0          754,080               0       754,080
  SMALL BUSINESS ADMINISTRATION GUARANTEED LOAN (ARM)                       0          773,704               0       773,704
  STANDARD CR CRD                                                           0                0       4,080,000     4,080,000
  STANDARD CREDIT CARD  ABS                                                 0                0       5,225,000     5,225,000
  STANDARD CREDIT CARD MASTER TRUST                                         0          609,750               0       609,750
* STHRN CAL EDISON CO                                                       0                0       2,925,000     2,925,000
  TENNESSEE VALLEY AUTH                                                     0                0       2,080,000     2,080,000
* TEXACO CAPITAL INC                                                        0                0       3,003,750     3,003,750
* TEXACO CAPITAL INC                                                        0                0       1,548,750     1,548,750
* TEXACO CAPITAL INC                                                        0                0       3,180,000     3,180,000
* TEXACO CAPITAL (MTN)                                                      0                0       1,385,438     1,385,438
  THE MONEY STORE HOME EQUITY TRUST                                 1,166,094                0               0     1,166,094
  TOYOTA MOTOR CREDIT AUTO RECEIVABLE                                  63,113                0               0        63,113
  UNION FEDERAL MASTER TRUST                                          906,312                0               0       906,312
* UNITED COMPANIES FINANCIAL CORP.                                  1,730,722                0               0     1,730,722
  U.S. TREASURY NOTE                                                        0                0       2,925,690     2,925,690
  U.S. TREASURY NOTE                                                        0                0       4,921,850     4,921,850
  U.S. TREASURY NOTE                                                        0                0       2,960,310     2,960,310
  U.S. TREASURY NOTE                                                        0                0         952,440       952,440
  U.S. TREASURY NOTE                                                        0                0       7,778,080     7,778,080
  U.S. TREASURY NOTE                                                        0                0       2,917,500     2,917,500
  U.S. TREASURY NOTE                                                        0       16,150,578               0    16,150,578
  U.S. TREASURY NOTE                                                        0                0       4,885,900     4,885,900
  U.S. TREASURY NOTE                                                        0                0       2,974,230     2,974,230
  U.S. TREASURY NOTE                                                        0                0         996,160       996,160
  U.S. TREASURY NOTE                                                        0                0       4,964,500     4,964,500
  U.S. TREASURY NOTE                                                        0                0       1,998,400     1,998,400
  U.S. TREASURY NOTE                                                        0                0       7,984,640     7,984,640
  U.S. TREASURY NOTE                                                        0                0       2,003,820     2,003,820
  U.S. TREASURY NOTE                                                1,001,750                0               0     1,001,750
  U.S. TREASURY NOTE                                                        0        4,005,641               0     4,005,641
  U.S. TREASURY NOTE                                                        0                0      10,009,600    10,009,600
  U.S. TREASURY NOTE                                                        0          241,874               0       241,874
  U.S. TREASURY NOTE                                                        0                0       1,007,450     1,007,450
  U.S. TREASURY NOTE                                                        0                0       2,015,800     2,015,800
  U.S. TREASURY NOTE                                                        0                0       4,032,280     4,032,280

  PNC SHORT-TERM BOND PORTFOLIO
  BFM SHORT DURATION PORTFOLIO
  COMPASS SHORT/INTERMEDIATE FUND
  PRO-FORMA SCHEDULE OF INVESTMENTS
  MARCH 31, 1995                                                                                          PAR (000)
  (UNAUDITED)                                                                     ----------------------------------------------
                                                                                     PNC         BFM       COMPASS
                                                                                  SHORT-TERM    SHORT       SHORT/
                                                                                     BOND     DURATION   INTERMEDIATE  PRO-FORMA
                                                            RATE      MATURITY    PORTFOLIO     FUND         FUND       COMBINED
                                                            -----     --------    ---------   --------   ------------  ----------
  U.S. TREASURY NOTE                                        7.38        05/15/96           0          0         2,000       2,000
  U.S. TREASURY NOTE                                        7.50        01/31/96           0          0         8,000       8,000
  U.S. TREASURY NOTE                                        7.50        01/31/97           0      2,935             0       2,935
  U.S. TREASURY NOTE                                        7.88        01/15/98           0          0         4,000       4,000
  U.S. TREASURY NOTE                                        8.00        08/15/99           0          0         3,000       3,000
  U.S. TREASURY NOTE                                        8.50        11/15/95           0          0         2,000       2,000
* WAL-MART                                                  8.00        05/01/96           0          0         3,000       3,000
  SHEARSON TEMP FUND                                                                       0          0         7,168       7,168
  SMITH BARNEY MONEY MARKET FUND                                                     173,187          0             0     173,187

  TOTAL INVESTMENTS


  PNC SHORT-TERM BOND PORTFOLIO
  BFM SHORT DURATION PORTFOLIO
  COMPASS SHORT/INTERMEDIATE FUND
  PRO-FORMA SCHEDULE OF INVESTMENTS
  MARCH 31, 1995                                                                   VALUE AT MARCH 31, 1995
  (UNAUDITED)                                                     -----------------------------------------------------------
                                                                      PNC              BFM           COMPASS
                                                                  SHORT-TERM          SHORT           SHORT/
                                                                     BOND           DURATION       INTERMEDIATE   PRO-FORMA
                                                                   PORTFOLIO          FUND             FUND        COMBINED
                                                                  -----------       ----------     -----------    ----------
  U.S. TREASURY NOTE                                                         0                0       2,016,600     2,016,600
  U.S. TREASURY NOTE                                                         0                0       8,065,440     8,065,440
  U.S. TREASURY NOTE                                                         0        2,971,218               0     2,971,218
  U.S. TREASURY NOTE                                                         0                0       4,092,480     4,092,480
  U.S. TREASURY NOTE                                                         0                0       3,105,480     3,105,480
  U.S. TREASURY NOTE                                                         0                0       2,025,600     2,025,600
* WAL-MART                                                                   0                0       3,033,750     3,033,750
  SHEARSON TEMP FUND                                                         0                0       7,168,028     7,168,028
  SMITH BARNEY MONEY MARKET FUND                                       173,187                0               0       173,187

  TOTAL INVESTMENTS                                                $15,996,804      $52,219,786    $198,430,767  $266,647,357
                                                                   ===========      ===========    ============  ============


* Denotes securities in violation of proposed investment objectives.

See Accompanying Notes to Proforma Financial Statements

BFM CORE FIXED INCOME PORTFOLIO
COMPASS FIXED INCOME FUND                                                         PAR (000)
PRO-FORMA SCHEDULE OF INVESTMENTS                                     -------------------------------
MARCH 31, 1995                                                           BFM       COMPASS
(UNAUDITED)                                                           CORE FIXED    FIXED
                                                                        INCOME     INCOME   PRO-FORMA
                                                  RATE      MATURITY  PORTFOLIO     FUND     COMBINED
                                                  ----      --------  ---------    ------   ---------
AFRICAN DEVELOPMENT BANK                           9.50 %   12/15/95        $100         $0       $100
ALBERTSONS INC.  (MTN)                             4.82     03/25/96           0      5,000      5,000
AMERICAN GENERAL FINANCE CORPORATION               8.50     08/15/98         100          0        100
AMERICAN HOME PRODUCTS CORPORATION                 7.90     02/15/05         150          0        150
AMEX                                               7.15     08/15/99           0      2,000      2,000
ANHEUSER BUSCH COS, INC.                           9.00     12/01/09           0      4,500      4,500
ARCHER DANIELS MIDLAND CO                          7.13     03/01/13           0      3,000      3,000
ASSOCIATES CORP N.A.                               7.63     04/15/98           0      1,000      1,000
ASSOCIATES CORP N.A.                               8.63     06/15/97           0      3,000      3,000
ASSOCIATES CORP. OF NORTH AMERICA                  6.25     03/15/99         100          0        100
ASSOCIATES CORP. OF NORTH AMERICA                  6.75     07/15/97          60          0         60
BANC ONE CREDIT CARD MASTER TRUST                  7.55     12/15/99         250          0        250
BANQUE NATIONALE/PARIS YB                          9.88     05/25/98           0      1,000      1,000
BASS AMERICA INC.                                  6.63     03/01/03           0      1,000      1,000
BASS AMERICA INC.                                  6.75     08/01/99           0      4,000      4,000
BETA FN 144A MTN LQ(Q/D)                           6.36     04/20/95           0      3,500      3,500
BRITISH COLUMBIA HYDRO AND POWER                  15.50     11/15/11         100          0        100
CATTERPILLAR FINANCIAL SERVICES                    8.72     07/21/97         100          0        100
CENTRAL POWER AND LIGHT COMPANY                    6.00     04/01/00         100          0        100
CHASE MSTR TR                                      8.75     08/15/99           0      3,000      3,000
CHRYSLER FINANCIAL CORPORATION                     7.08     04/04/97         150          0        150
COCA COLA COMPANY                                  7.88     09/15/98           0      1,955      1,955
CSX CORPORATION                                    8.63     05/15/22          60          0         60
DONNELLEY & SONS                                   8.88     04/15/21           0      7,000      7,000
DONNELLEY & SONS                                   7.00     01/01/03           0      2,000      2,000
DU PONT E I DE NEMOURS AND COMPANY                 7.50     03/01/33         105          0        105
FHLMC CMO                                          6.75     09/15/16           0      6,000      6,000
FHLMC                                              7.13     07/21/99           0      3,000      3,000
FHLMC CMO                                          8.00     03/15/05           0      1,699      1,699
FEDERAL HOME LOAN MORTGAGE CORPORATION             8.00     11/01/15         184          0        184
FEDERAL HOUSING ADMINISTRATION                     8.93     06/01/20         221          0        221
FEDERAL HOUSING ADMINISTRATION                    10.23     05/01/33          99          0         99
FEDERAL NATIONAL MORTGAGE ASSOCIATION              6.50     10/25/03         100          0        100
FEDERAL NATIONAL MORTGAGE ASSOCIATION              7.50     02/01/09         347          0        347
FEDERAL NATIONAL MORTGAGE ASSOCIATION              8.00     08/25/16          33          0         33
FEDERAL NATIONAL MORTGAGE ASSOCIATION              8.00     01/01/99       1,007          0      1,007
FEDERAL NATIONAL MORTGAGE ASSOCIATION              8.50     02/01/05         100          0        100
FNMA                                               9.50     09/25/18           0        756        756
FIRST BOSTON COMPANY MORTGAGE SECURITIES TRUST     9.45     08/20/17          98          0         98
FIRST BOSTON MORTGAGE SECURITIES CORPORATION       6.75     09/25/06         119          0        119
FIRST UNION CORPORATION                            8.00     11/15/02         100          0        100
FIRST USA CREDIT CARD MASTER TRUST                 6.25     08/15/03         300          0        300
FORD CAPITAL BV                                    9.13     04/08/96         100          0        100
FORD CAPITAL BV                                    9.50     07/01/01           0      1,000      1,000
FORD MOTOR CC                                      6.75     08/15/08           0      5,000      5,000


BFM CORE FIXED INCOME PORTFOLIO
COMPASS FIXED INCOME FUND                                 VALUE AT MARCH 31, 1995
PRO-FORMA SCHEDULE OF INVESTMENTS                      ---------------------------------------
MARCH 31, 1995                                             BFM          COMPASS
(UNAUDITED)                                            CORE FIXED        FIXED
                                                         INCOME         INCOME      PRO-FORMA
                                                        PORTFOLIO        FUND        COMBINED
                                                       ----------      -------     -----------
AFRICAN DEVELOPMENT BANK                                  $101,979             $0      $101,979
ALBERTSONS INC.  (MTN)                                           0      4,906,250     4,906,250
AMERICAN GENERAL FINANCE CORPORATION                       102,842              0       102,842
AMERICAN HOME PRODUCTS CORPORATION                         151,603              0       151,603
AMEX                                                             0      1,980,000     1,980,000
ANHEUSER BUSCH COS, INC.                                         0      4,989,375     4,989,375
ARCHER DANIELS MIDLAND CO                                        0      2,748,750     2,748,750
ASSOCIATES CORP N.A.                                             0      1,006,250     1,006,250
ASSOCIATES CORP N.A.                                             0      3,086,250     3,086,250
ASSOCIATES CORP. OF NORTH AMERICA                           95,758              0        95,758
ASSOCIATES CORP. OF NORTH AMERICA                           59,364              0        59,364
BANC ONE CREDIT CARD MASTER TRUST                          252,656              0       252,656
BANQUE NATIONALE/PARIS YB                                        0      1,071,250     1,071,250
BASS AMERICA INC.                                                0        930,000       930,000
BASS AMERICA INC.                                                0      3,885,000     3,885,000
BETA FN 144A MTN LQ(Q/D)                                         0      3,498,950     3,498,950
BRITISH COLUMBIA HYDRO AND POWER                           118,105              0       118,105
CATTERPILLAR FINANCIAL SERVICES                            103,037              0       103,037
CENTRAL POWER AND LIGHT COMPANY                             93,434              0        93,434
CHASE MSTR TR                                                    0      3,060,000     3,060,000
CHRYSLER FINANCIAL CORPORATION                             150,000              0       150,000
COCA COLA COMPANY                                                0      1,998,988     1,998,988
CSX CORPORATION                                             51,827              0        51,827
DONNELLEY & SONS                                                 0      7,665,000     7,665,000
DONNELLEY & SONS                                                 0      1,937,500     1,937,500
DU PONT E I DE NEMOURS AND COMPANY                          96,305              0        96,305
FHLMC CMO                                                        0      5,825,340     5,825,340
FHLMC                                                            0      2,985,360     2,985,360
FHLMC CMO                                                        0      1,712,185     1,712,185
FEDERAL HOME LOAN MORTGAGE CORPORATION                     184,206              0       184,206
FEDERAL HOUSING ADMINISTRATION                             223,393              0       223,393
FEDERAL HOUSING ADMINISTRATION                             103,640              0       103,640
FEDERAL NATIONAL MORTGAGE ASSOCIATION                       92,578              0        92,578
FEDERAL NATIONAL MORTGAGE ASSOCIATION                      344,655              0       344,655
FEDERAL NATIONAL MORTGAGE ASSOCIATION                       33,325              0        33,325
FEDERAL NATIONAL MORTGAGE ASSOCIATION                    1,000,097              0     1,000,097
FEDERAL NATIONAL MORTGAGE ASSOCIATION                      102,531              0       102,531
FNMA                                                             0        769,088       769,088
FIRST BOSTON COMPANY MORTGAGE SECURITIES TRUST             100,027              0       100,027
FIRST BOSTON MORTGAGE SECURITIES CORPORATION               110,057              0       110,057
FIRST UNION CORPORATION                                    100,093              0       100,093
FIRST USA CREDIT CARD MASTER TRUST                         300,468              0       300,468
FORD CAPITAL BV                                            101,907              0       101,907
FORD CAPITAL BV                                                  0      1,081,250     1,081,250
FORD MOTOR CC                                                    0      4,512,500     4,512,500

BFM CORE FIXED INCOME PORTFOLIO
COMPASS FIXED INCOME FUND                                                         PAR (000)
PRO-FORMA SCHEDULE OF INVESTMENTS                                     -------------------------------
MARCH 31, 1995                                                           BFM       COMPASS
(UNAUDITED)                                                           CORE FIXED    FIXED
                                                                        INCOME     INCOME   PRO-FORMA
                                                  RATE      MATURITY  PORTFOLIO     FUND     COMBINED
                                                  ----      --------  ---------    -------  ----------
FORD MOTOR CC                                      8.00     01/15/99           0      2,000      2,000
GMAC                                               4.15     03/15/98           0        655        655
GMAC                                               5.70     12/22/97         150          0        150
GNMA                                               6.50     01/20/99         300          0        300
GNMA                                               7.00     02/20/25         245          0        245
GNMA                                               8.50     01/15/10         649          0        649
GNMA                                               8.50     03/15/20           0        208        208
GNMA                                               8.50     04/15/20           0        381        381
GNMA                                               8.50     04/15/20           0        210        210
GNMA                                               8.50     04/15/20           0        663        663
GNMA                                               9.00     09/15/16           0        539        539
GNMA                                               9.00     10/15/19           0        333        333
GNMA                                               9.00     11/15/19           0        216        216
GNMA                                               9.00     11/15/19           0        327        327
GNMA                                               9.00     12/15/19           0        272        272
GNMA                                               9.00     01/15/99         637          0        637
GNMA                                               9.50     11/15/26         622          0        622
GNMA                                              10.50     01/15/16          44          0         44
GNMA                                              11.00     05/15/16          25          0         25
GNMA                                              11.50     05/15/16          10          0         10
GNMA                                              12.00     05/15/16          12          0         12
GNMA                                              12.50     04/15/13           2          0          2
GRAND MET INV CORP                                 7.13     09/15/04           0      5,000      5,000
GTE SOUTHWEST INC.                                 5.82     12/01/99         100          0        100
HYDRO QUEBEC                                       8.05     07/07/24         100          0        100
HYDRO-QUEBEC                                       9.40     02/01/21           0      3,000      3,000
ITT FINANCIAL CORPORATION                          8.85     07/15/05         100          0        100
J.C. PENNEY & CO                                   9.45     07/15/02           0      3,000      3,000
KIDDER PEOBODY ACCEPTANCE CORPORATION              6.65     02/01/06         100          0        100
KIMBERLY CLARK                                     7.88     02/01/23           0      3,750      3,750
LEHMAN BROTHERS INC. REPURCHASE AGREEMENT          6.25     04/03/95         300          0        300
MCDONALD'S CORP                                    7.38     07/15/02           0      2,000      2,000
MERRILL LYNCH                                      7.00     04/27/08           0      3,000      3,000
MERRILL LYNCH                                      7.05     04/15/03           0      2,000      2,000
MERRILL LYNCH                                      8.30     11/01/02           0      2,000      2,000
MLABC                                              5.50     05/15/98           0      1,027      1,027
MLABC                                              5.13     07/15/98           0      1,549      1,549
MOBIL CORPORATION                                  7.63     02/23/33         100          0        100
NATIONAL WESTMINSTER BK                            9.45     05/01/01           0      4,000      4,000
NORFOLK OF SOUTHERN CORP.                          9.00     03/01/21           0      4,000      4,000
PACIFIC GAS AND ELECTRIC COMPANY                   7.25     08/01/26          50          0         50
PEPSICO INC                                        6.13     01/15/98           0      2,000      2,000
PREM AUTO TR                                       4.90     10/15/98           0      3,176      3,176
PROCTOR & GAMBLE CO.                               7.38     03/01/23           0      2,000      2,000
PROVINCE OF ONTARIO   YB                           8.00     10/17/01           0      5,000      5,000


BFM CORE FIXED INCOME PORTFOLIO
COMPASS FIXED INCOME FUND                              VALUE AT MARCH 31, 1995
PRO-FORMA SCHEDULE OF INVESTMENTS                     ----------------------------------------
MARCH 31, 1995                                            BFM          COMPASS
(UNAUDITED)                                           CORE FIXED        FIXED
                                                        INCOME         INCOME      PRO-FORMA
                                                       PORTFOLIO        FUND        COMBINED
                                                      ----------       ------      ----------
FORD MOTOR CC                                                   0      2,027,500     2,027,500
GMAC                                                            0        643,804       643,804
GMAC                                                      143,355              0       143,355
GNMA                                                      297,281              0       297,281
GNMA                                                      246,749              0       246,749
GNMA                                                      661,496              0       661,496
GNMA                                                            0        210,511       210,511
GNMA                                                            0        386,140       386,140
GNMA                                                            0        212,689       212,689
GNMA                                                            0        672,451       672,451
GNMA                                                            0        556,069       556,069
GNMA                                                            0        344,153       344,153
GNMA                                                            0        222,574       222,574
GNMA                                                            0        338,100       338,100
GNMA                                                            0        281,114       281,114
GNMA                                                      650,983              0       650,983
GNMA                                                      646,326              0       646,326
GNMA                                                       47,775              0        47,775
GNMA                                                       26,745              0        26,745
GNMA                                                       11,171              0        11,171
GNMA                                                       13,900              0        13,900
GNMA                                                        1,713              0         1,713
GRAND MET INV CORP                                              0      4,800,000     4,800,000
GTE SOUTHWEST INC.                                         93,187              0        93,187
HYDRO QUEBEC                                              100,270              0       100,270
HYDRO-QUEBEC                                                    0      3,251,250     3,251,250
ITT FINANCIAL CORPORATION                                 104,924              0       104,924
J.C. PENNEY & CO                                                0      3,217,500     3,217,500
KIDDER PEOBODY ACCEPTANCE CORPORATION                      94,078              0        94,078
KIMBERLY CLARK                                                  0      3,689,063     3,689,063
LEHMAN BROTHERS INC. REPURCHASE AGREEMENT                 300,000              0       300,000
MCDONALD'S CORP                                                 0      2,002,500     2,002,500
MERRILL LYNCH                                                   0      2,707,500     2,707,500
MERRILL LYNCH                                                   0      1,867,500     1,867,500
MERRILL LYNCH                                                   0      2,030,000     2,030,000
MLABC                                                           0      1,016,441     1,016,441
MLABC                                                           0      1,526,613     1,526,613
MOBIL CORPORATION                                          93,386              0        93,386
NATIONAL WESTMINSTER BK                                         0      4,325,000     4,325,000
NORFOLK OF SOUTHERN CORP.                                       0      4,370,000     4,370,000
PACIFIC GAS AND ELECTRIC COMPANY                           43,947              0        43,947
PEPSICO INC                                                     0      1,952,500     1,952,500
PREM AUTO TR                                                    0      3,090,700     3,090,700
PROCTOR & GAMBLE CO.                                            0      1,837,500     1,837,500
PROVINCE OF ONTARIO   YB                                        0      5,081,250     5,081,250

BFM CORE FIXED INCOME PORTFOLIO
COMPASS FIXED INCOME FUND                                                             PAR (000)
PRO-FORMA SCHEDULE OF INVESTMENTS                                     -------------------------------
MARCH 31, 1995                                                           BFM       COMPASS
(UNAUDITED)                                                           CORE FIXED    FIXED
                                                                        INCOME     INCOME   PRO-FORMA
                                                  RATE      MATURITY  PORTFOLIO     FUND     COMBINED
                                                  ----      --------  ---------    -------  ----------
QUEBEC PROVENCE, CDA                               7.50     07/15/23         100          0        100
REPUBLIC OF ITALY                                  6.88     09/27/23          50          0         50
SALOMON BROTHERS MORTGAGE SECURITIES VII INC.      7.00     07/25/24         104          0        104
SALOMON BROTHERS MORTGAGE TRUST (PRINCIPAL ONLY)            10/23/17         183          0        183
SHAWMUT BANK OF CONNECTICUT NA                     8.63     02/15/05         100          0        100
SMITH BARNEY HOLDINGS INC.                         5.38     06/01/96         100          0        100
SMITH BARNEY HOLDINGS INC.                         5.50     01/15/99          50          0         50
STANDARD CREDIT CARD MASTER TRUST                  8.25     01/08/07         150          0        150
STHRN CAL EDISON CO                                5.90     01/15/97           0      2,000      2,000
TECO ENERGY INC MTN                                9.25     06/19/97           0      1,000      1,000
TEXACO CAPITAL INC                                 8.50     02/15/03           0      5,000      5,000
TEXACO CAPITAL INC                                 9.00     11/15/96           0      1,000      1,000
TEXAS UTILITIES ELECTRIC COMPANY                   7.38     10/01/25          50          0         50
TORONTO-DOMINION BANK                              7.88     08/15/04           0      2,000      2,000
UNITED PARCEL SERVICE                              8.38     04/01/20           0      7,000      7,000
U.S. TREASURY BOND                                 6.25     08/15/23           0      5,000      5,000
U.S. TREASURY BOND                                 7.25     05/15/16         315          0        315
U.S. TREASURY BOND                                 7.25     05/15/16           0     10,000     10,000
U.S. TREASURY BOND                                 7.50     11/15/24         650          0        650
U.S. TREASURY BOND                                 7.63     02/15/07           0      2,000      2,000
U.S. TREASURY BOND                                 7.88     02/15/21           0      1,000      1,000
U.S. TREASURY BOND                                 8.13     08/15/19           0      6,000      6,000
U.S. TREASURY BOND                                 8.75     05/15/17           0      2,000      2,000
U.S. TREASURY BOND                                 8.75     08/15/20         683          0        683
U.S. TREASURY BOND                                10.38     11/15/12         590          0        590
U.S. TREASURY NOTE                                 4.25     12/31/95           0      5,000      5,000
U.S. TREASURY NOTE                                 4.38     11/15/96           0      3,000      3,000
U.S. TREASURY NOTE                                 4.63     02/15/96           0      7,500      7,500
U.S. TREASURY NOTE                                 5.13     11/15/95           0      3,000      3,000
U.S. TREASURY NOTE                                 5.13     03/31/96           0      2,000      2,000
U.S. TREASURY NOTE                                 5.13     02/28/98           0      2,000      2,000
U.S. TREASURY NOTE                                 5.13     03/31/98           0      7,000      7,000
U.S. TREASURY NOTE                                 5.13     11/30/98           0      2,000      2,000
U.S. TREASURY NOTE                                 5.63     08/31/97           0      2,000      2,000
U.S. TREASURY NOTE                                 5.75     10/31/97           0      2,000      2,000
U.S. TREASURY NOTE                                 6.00     11/30/97           0      3,000      3,000
U.S. TREASURY NOTE                                 6.25     02/15/03         655          0        655
U.S. TREASURY NOTE                                 6.38     01/15/99           0      2,000      2,000
U.S. TREASURY NOTE                                 6.50     11/30/96           0      2,000      2,000
U.S. TREASURY NOTE                                 6.50     05/15/97           0      2,000      2,000
U.S. TREASURY NOTE                                 6.50     08/15/97           0      1,000      1,000
U.S. TREASURY NOTE                                 6.75     05/31/97           0      3,000      3,000
U.S. TREASURY NOTE                                 7.00     04/15/99           0      2,000      2,000
U.S. TREASURY NOTE                                 7.13     10/15/98           0      2,000      2,000
U.S. TREASURY NOTE                                 7.25     08/15/04           0      1,850      1,850


BFM CORE FIXED INCOME PORTFOLIO
COMPASS FIXED INCOME FUND                                VALUE AT MARCH 31, 1995
PRO-FORMA SCHEDULE OF INVESTMENTS                      --------------------------------------
MARCH 31, 1995                                             BFM          COMPASS
(UNAUDITED)                                            CORE FIXED        FIXED
                                                         INCOME         INCOME      PRO-FORMA
                                                        PORTFOLIO        FUND        COMBINED
                                                       ----------       ------      ----------
QUEBEC PROVENCE, CDA                                        88,627              0        88,627
REPUBLIC OF ITALY                                           40,249              0        40,249
SALOMON BROTHERS MORTGAGE SECURITIES VII INC.               89,325              0        89,325
SALOMON BROTHERS MORTGAGE TRUST (PRINCIPAL ONLY)           125,933              0       125,933
SHAWMUT BANK OF CONNECTICUT NA                             103,267              0       103,267
SMITH BARNEY HOLDINGS INC.                                  97,935              0        97,935
SMITH BARNEY HOLDINGS INC.                                  46,228              0        46,228
STANDARD CREDIT CARD MASTER TRUST                          154,313              0       154,313
STHRN CAL EDISON CO                                              0      1,950,000     1,950,000
TECO ENERGY INC MTN                                              0      1,042,500     1,042,500
TEXACO CAPITAL INC                                               0      5,237,500     5,237,500
TEXACO CAPITAL INC                                               0      1,032,500     1,032,500
TEXAS UTILITIES ELECTRIC COMPANY                            43,841              0        43,841
TORONTO-DOMINION BANK                                            0      1,977,500     1,977,500
UNITED PARCEL SERVICE                                            0      7,332,500     7,332,500
U.S. TREASURY BOND                                               0      4,260,950     4,260,950
U.S. TREASURY BOND                                         304,564              0       304,564
U.S. TREASURY BOND                                               0      9,678,100     9,678,100
U.S. TREASURY BOND                                         551,029              0       551,029
U.S. TREASURY BOND                                               0      2,022,560     2,022,560
U.S. TREASURY BOND                                               0      1,032,450     1,032,450
U.S. TREASURY BOND                                               0      6,356,220     6,356,220
U.S. TREASURY BOND                                               0      2,247,560     2,247,560
U.S. TREASURY BOND                                         771,046              0       771,046
U.S. TREASURY BOND                                         726,898              0       726,898
U.S. TREASURY NOTE                                               0      4,922,600     4,922,600
U.S. TREASURY NOTE                                               0      2,893,260     2,893,260
U.S. TREASURY NOTE                                               0      7,382,775     7,382,775
U.S. TREASURY NOTE                                               0      2,978,430     2,978,430
U.S. TREASURY NOTE                                               0      1,973,540     1,973,540
U.S. TREASURY NOTE                                               0      1,904,880     1,904,880
U.S. TREASURY NOTE                                               0      6,657,980     6,657,980
U.S. TREASURY NOTE                                               0      1,878,140     1,878,140
U.S. TREASURY NOTE                                               0      1,944,520     1,944,520
U.S. TREASURY NOTE                                               0      1,945,000     1,945,000
U.S. TREASURY NOTE                                               0      2,931,540     2,931,540
U.S. TREASURY NOTE                                         616,827              0       616,827
U.S. TREASURY NOTE                                               0      1,956,180     1,956,180
U.S. TREASURY NOTE                                               0      1,992,320     1,992,320
U.S. TREASURY NOTE                                               0      1,985,800     1,985,800
U.S. TREASURY NOTE                                               0        991,490       991,490
U.S. TREASURY NOTE                                               0      2,994,240     2,994,240
U.S. TREASURY NOTE                                               0      1,999,360     1,999,360
U.S. TREASURY NOTE                                               0      2,012,580     2,012,580
U.S. TREASURY NOTE                                               0      1,851,055     1,851,055

BFM CORE FIXED INCOME PORTFOLIO
COMPASS FIXED INCOME FUND                                                           PAR (000)
PRO-FORMA SCHEDULE OF INVESTMENTS                                     -------------------------------
MARCH 31, 1995                                                           BFM       COMPASS
(UNAUDITED)                                                           CORE FIXED    FIXED
                                                                        INCOME     INCOME   PRO-FORMA
                                                  RATE      MATURITY  PORTFOLIO     FUND     COMBINED
                                                  ----      --------  ---------    ------   ---------
U.S. TREASURY NOTE                                 7.25     08/15/04         500          0        500
U.S. TREASURY NOTE                                 7.25     11/30/96         425          0        425
U.S. TREASURY NOTE                                 7.25     02/15/98           0      4,000      4,000
U.S. TREASURY NOTE                                 7.25     02/15/98       1,355          0      1,355
U.S. TREASURY NOTE                                 7.38     05/15/96           0      1,000      1,000
U.S. TREASURY NOTE                                 7.50     11/15/01         635          0        635
U.S. TREASURY NOTE                                 7.50     02/15/05         510          0        510
U.S. TREASURY NOTE                                 7.50     01/31/97       2,000          0      2,000
U.S. TREASURY NOTE                                 7.75     02/15/01           0      2,000      2,000
U.S. TREASURY NOTE                                 7.75     11/30/99       1,780          0      1,780
U.S. TREASURY NOTE                                 8.25     07/15/98           0      2,000      2,000
U.S. TREASURY NOTE                                 8.50     11/15/00           0      6,000      6,000
WAL-MART                                           8.00     05/01/96           0      2,000      2,000
WEYERHAUSER CO MTN                                 8.84     04/12/99           0      4,000      4,000
SHEARSON TEMP FUND                                                             0      8,657      8,657

TOTAL INVESTMENTS



BFM CORE FIXED INCOME PORTFOLIO
COMPASS FIXED INCOME FUND                                 VALUE AT MARCH 31, 1995
PRO-FORMA SCHEDULE OF INVESTMENTS                      ---------------------------------------
MARCH 31, 1995                                             BFM          COMPASS
(UNAUDITED)                                            CORE FIXED        FIXED
                                                         INCOME         INCOME      PRO-FORMA
                                                        PORTFOLIO        FUND        COMBINED
                                                        ---------       --------    ---------
U.S. TREASURY NOTE                                         500,080              0       500,080
U.S. TREASURY NOTE                                         428,319              0       428,319
U.S. TREASURY NOTE                                               0      4,032,280     4,032,280
U.S. TREASURY NOTE                                       1,366,645              0     1,366,645
U.S. TREASURY NOTE                                               0      1,008,300     1,008,300
U.S. TREASURY NOTE                                         646,113              0       646,113
U.S. TREASURY NOTE                                         520,358              0       520,358
U.S. TREASURY NOTE                                       2,024,680              0     2,024,680
U.S. TREASURY NOTE                                               0      2,058,980     2,058,980
U.S. TREASURY NOTE                                       1,825,604              0     1,825,604
U.S. TREASURY NOTE                                               0      2,071,860     2,071,860
U.S. TREASURY NOTE                                               0      6,381,720     6,381,720
WAL-MART                                                         0      2,022,500     2,022,500
WEYERHAUSER CO MTN                                               0      4,190,000     4,190,000
SHEARSON TEMP FUND                                               0      8,657,069     8,657,069

TOTAL INVESTMENTS                                      $18,823,054   $240,098,446  $258,921,500
                                                       ============  ============  ============


See Accompanying Notes to Performa Financial Statements

                      PNC MUNICIPAL MONEY MARKET PORTFOLIO
                          COMPASS MUNICIPAL MONEY FUND
             PRO-FORMA COMBINED STATEMENT OF ASSETS AND LIABILITIES
                                 MARCH 31, 1995
                                  (UNAUDITED)


                                                                   PNC                   COMPASS
                                                                MUNICIPAL               MUNICIPAL
                                                               MONEY MARKET               MONEY                 PRO-FORMA
                                                                PORTFOLIO                  FUND                  COMBINED
                                                              -------------            -------------          --------------
ASSETS
              Investments, @ value (Cost
                $224,892,411 and $47,292,316
                respectively)                                  $224,892,411             $47,292,316            $272,184,727
              Cash                                                  (13,795)                 44,248                  30,453
              Dividends and Interest receivable                   1,527,894                 452,292               1,980,186
              Capital shares sold receivable                              0                       0                       0
              Prepaid expenses                                       19,755                  67,586                  87,341
                                                              --------------           -------------          --------------
                        TOTAL ASSETS                            226,426,265              47,856,442             274,282,707
                                                              --------------           -------------          --------------

LIABILITIES
              Capital shares redeemed payable                             0                       0                       0
              Securities purchased payable                                0                 900,000                 900,000
              Dividends payable                                     743,373                   8,682                 752,055
              Accrued expenses payable                              118,294                 118,607                 236,901
                                                              --------------           -------------          --------------
                        TOTAL LIABILITIES                           861,667               1,027,289               1,888,956
                                                              --------------           -------------          --------------

TOTAL NET ASSETS                                               $225,564,598             $46,829,153            $272,393,751
                                                              ==============           =============          ==============

TOTAL NET ASSETS BY CLASS OF SHARES

Institutional Class                                             $34,746,526                     N/A             $34,746,526
Service Class                                                   190,789,264              46,829,153             237,618,417
Series A Investor Class                                              28,808                     N/A                  28,808
                                                              --------------           -------------          --------------
                                                               $225,564,598             $46,829,153            $272,393,751
                                                              ==============           =============          ==============

SHARES OUTSTANDING

Institutional Class                                              34,751,840                     N/A              34,751,840
Service Class
     Pre-merger                                                 190,819,260              46,868,954                     N/A
     Post-merger                                                190,819,260              46,868,954             237,688,214
Series A Investor Class                                              28,814                     N/A                  28,814


NET ASSET VALUE, OFFERING AND REDEMPTION PRICE PER SHARE

Institutional Class                                                   $1.00                     N/A                   $1.00
Service Class
     Pre-merger                                                       $1.00                   $1.00                     N/A
     Post-merger                                                      $1.00                   $1.00                   $1.00
Series A Investor Class (Net Asset Value)                             $1.00                     N/A                   $1.00
     Maximum offering price per Series A Investor Class               $1.00                     N/A                   $1.00

Note: Series B and Series C Investor Class shares will be available for shareholders in a future period.


            See Accompanying Notes to Proforma Financial Statements


               PNC PENNSYLVANIA MUNICIPAL MONEY MARKET PORTFOLIO
                   COMPASS PENNSYLVANIA MUNICIPAL MONEY FUND
             PRO-FORMA COMBINED STATEMENT OF ASSETS AND LIABILITIES
                                 MARCH 31, 1995
                                  (UNAUDITED)



                                                                   PNC                   COMPASS
                                                               PENNSYLVANIA            PENNSYLVANIA
                                                                MUNICIPAL               MUNICIPAL
                                                               MONEY MARKET               MONEY                 PRO-FORMA
                                                                PORTFOLIO                  FUND                  COMBINED
                                                              --------------           -------------          --------------
ASSETS
              Investments, @ value (Cost
                $324,566,952 and $42,724,427
                respectively)                                  $324,566,952             $42,724,427            $367,291,379
              Cash                                                   60,223                  13,127                  73,350
              Dividends and Interest receivable                   1,711,919                 456,315               2,168,234
              Capital shares sold receivable                              0                       0                       0
              Prepaid expenses                                       28,484                  38,224                  66,708
                                                              --------------           -------------          --------------
                        TOTAL ASSETS                            326,367,578              43,232,093             369,599,671
                                                              --------------           -------------          --------------

LIABILITIES
              Capital shares redeemed payable                             0                       0                       0
              Securities purchased payable                                                2,000,000               2,000,000
              Dividends payable                                   1,028,089                   7,761               1,035,850
              Accrued expenses payable                               79,334                  42,503                 121,837
                                                              --------------           -------------          --------------
                        TOTAL LIABILITIES                         1,107,423               2,050,264               3,157,687
                                                              --------------           -------------          --------------

TOTAL NET ASSETS                                               $325,260,155             $41,181,829            $366,441,984
                                                              ==============           =============          ==============

TOTAL NET ASSETS BY CLASS OF SHARES

Institutional Class                                            $187,857,999                     N/A            $187,857,999
Service Class                                                   137,296,807              41,181,829             178,478,636
Series A Investor Class                                             105,349                     N/A                 105,349
                                                              --------------           -------------          --------------
                                                               $325,260,155             $41,181,829            $366,441,984
                                                              ==============           =============          ==============

SHARES OUTSTANDING

Institutional Class                                             187,857,855                     N/A             187,857,855
Service Class
     Pre-merger                                                 137,296,821              41,184,251                     N/A
     Post-merger                                                137,296,821              41,184,251             178,481,072
Series A Investor Class                                             105,349                     N/A                 105,349


NET ASSET VALUE, OFFERING AND REDEMPTION PRICE PER SHARE

Institutional Class                                                   $1.00                     N/A                   $1.00
Service Class
     Pre-merger                                                       $1.00                   $1.00                     N/A
     Post-merger                                                      $1.00                   $1.00                   $1.00
Series A Investor Class (Net Asset Value)                             $1.00                     N/A                   $1.00
     Maximum offering price per Series A Investor Class               $1.00                     N/A                   $1.00

Note: Series B and Series C Investor Class shares will be available for shareholders in a future period.


            See Accompanying Notes to Proforma Financial Statements

                           PNC MONEY MARKET PORTFOLIO
                           COMPASS CASH RESERVE FUND
             PRO-FORMA COMBINED STATEMENT OF ASSETS AND LIABILITIES
                                 MARCH 31, 1995
                                  (UNAUDITED)


                                                                    PNC                   COMPASS
                                                                   MONEY                    CASH
                                                                  MARKET                  RESERVE                PRO-FORMA
                                                                 PORTFOLIO                  FUND                  COMBINED
                                                              --------------           -------------          --------------
ASSETS
              Investments, @ value (Cost
                 $1,207,209,226 and $435,095,609
                respectively)                                $1,207,209,226            $435,095,609          $1,642,304,835
              Cash                                                        0                     764                     764
              Dividends and Interest receivable                   5,474,595               1,952,626               7,427,221
              Capital shares sold receivable                          1,590                       0                   1,590
              Prepaid expenses                                      264,518                  46,582                 311,100
                                                              --------------           -------------          --------------
                        TOTAL ASSETS                          1,212,949,929             437,095,581           1,650,045,510
                                                              --------------           -------------          --------------

LIABILITIES
              Capital shares redeemed payable                             0                       0                       0
              Dividends payable                                   6,130,246                 135,167               6,265,413
              Accrued expenses payable                              349,880                 387,170                 737,050
                        TOTAL LIABILITIES                         6,480,126                 522,337               7,002,463
                                                              --------------           -------------          --------------

TOTAL NET ASSETS                                             $1,206,469,803            $436,573,244          $1,643,043,047
                                                              ==============           =============          ==============

TOTAL NET ASSETS BY CLASS OF SHARES

Institutional Class                                            $593,948,095                     N/A            $593,948,095
Service Class                                                   605,219,878             436,573,244           1,041,793,122
Series A Investor Class                                           7,301,830                     N/A               7,301,830
                                                              --------------           -------------          --------------
                                                             $1,206,469,803            $436,573,244          $1,643,043,047
                                                              ==============           =============          ==============

SHARES OUTSTANDING

Institutional Class                                             593,927,411                     N/A             593,927,411
Service Class
     Pre-merger                                                 605,221,765             436,721,161                     N/A
     Post-merger                                                605,221,765             436,721,161           1,041,942,926
Series A Investor Class                                           7,301,881                     N/A               7,301,881


NET ASSET VALUE, OFFERING AND REDEMPTION PRICE PER SHARE

Institutional Class                                                   $1.00                     N/A                   $1.00
Service Class
     Pre-merger                                                       $1.00                   $1.00                     N/A
     Post-merger                                                      $1.00                   $1.00                   $1.00
Series A Investor Class (Net Asset Value)                             $1.00                     N/A                   $1.00
     Maximum offering price per Series A Investor Class               $1.00                     N/A                   $1.00

Note: Series B and Series C Investor Class shares will be available for shareholders in a future period.


            See Accompanying Notes to Proforma Financial Statements

                     PNC GOVERNMENT MONEY MARKET PORTFOLIO
                           COMPASS U.S. TREASURY FUND
             PRO-FORMA COMBINED STATEMENT OF ASSETS AND LIABILITIES
                                 MARCH 31, 1995
                                  (UNAUDITED)



                                                                   PNC                   COMPASS
                                                                GOVERNMENT                U.S.
                                                               MONEY MARKET              TREASURY               PRO-FORMA
                                                                PORTFOLIO                  FUND                  COMBINED
                                                              --------------           -------------          --------------
ASSETS
              Investments, @ value (Cost
              $622,750,248 and  $348,188,958
                respectively)                                  $622,750,248            $348,188,958            $970,939,206
              Cash                                                   64,173                     208                  64,381
              Dividends and Interest receivable                   1,746,487                 352,056               2,098,543
              Capital shares sold receivable                              0                       0                       0
              Prepaid expenses                                       20,562                  93,195                 113,757
                                                              --------------           -------------          --------------
                        Total Assets                            624,581,470             348,634,417             973,215,887
                                                              --------------           -------------          --------------

LIABILITIES
              Capital shares redeemed payable                             0                 251,890                 251,890
              Dividends payable                                   2,885,397                 105,481               2,990,878
              Accrued expenses payable                              232,985                       0                 232,985
                                                              --------------           -------------          --------------
                        TOTAL LIABILITIES                         3,118,382                 357,371               3,475,753
                                                              --------------           -------------          --------------

TOTAL NET ASSETS                                               $621,463,088            $348,277,046            $969,740,134
                                                              ==============           =============          ==============

TOTAL NET ASSETS BY CLASS OF SHARES

Institutional Class                                            $113,706,910                     N/A            $113,706,910
Service Class                                                   505,356,292             348,277,046             853,633,338
Series A Investor Class                                           2,399,886                     N/A               2,399,886
                                                              --------------           -------------          --------------
                                                               $621,463,088            $348,277,046            $969,740,134
                                                              ==============           =============          ==============

SHARES OUTSTANDING

Institutional Class                                             113,704,861                     N/A             113,704,861
Service Class
     Pre-merger                                                 505,347,225             348,271,759                     N/A
     Post-merger                                                505,347,225             348,271,759             853,618,984
Series A Investor Class                                           2,399,857                     N/A               2,399,857


NET ASSET VALUE, OFFERING AND REDEMPTION PRICE PER SHARE

Institutional Class                                                   $1.00                     N/A                   $1.00
Service Class
     Pre-merger                                                       $1.00                   $1.00                     N/A
     Post-merger                                                      $1.00                   $1.00                   $1.00
Series A Investor Class (Net Asset Value)                             $1.00                     N/A                   $1.00
     Maximum offering price per Series A Investor Class               $1.00                     N/A                   $1.00


Note: Series B and Series C Investor Class shares will be available for shareholders in a future period.


            See Accompanying Notes to Proforma Financial Statements

                         PNC TAX-FREE INCOME PORTFOLIO
                          COMPASS MUNICIPAL BOND FUND
             PRO-FORMA COMBINED STATEMENT OF ASSETS AND LIABILITIES
                                 MARCH 31, 1995
                                  (UNAUDITED)


                                                                    PNC                   COMPASS
                                                                 TAX-FREE                MUNICIPAL
                                                                  INCOME                   BOND                  PRO-FORMA
                                                                 PORTFOLIO                 FUND                  COMBINED
                                                              --------------           -------------          --------------
ASSETS
              Investments, @ value (Cost
                  $9,789,950 and $28,656,897
                respectively)                                    $9,847,574             $28,515,944             $38,363,518
              Cash                                                        0                 (52,913)                (52,913)
              Dividends and Interest receivable                     141,815                 485,269                 627,084
              Receivable from Advisor                                33,536                       0                  33,536
              Prepaid expenses                                       12,814                  10,938                  23,752
                                                              --------------           -------------          --------------
                        TOTAL ASSETS                             10,035,739              28,959,238              38,994,977
                                                              --------------           -------------          --------------

LIABILITIES
              Capital shares redeemed payable                         5,797                       7                   5,804
              Dividends payable                                           0                       0                       0
              Accrued expenses payable                               47,950                  70,136                 118,086
                                                              --------------           -------------          --------------
                        TOTAL LIABILITIES                            53,747                  70,143                 123,890
                                                              --------------           -------------          --------------

TOTAL NET ASSETS                                                 $9,981,992             $28,889,095             $38,871,087
                                                              ==============           =============          ==============

TOTAL NET ASSETS BY CLASS OF SHARES

Institutional Class                                                 $11,770                     N/A                 $11,770
Service Class                                                     3,089,624              28,889,095              31,978,719
Series A Investor Class                                           6,880,598                     N/A               6,880,598
                                                              --------------           -------------          --------------
                                                                 $9,981,992             $28,889,095             $38,871,087
                                                              ==============           =============          ==============

SHARES OUTSTANDING

Institutional Class                                                   1,133                     N/A                   1,133
Service Class
     Pre-merger                                                     297,405               2,793,612                     N/A
     Post-merger                                                    297,405               2,780,471               3,077,876
Series A Investor Class                                             662,291                     N/A                 662,291


NET ASSET VALUE, OFFERING AND REDEMPTION PRICE PER SHARE

Institutional Class                                                  $10.39                     N/A                  $10.39
Service Class
     Pre-merger                                                      $10.39                  $10.34                     N/A
     Post-merger                                                     $10.39                  $10.39                  $10.39
Series A Investor Class (Net Asset Value)                            $10.39                     N/A                  $10.39
     Maximum offering price per Series A Investor Class              $10.88                     N/A                  $10.88


Note: Series B and Series C Investor Class shares will be available for shareholders in a future period.


            See Accompanying Notes to Proforma Financial Statements

                   PNC PENNSYLVANIA TAX-FREE INCOME PORTFOLIO
                    COMPASS PENNSYLVANIA MUNICIPAL BOND FUND
             PRO-FORMA COMBINED STATEMENT OF ASSETS AND LIABILITIES
                                 MARCH 31, 1995
                                  (UNAUDITED)


                                                                   PNC                   COMPASS
                                                               PENNSYLVANIA            PENNSYLVANIA
                                                                 TAX-FREE               MUNICIPAL
                                                                  INCOME                   BOND                 PRO-FORMA
                                                                PORTFOLIO                  FUND                  COMBINED
                                                              --------------           -------------          --------------
ASSETS
              Investments, @ value (Cost
                $ 63,023,846 and  $17,282,563
                respectively)                                   $61,872,120             $16,941,313             $78,813,433
              Cash                                                        0                     488                     488
              Dividends and Interest receivable                   1,073,210                 305,821               1,379,031
              Capital shares sold receivable                        148,800                       0                 148,800
              Prepaid expenses                                       16,144                   6,907                  23,051
                                                              --------------           -------------          --------------
                        TOTAL ASSETS                             63,110,274              17,254,529              80,364,803
                                                              --------------           -------------          --------------

LIABILITIES
              Capital shares redeemed payable                       226,984                       0                 226,984
              Investment purchased payable                        1,830,104                 500,000               2,330,104
              Dividends payable                                      88,588                       0                  88,588
              Other payables                                              0                   2,153                   2,153
              Accrued expenses payable                               93,499                  32,153                 125,652
                                                              --------------           -------------          --------------
                        TOTAL LIABILITIES                         2,239,175                 534,306               2,773,481
                                                              --------------           -------------          --------------

TOTAL NET ASSETS                                                $60,871,099             $16,720,223             $77,591,322
                                                              ==============           =============          ==============

TOTAL NET ASSETS BY CLASS OF SHARES

Institutional Class                                              $1,157,106                     N/A              $1,157,106
Service Class                                                    12,914,730              16,720,223              29,634,953
Series A Investor Class                                          44,458,184                     N/A              44,458,184
Series B Investor Class                                           2,341,079                     N/A               2,341,079
                                                              --------------           -------------          --------------
                                                                $60,871,099             $16,720,223             $77,591,322
                                                              ==============           =============          ==============

SHARES OUTSTANDING

Institutional Class                                                 115,231                     N/A                 115,231
Service Class
     Pre-merger                                                   1,286,171               1,729,936                     N/A
     Post-merger                                                  1,286,171               1,665,361               2,951,532
Series A Investor Class                                           4,427,574                     N/A               4,427,574
Series B Investor Class                                             233,149                     N/A                 233,149

NET ASSET VALUE, OFFERING AND REDEMPTION PRICE PER SHARE

Institutional Class                                                  $10.04                     N/A                  $10.04
Service Class
     Pre-merger                                                      $10.04                   $9.67                     N/A
     Post-merger                                                     $10.04                  $10.04                  $10.04
Series A Investor Class (Net Asset Value)                            $10.04                     N/A                  $10.04
     Maximum offering price per Series A Investor Class              $10.51                     N/A                  $10.51
Series B Investor Class (Net Asset Value)                            $10.04
     Redemption Price                                                 $9.59                     N/A                   $9.59


Note: Series C Investor Class shares will be available for shareholders in a future period.


            See Accompanying Notes to Proforma Financial Statements

                           PNC VALUE EQUITY PORTFOLIO
                           COMPASS EQUITY INCOME FUND
             PRO-FORMA COMBINED STATEMENT OF ASSETS AND LIABILITIES
                                 MARCH 31, 1995
                                  (UNAUDITED)



                                                                    PNC                   COMPASS
                                                                   VALUE                   EQUITY
                                                                   EQUITY                  INCOME                PRO-FORMA
                                                                 PORTFOLIO                  FUND                  COMBINED
                                                              --------------           -------------          --------------
ASSETS
              Investments, @ value (Cost $
               $570,413,430  and $273,321,119
                respectively)                                  $638,604,283            $290,668,007            $929,272,290
              Cash                                                        0               1,062,247               1,062,247
              Dividends and Interest receivable                   1,527,617                 971,856               2,499,473
              Investment sold receivable                          2,623,913               7,480,135              10,104,048
              Capital shares sold receivable                        224,665                  82,407                 307,072
              Prepaid expenses                                       31,091                  62,580                  93,671
                                                              --------------           -------------          --------------
                        TOTAL ASSETS                            643,011,569             300,327,232             943,338,801
                                                              --------------           -------------          --------------

LIABILITIES
              Capital shares redeemed payable                       180,638               4,205,459               4,386,097
              Investments purchased payable                       6,549,535               2,416,049               8,965,584
              Dividends payable                                           0                       0                       0
              Accrued expenses payable                              393,502                 302,116                 695,618
                                                              --------------           -------------          --------------
                        TOTAL LIABILITIES                         7,123,675               6,923,624              14,047,299
                                                              --------------           -------------          --------------

TOTAL NET ASSETS                                               $635,887,894            $293,403,608            $929,291,502
                                                              ==============           =============          ==============

TOTAL NET ASSETS BY CLASS OF SHARES

Institutional Class                                            $497,417,569                     N/A            $497,417,569
Service Class                                                   125,896,641             293,403,608             419,300,249
Series A Investor Class                                          12,573,684                     N/A              12,573,684
                                                              --------------           -------------          --------------
                                                               $635,887,894            $293,403,608            $929,291,502
                                                              ==============           =============          ==============

SHARES OUTSTANDING

Institutional Class                                              40,984,991                     N/A              40,984,991
Service Class
     Pre-merger                                                  10,371,904              24,066,169                     N/A
     Post-merger                                                 10,371,904              24,168,337              34,540,241
Series A Investor Class                                           1,035,874                     N/A               1,035,874


NET ASSET VALUE, OFFERING AND REDEMPTION PRICE PER SHARE

Institutional Class                                                  $12.14                     N/A                  $12.14
Service Class
     Pre-merger                                                      $12.14                  $12.19                     N/A
     Post-merger                                                     $12.14                  $12.14                  $12.14
Series A Investor Class (Net Asset Value)                            $12.14                     N/A                  $12.14
     Maximum offering price per Series A Investor Class              $12.71                     N/A                  $12.71


Note: Series B and Series C Investor Class shares will be available for shareholders in a future period.


            See Accompanying Notes to Proforma Financial Statements

                          PNC GROWTH EQUITY PORTFOLIO
                              COMPASS GROWTH FUND
             PRO-FORMA COMBINED STATEMENT OF ASSETS AND LIABILITIES
                                 MARCH 31, 1995
                                  (UNAUDITED)



                                                                    PNC                   COMPASS
                                                               GROWTH EQUITY               GROWTH                PRO-FORMA
                                                                 PORTFOLIO                  FUND                  COMBINED
                                                              --------------           -------------          --------------
ASSETS
              Investments, @ value (Cost
               $204,119,070 and  $130,132,604
                respectively)                                  $223,481,531            $142,055,638            $365,537,169
              Cash                                                   14,455                  38,614                  53,069
              Dividends and Interest receivable                     315,792                 264,376                 580,168
              Investments sold receivable                         2,522,378                 886,214               3,408,592
              Capital shares sold receivable                        676,343                 195,399                 871,742
              Prepaid expenses                                       13,878                  27,902                  41,780
                                                              --------------           -------------          --------------
                        TOTAL ASSETS                            227,024,377             143,468,143             370,492,520
                                                              --------------           -------------          --------------

LIABILITIES
              Capital shares redeemed payable                        36,258                  23,038                  59,296
              Investment purchased payable                        3,298,985               1,303,169               4,602,154
              Dividends payable                                           0                       0                       0
              Accrued expenses payable                              153,484                 163,153                 316,637
                                                              --------------           -------------          --------------
                        TOTAL LIABILITIES                         3,488,727               1,489,360               4,978,087
                                                              --------------           -------------          --------------

TOTAL NET ASSETS                                               $223,535,650            $141,978,783            $365,514,433
                                                              ==============           =============          ==============

TOTAL NET ASSETS BY CLASS OF SHARES

Institutional Class                                            $166,209,725                     N/A            $166,209,725
Service Class                                                    50,177,330             141,978,783             192,156,113
Series A Investor Class                                           7,148,595                     N/A               7,148,595
                                                              --------------           -------------          --------------
                                                               $223,535,650            $141,978,783            $365,514,433
                                                              ==============           =============          ==============

SHARES OUTSTANDING


Institutional Class                                              15,220,512                     N/A              15,220,512
Service Class
     Pre-merger                                                   4,599,623              12,353,389                     N/A
     Post-merger                                                  4,599,623              13,013,637              17,613,260
Series A Investor Class                                             655,763                     N/A                 655,763

NET ASSET VALUE, OFFERING AND REDEMPTION PRICE PER SHARE

Institutional Class                                                  $10.92                     N/A                  $10.92
Service Class
     Pre-merger                                                      $10.91                  $11.49                     N/A
     Post-merger                                                     $10.91                  $10.91                  $10.91
Series A Investor Class (Net Asset Value)                            $10.90                     N/A                  $10.90
     Maximum offering price per Series A Investor Class              $11.41                     N/A                  $11.41


Note: Series B and Series C Investor Class shares will be available for shareholders in a future period.


            See Accompanying Notes to Proforma Financial Statements

                     PNC SMALL CAP GROWTH EQUITY PORTFOLIO
                           COMPASS SMALL COMPANY FUND
             PRO-FORMA COMBINED STATEMENT OF ASSETS AND LIABILITIES
                                 MARCH 31, 1995
                                  (UNAUDITED)



                                                                    PNC                   COMPASS
                                                                 SMALL CAP                 SMALL
                                                               GROWTH EQUITY              COMPANY                PRO-FORMA
                                                                 PORTFOLIO                  FUND                  COMBINED
                                                              --------------           -------------          --------------
ASSETS
              Investments, @ value (Cost
              $108,414,011 and $25,608,718
                respectively)                                  $133,883,225             $25,222,368            $159,105,593
              Cash                                                    8,774                  12,889                  21,663
              Dividends and Interest receivable                      71,267                  44,275                 115,542
              Investments sold receivable                         1,207,979                       0               1,207,979
              Capital shares sold receivable                        107,061                       0                 107,061
              Prepaid expenses                                       25,638                  21,968                  47,606
                                                              --------------           -------------          --------------
                        TOTAL ASSETS                            135,303,944              25,301,500             160,605,444
                                                              --------------           -------------          --------------

LIABILITIES
              Capital shares redeemed payable                        64,160                   6,000                  64,160
              Investments purchased payable                       3,516,053                       0               3,516,053
              Accrued expenses payable                               89,079                  50,750                 139,829
                                                              --------------           -------------          --------------
                        TOTAL LIABILITIES                         3,669,292                  56,750               3,720,042
                                                              --------------           -------------          --------------

TOTAL NET ASSETS                                               $131,634,652             $25,244,750            $156,885,402
                                                              ==============           =============          ==============

TOTAL NET ASSETS BY CLASS OF SHARES

Institutional Class                                             $96,600,862                     N/A             $96,600,862
Service Class                                                    31,794,267              25,244,750              57,039,017
Series A Investor Class                                           3,239,523                     N/A               3,239,523
                                                              --------------           -------------          --------------
                                                               $131,634,652             $25,244,750            $156,879,402
                                                              ==============           =============          ==============

SHARES OUTSTANDING

Institutional Class                                               8,295,570                     N/A               8,295,570
Service Class
     Pre-merger                                                   2,733,726               2,326,617                     N/A
     Post-merger                                                  2,733,726               2,170,587               4,904,313
Series A Investor Class                                             279,175                     N/A                 279,175


NET ASSET VALUE, OFFERING AND REDEMPTION PRICE PER SHARE

Institutional Class                                                  $11.64                     N/A                  $11.64
Service Class
     Pre-merger                                                      $11.63                  $10.85                     N/A
     Post-merger                                                     $11.63                  $11.63                  $11.63
Series A Investor Class (Net Asset Value)                            $11.60                     N/A                  $11.60
     Maximum offering price per Series A Investor Class              $12.15                     N/A                  $12.15


Note: Series B and Series C Investor Class shares will be available for shareholders in a future period.


            See Accompanying Notes to Proforma Financial Statements

                             PNC BALANCED PORTFOLIO
                             COMPASS BALANCED FUND
             PRO-FORMA COMBINED STATEMENT OF ASSETS AND LIABILITIES
                                 MARCH 31, 1995
                                  (UNAUDITED)


                                                                    PNC                   COMPASS
                                                                  BALANCED                BALANCED               PRO-FORMA
                                                                 PORTFOLIO                  FUND                  COMBINED
                                                              --------------           -------------          --------------
ASSETS
              Investments, @ value (Cost
                 $153,236,446 and $24,874,957
                respectively)                                  $162,093,798             $25,661,121            $187,754,919
              Cash                                                  218,965                   1,889                 220,854
              Dividends and Interest receivable                     701,516                 223,201                 924,717
              Securities sold receivable                                  0                 265,522                 265,522
              Capital shares sold receivable                        419,367                   2,390                 421,757
              Prepaid expenses                                       22,733                     420                  23,153
                                                              --------------           -------------          --------------
                        TOTAL ASSETS                            163,456,379              26,154,543             189,610,922
                                                              --------------           -------------          --------------

LIABILITIES
              Capital shares redeemed payable                       450,365                       0                 450,365
              Investment purchased payable                          609,236                 101,368                 710,604
              Accrued expenses payable                              148,005                  24,879                 172,884
                                                              --------------           -------------          --------------
                        TOTAL LIABILITIES                         1,207,606                 126,247               1,333,853
                                                              --------------           -------------          --------------

TOTAL NET ASSETS                                               $162,248,773             $26,028,296            $188,277,069
                                                              ==============           =============          ==============

TOTAL NET ASSETS BY CLASS OF SHARES

Institutional Class                                             $22,547,858                     N/A             $22,547,858
Service Class                                                    75,284,207              26,028,296             101,312,503
Series A Investor Class                                          62,628,492                     N/A              62,628,492
Series B Investor Class                                           1,788,216                     N/A               1,788,216
                                                              --------------           -------------          --------------
                                                               $162,248,773             $26,028,296            $188,277,069
                                                              ==============           =============          ==============

SHARES OUTSTANDING

Institutional Class                                               1,826,709                     N/A               1,826,709
Service Class
     Pre-merger                                                   6,101,013               2,498,607                     N/A
     Post-merger                                                  6,101,013               2,109,262               8,210,275
Series A Investor Class                                           5,074,659                     N/A               5,074,659
Series B Investor Class                                             145,053                     N/A                 145,053


NET ASSET VALUE, OFFERING AND REDEMPTION PRICE PER SHARE

Institutional Class                                                  $12.34                     N/A                  $12.34
Service Class
     Pre-merger                                                      $12.34                  $10.42                     N/A
     Post-merger                                                     $12.34                  $12.34                  $12.34
Series A Investor Class (Net Asset Value)                            $12.34                     N/A                  $12.34
     Maximum offering price per Series A Investor Class              $12.92                     N/A                  $12.92
Series B Investor Class (Net Asset Value)                            $12.33                     N/A                  $12.33
     Redemption Price                                                $11.77                     N/A                  $11.77


Note: Series C Investor Class shares will be available for shareholders in a future period.


            See Accompanying Notes to Proforma Financial Statements

                          PNC SHORT-TERM BOND PORTFOLIO
                               BFM SHORT DURATION
                        COMPASS SHORT/INTERMEDIATE  FUND
             PRO-FORMA COMBINED STATEMENT OF ASSETS AND LIABILITIES
                                 MARCH 31, 1995
                                  (UNAUDITED)


                                                                PNC                BFM               COMPASS
                                                             SHORT-TERM           SHORT               SHORT/
                                                                BOND             DURATION          INTERMEDIATE      PRO-FORMA
                                                             PORTFOLIO          PORTFOLIO              FUND          COMBINED
                                                          --------------      -------------      --------------     -----------
ASSETS
              Investments, @ value (Cost
               $16,354,281  and $52,183,653
               $201,180,524   respectively)                 $15,996,804        $52,219,786        $198,430,767     $266,647,357
              Cash                                                    0              6,246                   0            6,246
              Dividends and Interest receivable                  92,087            586,723           3,430,781        4,109,591
              Investments sold receivable                             0          3,407,912                   0        3,407,912
              Capital shares sold receivable                     11,095                  0              10,001           21,096
              Receivable from Advisor                             2,426            126,197               2,187          130,810
              Prepaid expenses                                   27,684             54,319              41,823          123,826
                                                          --------------      -------------      --------------   --------------
                        TOTAL ASSETS                         16,130,096         56,401,183         201,915,559      274,446,838
                                                          --------------      -------------      --------------   --------------

LIABILITIES
              Capital shares redeemed payable                    27,662                  0             587,320          614,982
              Investment purchased payable                            0          5,939,417                   0        5,939,417
              Dividends payable                                  64,035                  0                   0           64,035
              Accrued expenses payable                           30,296            141,395             239,015          410,706
                                                          --------------      -------------      --------------   --------------
                        TOTAL LIABILITIES                       121,993          6,080,812             826,335        7,029,140
                                                          --------------      -------------      --------------   --------------

TOTAL NET ASSETS                                            $16,008,103        $50,320,371        $201,089,224     $267,417,698
                                                          ==============      =============      ==============   ==============

TOTAL NET ASSETS BY CLASS OF SHARES

Institutional Class                                          $9,972,122        $50,320,371                 N/A      $60,292,493
Service Class                                                 5,776,529                N/A         201,089,224      206,865,753
Series A Investor Class                                         259,452                N/A                 N/A          259,452
                                                          --------------      -------------      --------------   --------------
                                                            $16,008,103        $50,320,371        $201,089,224     $267,417,698
                                                          ==============      =============      ==============   ==============

SHARES OUTSTANDING

Institutional Class
     Pre-merger                                               1,043,327          5,179,742                 N/A        6,223,069
     Post-merger                                              1,043,327          5,263,637                 N/A        6,306,964
Service Class
     Pre-merger                                                 604,373                N/A          19,856,597       20,460,970
     Post-merger                                                604,373                N/A          21,034,438       21,638,811
Series A Investor Class                                          27,166                N/A                 N/A           27,166


NET ASSET VALUE, OFFERING AND REDEMPTION
  PRICE PER SHARE

Institutional Class
     Pre-merger                                                   $9.56              $9.71                 N/A            $9.69
     Post-merger                                                  $9.56              $9.56                 N/A            $9.56
Service Class
     Pre-merger                                                   $9.56                N/A              $10.13              N/A
     Post-merger                                                  $9.56                N/A               $9.56            $9.56
Series A Investor Class (Net Asset Value)                         $9.55                N/A                 N/A            $9.56
     Maximum offering price per Series A Investor Class          $10.01                N/A                 N/A           $10.01


Note: Series B and Series C Investor Class shares will be available for shareholders in a future period.


            See Accompanying Notes to Proforma Financial Statements

                        BFM CORE FIXED INCOME PORTFOLIO
                           COMPASS FIXED INCOME FUND
             PRO-FORMA COMBINED STATEMENT OF ASSETS AND LIABILITIES
                                 MARCH 31, 1995
                                  (UNAUDITED)


                                                                    BFM                   COMPASS
                                                                 CORE FIXED                FIXED
                                                                   INCOME                  INCOME                PRO-FORMA
                                                                 PORTFOLIO                  FUND                  COMBINED
                                                              --------------           -------------          --------------
ASSETS
              Investments, @ value (Cost
                 $18,900,772 and  $245,029,866
                respectively)                                   $18,823,054            $240,098,446            $258,921,500
              Cash                                                   13,594                  21,717                  35,311
              Dividends and Interest receivable                     269,795               3,948,761               4,218,556
              Investments sold receivable                         2,521,275                       0               2,521,275
              Capital shares sold receivable                              0                 128,026                 128,026
              Receivable from Advisor                               138,516                       0                 138,516
              Prepaid expenses                                       31,462                  60,810                  92,272
                                                              --------------           -------------          --------------
                        TOTAL ASSETS                             21,797,696             244,257,760             266,055,456
                                                              --------------           -------------          --------------

LIABILITIES
              Capital shares redeemed payable                             0                 168,635                 168,635
              Investment purchased payable                        1,855,860                       0               1,855,860
              Reverse repurchase agreements                         509,375                       0                 509,375
              Dividends payable                                           0                       0                       0
              Accrued expenses payable                               78,221                 260,584                 338,805
                                                              --------------           -------------          --------------
                        TOTAL LIABILITIES                         2,443,456                 429,219               2,872,675
                                                              --------------           -------------          --------------

TOTAL NET ASSETS                                                $19,354,240            $243,828,541            $263,182,781
                                                              ==============           =============          ==============

TOTAL NET ASSETS BY CLASS OF SHARES

Institutional Class                                             $19,354,240                     N/A             $19,354,240
Service Class                                                           N/A             243,828,541             243,828,541
                                                              --------------           -------------          --------------
                                                                $19,354,240            $243,828,541            $263,182,781
                                                              ==============           =============          ==============

SHARES OUTSTANDING

Institutional Class
     Pre-merger                                                   2,045,312                     N/A               2,045,312
     Post-merger                                                  2,045,312                     N/A               2,045,312
Service Class
     Pre-merger                                                         N/A              24,209,382              24,209,382
     Post-merger                                                        N/A              25,774,687              25,774,687


NET ASSET VALUE AND REDEMPTION PRICE PER SHARE

Institutional Class
     Pre-merger                                                       $9.46                     N/A                     N/A
     Post-merger                                                      $9.46                     N/A                   $9.46
Service Class
     Pre-merger                                                         N/A                  $10.07                     N/A
     Post-merger                                                        N/A                   $9.46                   $9.46


Note: Series A, Series B and Series C Investor Class shares will be available for shareholders in a future period.


            See Accompanying Notes to Proforma Financial Statements

                      PNC MUNICIPAL MONEY MARKET PORTFOLIO
                          COMPASS MUNICIPAL MONEY FUND
                   PRO-FORMA COMBINED STATEMENT OF OPERATIONS
                    FOR THE SIX MONTHS ENDED MARCH 31, 1995
                                  (UNAUDITED)


                                                   PNC
                                                MUNICIPAL         COMPASS
                                               MONEY MARKET      MUNICIPAL            PRO-FORMA            PRO-FORMA
                                                PORTFOLIO        MONEY FUND          ADJUSTMENTS            COMBINED
                                             --------------    -------------        -------------         -----------
INVESTMENT INCOME

     Interest                                  $3,959,375         $851,704                                $4,811,079
     Dividends                                  -                -                                         -
                                             --------------    -------------        -------------         -----------
       TOTAL INVESTMENT INCOME                  3,959,375          851,704                                 4,811,079
                                             --------------    -------------        -------------         -----------

EXPENSES

     Investment Advisory Fees                     469,233           91,356               12,985 (1)          573,574
     Administration Fees                          156,411           41,110               (6,330)(1)          191,191
     Custodian Fees                                30,200            3,359                                    33,559
     Transfer Agent Fees                           18,712            6,903                                    25,615
     Service Fees                                 260,837        -                       69,418 (1)          330,255
     Distribution Fees                                 84        -                                                84
     Legal  and Audit                               9,888            1,427               (1,427)(2)            9,888
     Printing                                       6,409             (819)                 819 (2)            6,409
     Registration Fees                             22,483            6,774                                    29,257
     Trustees' Fees and Officers' Salaries          2,011            1,092               (1,092)(2)            2,011
     Organization and Other                         3,161           20,213                                    23,374
                                             --------------    -------------        -------------         -----------
                                                  979,429          171,415               74,373            1,225,217
     Less: Fees waived & Expenses Reimbursed     (457,824)       -                      (80,152)(3)         (537,976)
                                             --------------    -------------        -------------         -----------
       TOTAL EXPENSES                             521,605          171,415               (5,779)             687,241
                                             --------------    -------------        -------------         -----------

NET INVESTMENT INCOME                           3,437,770          680,289                5,779            4,123,838
                                             --------------    -------------        -------------         -----------

REALIZED AND UNREALIZED GAIN (LOSS) ON
  INVESTMENTS TRANSACTIONS

     Net realized gain (loss) on investment
     transactions                                 (12,356)            (817)                                  (13,173)

     Change in unrealized appreciation
     (depreciation)                             -                -                                         -

NET REALIZED AND UNREALIZED
GAIN (LOSS) ON INVESTMENT TRANSACTIONS            (12,356)            (817)                                  (13,173)
                                             --------------    -------------        -------------         -----------

NET INCREASE (DECREASE) IN NET ASSETS
RESULTING FROM OPERATIONS                      $3,425,414         $679,472               $5,779           $4,110,665
                                             ==============    =============        =============         ===========



(1) Based on fee structure of new regristrant and the total assets of the combined funds.

(2) Adjustments reflect expected savings when the two funds combine.

(3) Reflects the anticipated change in the waiver of the investment advisory and administration fees based on expense ratios of new registrant and combined assets of the merged funds.


           See Accompanying Notes to Proforma Financial Statements.

                     PNC MUNICIPAL MONEY MARKET PORTFOLIO
                         COMPASS MUNICIPAL MONEY FUND
                  PRO-FORMA COMBINED STATEMENT OF OPERATIONS
                    FOR THE YEAR ENDED SEPTEMBER 30, 1994
                                 (UNAUDITED)


                                                      PNC
                                                   MUNICIPAL             COMPASS
                                                  MONEY MARKET          MUNICIPAL            PRO-FORMA            PRO-FORMA
                                                   PORTFOLIO            MONEY FUND          ADJUSTMENTS            COMBINED
                                                 --------------       -------------        -------------          -----------
INVESTMENT INCOME

     Interest                                      $4,632,663           $1,299,013                                $5,931,676
     Dividends                                      -                    -                                         -
                                                 -------------        -------------        -------------          -----------
       TOTAL INVESTMENT INCOME                      4,632,663            1,299,013                                 5,931,676
                                                 -------------        -------------        -------------          -----------

EXPENSES

     Investment Advisory Fees                         771,325              189,847               23,717 (1)          984,889
     Administration Fees                              257,109               85,431              (14,244)(1)          328,296
     Custodian Fees                                    49,117                4,795                                    53,912
     Transfer Agent Fees                               47,827               13,426                                    61,253
     Service Fees                                     368,547            -                      194,446 (1)          562,993
     Distribution Fees                                    165            -                                               165
     Legal  and Audit                                  23,621                9,686               (9,686)(2)           23,621
     Printing                                          27,724                9,614               (9,614)(2)           27,724
     Registration Fees                                 50,195               10,104                                    60,299
     Trustees' Fees and Officers' Salaries              3,597                  801                 (801)(2)            3,597
     Organization and Other                            12,096              (39,806)                                  (27,710)
                                                 -------------        -------------        -------------          -----------
                                                    1,611,323              283,898              183,818            2,079,039
     Less: Fees waived & Expenses Reimbursed         (814,098)           -                      (88,940)(3)         (903,038)
                                                 -------------        -------------        -------------          -----------
       TOTAL EXPENSES                                 797,225              283,898               94,878            1,176,001
                                                 -------------        -------------        -------------          -----------

NET INVESTMENT INCOME                               3,835,438            1,015,115              (94,878)           4,755,675
                                                 -------------        -------------        -------------          -----------

REALIZED AND UNREALIZED GAIN (LOSS) ON
  INVESTMENTS TRANSACTIONS

     Net realized gain (loss) on investment
     transactions                                     (19,387)              17,746                                    (1,641)

     Change in unrealized appreciation
     (depreciation)                                 -                    -                                         -

NET REALIZED AND UNREALIZED
GAIN (LOSS) ON INVESTMENT TRANSACTIONS                (19,387)              17,746                                    (1,641)
                                                 -------------        -------------        -------------          -----------

NET INCREASE (DECREASE) IN NET ASSETS
RESULTING FROM OPERATIONS                          $3,816,051           $1,032,861             ($94,878)          $4,754,034
                                                 =============        =============        =============          ===========





(1) Based on fee structure of new regristrant and the total assets of the combined funds.

(2) Adjustments reflect expected savings when the two funds combine.

(3) Reflects the anticipated change in the waiver of the investment advisory and administration fees based on expense ratios of new registrant and combined assets of the merged funds.


           See Accompanying Notes to Proforma Financial Statements.

              PNC PENNSYLVANIA MUNICIPAL MONEY MARKET PORTFOLIO
                  COMPASS PENNSYLVANIA MUNICIPAL MONEY FUND
                  PRO-FORMA COMBINED STATEMENT OF OPERATIONS
                   FOR THE SIX MONTHS ENDED MARCH 31, 1995
                                 (UNAUDITED)


                                                      PNC                COMPASS
                                                 PENNSYLVANIA          PENNSYLVANIA
                                                MUNICIPAL MONEY         MUNICIPAL            PRO-FORMA        PRO-FORMA
                                                MARKET PORTFOLIO        MONEY FUND          ADJUSTMENTS       COMBINED
                                               -----------------      -------------        -------------    -----------
INVESTMENT INCOME

     Interest                                      $6,315,344             $733,582                                $7,048,926
     Dividends                                      -                    -                                         -
                                                 -------------        -------------        -------------          -----------
       TOTAL INVESTMENT INCOME                      6,315,344              733,582                                 7,048,926
                                                 -------------        -------------        -------------          -----------

EXPENSES

     Investment Advisory Fees                         772,434               80,126               12,381 (1)          864,941
     Administration Fees                              257,478               36,057               (5,221)(1)          288,314
     Custodian Fees                                    37,701                7,232                                    44,933
     Transfer Agent Fees                               10,686               13,143                                    23,829
     Service Fees                                     170,233            -                       60,724 (1)          230,957
     Distribution Fees                                    316            -                                               316
     Legal  and Audit                                  15,394                4,391               (4,391)(2)           15,394
     Printing                                          13,560                1,475               (1,475)(2)           13,560
     Registration Fees                                 13,828               (2,958)                                   10,870
     Trustees' Fees and Officers' Salaries              2,706                1,066               (1,066)(2)            2,706
     Organization and Other                             5,842                 (474)                                    5,368
                                                 -------------        -------------        -------------          -----------
                                                    1,300,178              140,058               60,952            1,501,188
     Less: Fees waived & Expenses Reimbursed         (700,499)             (19,468)             (11,716)(3)         (731,683)
                                                 -------------        -------------        -------------          -----------
       TOTAL EXPENSES                                 599,679              120,590               49,236              769,505
                                                 -------------        -------------        -------------          -----------

NET INVESTMENT INCOME                               5,715,665              612,992              (49,236)           6,279,421
                                                 -------------        -------------        -------------          -----------

REALIZED AND UNREALIZED GAIN (LOSS) ON
  INVESTMENTS TRANSACTIONS

     Net realized gain (loss) on investment
     transactions                                   -                            2                                         2

     Change in unrealized appreciation
     (depreciation)                                 -                    -                                         -

NET REALIZED AND UNREALIZED
GAIN (LOSS) ON INVESTMENT TRANSACTIONS              -                            2                                         2
                                                 -------------        -------------        -------------          -----------

NET INCREASE (DECREASE) IN NET ASSETS
RESULTING FROM OPERATIONS                          $5,715,665             $612,994             ($49,236)          $6,279,423
                                                 =============        =============        =============          ===========




(1) Based on fee structure of new regristrant and the total assets of the combined funds.

(2) Adjustments reflect expected savings when the two funds combine.

(3) Reflects the anticipated change in the waiver of the investment advisory and administration fees based on expense ratios of new registrant and combined assets of the merged funds.


           See Accompanying Notes to Proforma Financial Statements.

              PNC PENNSYLVANIA MUNICIPAL MONEY MARKET PORTFOLIO
                  COMPASS PENNSYLVANIA MUNICIPAL MONEY FUND
                  PRO-FORMA COMBINED STATEMENT OF OPERATIONS
                    FOR THE YEAR ENDED SEPTEMBER 30, 1994
                                 (UNAUDITED)


                                                      PNC                COMPASS
                                                 PENNSYLVANIA          PENNSYLVANIA
                                                MUNICIPAL MONEY         MUNICIPAL            PRO-FORMA        PRO-FORMA
                                                MARKET PORTFOLIO        MONEY FUND          ADJUSTMENTS       COMBINED
                                               -----------------      -------------        -------------    -----------
INVESTMENT INCOME

     Interest                                      $2,345,552             $882,759                                $3,228,311
     Dividends                                      -                    -                                         -
                                                 -------------        -------------        -------------          -----------
       TOTAL INVESTMENT INCOME                      2,345,552              882,759                                 3,228,311
                                                 -------------        -------------        -------------          -----------

EXPENSES

     Investment Advisory Fees                         378,994              128,027               16,359 (1)          523,380
     Administration Fees                              126,331               57,612               (9,483)(1)          174,460
     Custodian Fees                                    29,877                   71                                    29,948
     Transfer Agent Fees                               20,043               12,072                                    32,115
     Service Fees                                      56,294            -                      101,958 (1)          158,252
     Distribution Fees                                    193            -                                               193
     Legal  and Audit                                   9,232                  421                 (421)(2)            9,232
     Printing                                          12,220                  139                 (139)(2)           12,220
     Registration Fees                                 25,542                7,079                                    32,621
     Trustees' Fees and Officers' Salaries              1,700                   12                  (12)(2)            1,700
     Organization and Other                             6,674               16,601                                    23,275
                                                 -------------        -------------        -------------          -----------
                                                      667,100              222,034              108,262              997,396
     Less: Fees waived & Expenses Reimbursed         (476,317)            (116,679)              79,731 (3)         (513,265)
                                                 -------------        -------------        -------------          -----------
       TOTAL EXPENSES                                 190,783              105,355              187,993              484,131
                                                 -------------        -------------        -------------          -----------

NET INVESTMENT INCOME                               2,154,769              777,404             (187,993)           2,744,180
                                                 -------------        -------------        -------------          -----------

REALIZED AND UNREALIZED GAIN (LOSS) ON
  INVESTMENTS TRANSACTIONS

     Net realized gain (loss) on investment
     transactions                                         130               (2,459)                                   (2,329)

     Change in unrealized appreciation
     (depreciation)                                 -                    -                                         -

NET REALIZED AND UNREALIZED
GAIN (LOSS) ON INVESTMENT TRANSACTIONS                    130               (2,459)                                   (2,329)
                                                 -------------        -------------        -------------          -----------

NET INCREASE (DECREASE) IN NET ASSETS
RESULTING FROM OPERATIONS                          $2,154,899             $774,945            ($187,993)          $2,741,851
                                                 =============        =============        =============          ===========




(1) Based on fee structure of new regristrant and the total assets of the combined funds.

(2) Adjustments reflect expected savings when the two funds combine.

(3) Reflects the anticipated change in the waiver of the investment advisory and administration fees based on expense ratios of new registrant and combined assets of the merged funds.


           See Accompanying Notes to Proforma Financial Statements.

                          PNC MONEY MARKET PORTFOLIO
                          COMPASS CASH RESERVE FUND
                  PRO-FORMA COMBINED STATEMENT OF OPERATIONS
                   FOR THE SIX MONTHS ENDED MARCH 31, 1995
                                 (UNAUDITED)


                                                      PNC                COMPASS
                                                  MONEY MARKET         CASH RESERVE          PRO-FORMA            PRO-FORMA
                                                   PORTFOLIO               FUND             ADJUSTMENTS            COMBINED
                                               -----------------      -------------        -------------         -----------
INVESTMENT INCOME

     Interest                                     $36,312,611          $11,944,013                               $48,256,624
     Dividends                                      -                    -                                         -
                                                 -------------        -------------        -------------          -----------
       TOTAL INVESTMENT INCOME                     36,312,611           11,944,013                                48,256,624
                                                 -------------        -------------        -------------          -----------

EXPENSES

     Investment Advisory Fees                       2,775,547              733,142              114,608 (1)        3,623,297
     Administration Fees                              844,302              377,045             (143,690)(1)        1,077,657
     Custodian Fees                                   107,268                7,145                                   114,413
     Transfer Agent Fees                               21,219               53,530                                    74,749
     Service Fees                                     924,049            -                      632,632 (1)        1,556,681
     Distribution Fees                                 11,985            -                                            11,985
     Legal  and Audit                                  63,302               34,640              (34,640)(2)           63,302
     Printing                                          44,741               14,014              (14,014)(2)           44,741
     Registration Fees                                 49,196               22,867                                    72,063
     Trustees' Fees and Officers' Salaries              9,963               10,979              (10,979)(2)            9,963
     Organization and Other                            24,438              (36,915)                                  (12,477)
                                                 -------------        -------------        -------------          -----------
                                                    4,876,010            1,216,447              543,917            6,636,374
     Less: Fees waived & Expenses Reimbursed       (2,361,082)           -                     (343,602)(3)       (2,704,684)
                                                 -------------        -------------        -------------          -----------
       TOTAL EXPENSES                               2,514,928            1,216,447              200,315            3,931,690
                                                 -------------        -------------        -------------          -----------

NET INVESTMENT INCOME                              33,797,683           10,727,566             (200,315)          44,324,934
                                                 -------------        -------------        -------------          -----------

REALIZED AND UNREALIZED GAIN (LOSS) ON
  INVESTMENTS TRANSACTIONS

     Net realized gain (loss) on investment
     transactions                                      19,382             (831,734)                                 (812,352)

     Change in unrealized appreciation
     (depreciation)                                 -                    -                                         -

NET REALIZED AND UNREALIZED
GAIN (LOSS) ON INVESTMENT TRANSACTIONS                 19,382             (831,734)                                 (812,352)
                                                 -------------        -------------        -------------          -----------

NET INCREASE (DECREASE) IN NET ASSETS
RESULTING FROM OPERATIONS                         $33,817,065           $9,895,832            ($200,315)         $43,512,582
                                                 =============        =============        =============          ===========




(1) Based on fee structure of new regristrant and the total assets of the combined funds.

(2) Adjustments reflect expected savings when the two funds combine.

(3) Reflects the anticipated change in the waiver of the investment advisory and administration fees based on expense ratios of new registrant and combined assets of the merged funds.



           See Accompanying Notes to Proforma Financial Statements.

                          PNC MONEY MARKET PORTFOLIO
                          COMPASS CASH RESERVE FUND
                  PRO-FORMA COMBINED STATEMENT OF OPERATIONS
                    FOR THE YEAR ENDED SEPTEMBER 30, 1994
                                 (UNAUDITED)


                                                      PNC                COMPASS
                                                  MONEY MARKET         CASH RESERVE          PRO-FORMA            PRO-FORMA
                                                   PORTFOLIO               FUND             ADJUSTMENTS            COMBINED
                                               -----------------       -------------       -------------         -----------
INVESTMENT INCOME

     Interest                                     $37,214,883          $17,024,578                               $54,239,461
     Dividends                                      -                    -                                         -
                                                 -------------        -------------        -------------          -----------
       TOTAL INVESTMENT INCOME                     37,214,883           17,024,578                                54,239,461
                                                 -------------        -------------        -------------          -----------

EXPENSES

     Investment Advisory Fees                       4,311,077            1,545,338              249,439 (1)        6,105,854
     Administration Fees                            1,344,415              794,746             (297,551)(1)        1,841,610
     Custodian Fees                                   177,983               35,519                                   213,502
     Transfer Agent Fees                               67,179               21,595                                    88,774
     Service Fees                                   1,382,350            -                    1,515,538 (1)        2,897,888
     Distribution Fees                                 10,092            -                                            10,092
     Legal  and Audit                                 127,847               66,568              (66,568)(2)          127,847
     Printing                                         125,866               66,029              (66,029)(2)          125,866
     Registration Fees                                 48,658                  208                                    48,866
     Trustees' Fees and Officers' Salaries             30,138                5,597               (5,597)(2)           30,138
     Organization and Other                            67,641              110,344                                   177,985
                                                 -------------        -------------        -------------          -----------
                                                    7,693,246            2,645,944            1,329,232           11,668,422
     Less: Fees waived & Expenses Reimbursed       (3,900,913)           -                     (934,009)(3)       (4,834,922)
                                                 -------------        -------------        -------------          -----------
       TOTAL EXPENSES                               3,792,333            2,645,944              395,223            6,833,500
                                                 -------------        -------------        -------------          -----------

NET INVESTMENT INCOME                              33,422,550           14,378,634             (395,223)          47,405,961
                                                 -------------        -------------        -------------          -----------

REALIZED AND UNREALIZED GAIN (LOSS) ON
  INVESTMENTS TRANSACTIONS

     Net realized gain (loss) on investment
     transactions                                     (16,921)            (205,218)                                 (222,139)

     Change in unrealized appreciation
     (depreciation)                                 -                    -                                         -

NET REALIZED AND UNREALIZED
GAIN (LOSS) ON INVESTMENT TRANSACTIONS                (16,921)            (205,218)                                 (222,139)
                                                 -------------        -------------        -------------          -----------

NET INCREASE (DECREASE) IN NET ASSETS
RESULTING FROM OPERATIONS                         $33,405,629          $14,173,416            ($395,223)         $47,183,822
                                                 =============        =============        =============          ===========




(1) Based on fee structure of new regristrant and the total assets of the combined funds.

(2) Adjustments reflect expected savings when the two funds combine.

(3) Reflects the anticipated change in the waiver of the investment advisory and administration fees based on expense ratios of new registrant and combined assets of the merged funds.





           See Accompanying Notes to Proforma Financial Statements.

                    PNC GOVERNMENT MONEY MARKET PORTFOLIO
                          COMPASS U.S. TREASURY FUND
                  PRO-FORMA COMBINED STATEMENT OF OPERATIONS
                   FOR THE SIX MONTHS ENDED MARCH 31, 1995
                                 (UNAUDITED)



                                                      PNC
                                                  GOVERNMENT             COMPASS
                                                  MONEY MARKET        U.S. TREASURY          PRO-FORMA            PRO-FORMA
                                                   PORTFOLIO               FUND             ADJUSTMENTS            COMBINED
                                               -----------------      -------------        -------------         -----------
INVESTMENT INCOME

     Interest                                     $16,188,882           $9,318,717                               $25,507,599
     Dividends                                      -                    -                                         -
                                                 -------------        -------------        -------------          -----------
       TOTAL INVESTMENT INCOME                     16,188,882            9,318,717                                25,507,599
                                                 -------------        -------------        -------------          -----------

EXPENSES

     Investment Advisory Fees                       1,278,894              597,256              176,155 (1)        2,052,305
     Administration Fees                              417,822              307,161              (82,095)(1)          642,888
     Custodian Fees                                    51,225                5,887                                    57,112
     Transfer Agent Fees                               24,932               41,235                                    66,167
     Service Fees                                     761,644            -                      515,358 (1)        1,277,002
     Distribution Fees                                  4,673            -                                             4,673
     Legal  and Audit                                  26,706               26,308              (26,308)(2)           26,706
     Printing                                          17,241               11,055              (11,055)(2)           17,241
     Registration Fees                                 51,719                2,854                                    54,573
     Trustees' Fees and Officers' Salaries              4,151               10,646              (10,646)(2)            4,151
     Organization and Other                            10,612               46,621                                    57,233
                                                 -------------        -------------        -------------          -----------
                                                    2,649,619            1,049,023              561,409            4,260,051
     Less: Fees waived & Expenses Reimbursed       (1,172,805)           -                     (527,912)(3)       (1,700,717)
                                                 -------------        -------------        -------------          -----------
       TOTAL EXPENSES                               1,476,814            1,049,023               33,497            2,559,334
                                                 -------------        -------------        -------------          -----------

NET INVESTMENT INCOME                              14,712,068            8,269,694              (33,497)          22,948,265
                                                 -------------        -------------        -------------          -----------

REALIZED AND UNREALIZED GAIN (LOSS) ON
  INVESTMENTS TRANSACTIONS

     Net realized gain (loss) on investment
     transactions                                       6,023            -                                             6,023

     Change in unrealized appreciation
     (depreciation)                                 -                    -                                         -

NET REALIZED AND UNREALIZED
GAIN (LOSS) ON INVESTMENT TRANSACTIONS                  6,023            -                                             6,023
                                                 -------------        -------------        -------------          -----------

NET INCREASE (DECREASE) IN NET ASSETS
RESULTING FROM OPERATIONS                         $14,718,091           $8,269,694             ($33,497)         $22,954,288
                                                 =============        =============        =============          ===========




(1) Based on fee structure of new regristrant and the total assets of the combined funds.

(2) Adjustments reflect expected savings when the two funds combine.

(3) Reflects the anticipated change in the waiver of the investment advisory and administration fees based on expense ratios of new registrant and combined assets of the merged funds.



           See Accompanying Notes to Proforma Financial Statements.

                    PNC GOVERNMENT MONEY MARKET PORTFOLIO
                          COMPASS U.S. TREASURY FUND
                  PRO-FORMA COMBINED STATEMENT OF OPERATIONS
                    FOR THE YEAR ENDED SEPTEMBER 30, 1994
                                 (UNAUDITED)


                                                      PNC
                                                  GOVERNMENT             COMPASS
                                                  MONEY MARKET        U.S. TREASURY          PRO-FORMA            PRO-FORMA
                                                   PORTFOLIO               FUND             ADJUSTMENTS            COMBINED
                                               -----------------      -------------        -------------         -----------
INVESTMENT INCOME

     Interest                                     $11,105,336          $13,756,120                               $24,861,456
     Dividends                                      -                    -                                         -
                                                 -------------        -------------        -------------          -----------
       TOTAL INVESTMENT INCOME                     11,105,336           13,756,120                                24,861,456
                                                 -------------        -------------        -------------          -----------

EXPENSES

     Investment Advisory Fees                       1,267,972            1,314,577              375,489 (1)        2,958,038
     Administration Fees                              422,657              676,069             (144,182)(1)          954,544
     Custodian Fees                                    64,479               26,446                                    90,925
     Transfer Agent Fees                               75,877               19,610                                    95,487
     Service Fees                                     677,020            -                    1,212,037 (1)        1,889,057
     Distribution Fees                                    427            -                                               427
     Legal  and Audit                                  38,606               53,428              (53,428)(2)           38,606
     Printing                                          35,755               52,994              (52,994)(2)           35,755
     Registration Fees                                 50,116               15,780                                    65,896
     Trustees' Fees and Officers' Salaries              5,864                4,416               (4,416)(2)            5,864
     Organization and Other                            19,060              (15,249)                                    3,811
                                                 -------------        -------------        -------------          -----------
                                                    2,657,833            2,148,071            1,332,506            6,138,410
     Less: Fees waived & Expenses Reimbursed       (1,275,957)           -                   (1,132,352)(3)       (2,408,309)
                                                 -------------        -------------        -------------          -----------
       TOTAL EXPENSES                               1,381,876            2,148,071              200,154            3,730,101
                                                 -------------        -------------        -------------          -----------

NET INVESTMENT INCOME                               9,723,460           11,608,049             (200,154)          21,131,355
                                                 -------------        -------------        -------------          -----------

REALIZED AND UNREALIZED GAIN (LOSS) ON
  INVESTMENTS TRANSACTIONS

     Net realized gain (loss) on investment
     transactions                                      13,624                5,285                                    18,909

     Change in unrealized appreciation
     (depreciation)                                 -                    -                                         -

NET REALIZED AND UNREALIZED
GAIN (LOSS) ON INVESTMENT TRANSACTIONS                 13,624                5,285                                    18,909
                                                 -------------        -------------        -------------          -----------

NET INCREASE (DECREASE) IN NET ASSETS
RESULTING FROM OPERATIONS                          $9,737,084          $11,613,334            ($200,154)         $21,150,264
                                                 =============        =============        =============          ===========



(1) Based on fee structure of new regristrant and the total assets of the combined funds.

(2) Adjustments reflect expected savings when the two funds combine.

(3) Reflects the anticipated change in the waiver of the investment advisory and administration fees based on expense ratios of new registrant and combined assets of the merged funds.


           See Accompanying Notes to Proforma Financial Statements.

                        PNC TAX-FREE INCOME PORTFOLIO
                         COMPASS MUNICIPAL BOND FUND
                  PRO-FORMA COMBINED STATEMENT OF OPERATIONS
                   FOR THE SIX MONTHS ENDED MARCH 31, 1995
                                 (UNAUDITED)


                                                      PNC                COMPASS
                                                    TAX-FREE          MUNICIPAL BOND         PRO-FORMA            PRO-FORMA
                                                INCOME PORTFOLIO           FUND             ADJUSTMENTS            COMBINED
                                               -----------------      -------------        -------------         -----------
INVESTMENT INCOME

     Interest                                        $276,312             $825,422                                $1,101,734
     Dividends                                      -                    -                                         -
                                                 -------------        -------------        -------------          -----------
       TOTAL INVESTMENT INCOME                        276,312              825,422                                 1,101,734
                                                 -------------        -------------        -------------          -----------

EXPENSES

     Investment Advisory Fees                          23,479               88,588              (14,169)(1)           97,898
     Administration Fees                                9,391               26,716                3,053 (1)           39,160
     Custodian Fees                                     6,090                4,771                                    10,861
     Transfer Agent Fees                               10,645               22,799                                    33,444
     Service Fees                                       3,308            -                       50,288 (1)           53,596
     Distribution Fees                                 14,965            -                       (6,628)(1)            8,337
     Legal  and Audit                                     464                2,969               (2,969)(2)              464
     Printing                                             308                  988                 (988)(2)              308
     Registration Fees                                 12,465               (2,862)                                    9,603
     Trustees' Fees and Officers' Salaries                 75                  904                 (904)(2)               75
     Organization and Other                             7,650                2,857                                    10,507
                                                 -------------        -------------        -------------          -----------
                                                       88,840              147,730               27,683              264,253
     Less: Fees waived & Expenses Reimbursed          (47,089)             (19,754)             (25,454)(3)          (92,297)
                                                 -------------        -------------        -------------          -----------
       TOTAL EXPENSES                                  41,751              127,976                2,229              171,956
                                                 -------------        -------------        -------------          -----------

NET INVESTMENT INCOME                                 234,561              697,446               (2,229)             929,778
                                                 -------------        -------------        -------------          -----------

REALIZED AND UNREALIZED GAIN (LOSS) ON
  INVESTMENTS TRANSACTIONS

     Net realized gain (loss) on investment
     transactions                                      11,979             (339,113)                                 (327,134)

     Change in unrealized appreciation
     (depreciation)                                   325,886              858,207                                 1,184,093

NET REALIZED AND UNREALIZED
GAIN (LOSS) ON INVESTMENT TRANSACTIONS                337,865              519,094                                   856,959
                                                 -------------        -------------        -------------          -----------

NET INCREASE (DECREASE) IN NET ASSETS
RESULTING FROM OPERATIONS                            $572,426           $1,216,540              ($2,229)          $1,786,737
                                                 =============        =============        =============          ===========




(1) Based on fee structure of new regristrant and the total assets of the combined funds.

(2) Adjustments reflect expected savings when the two funds combine.

(3) Reflects the anticipated change in the waiver of the investment advisory and administration fees based on expense ratios of new registrant and combined assets of the merged funds.




           See Accompanying Notes to Proforma Financial Statements.

                        PNC TAX-FREE INCOME PORTFOLIO
                         COMPASS MUNICIPAL BOND FUND
                  PRO-FORMA COMBINED STATEMENT OF OPERATIONS
                    FOR THE YEAR ENDED SEPTEMBER 30, 1994
                                 (UNAUDITED)


                                                      PNC                COMPASS
                                                    TAX-FREE          MUNICIPAL BOND         PRO-FORMA            PRO-FORMA
                                                INCOME PORTFOLIO           FUND             ADJUSTMENTS            COMBINED
                                               -----------------      -------------        -------------         -----------
INVESTMENT INCOME

     Interest                                        $522,665           $1,871,898                                $2,394,563
     Dividends                                      -                    -                                         -
                                                 -------------        -------------        -------------          -----------
       TOTAL INVESTMENT INCOME                        522,665            1,871,898                                 2,394,563
                                                 -------------        -------------        -------------          -----------

EXPENSES

     Investment Advisory Fees                          47,655              209,230              (35,307)(1)          221,578
     Administration Fees                               19,062               62,629                6,940 (1)           88,631
     Custodian Fees                                    12,380                2,269                                    14,649
     Transfer Agent Fees                               47,988               12,656                                    60,644
     Service Fees                                       3,523            -                      116,354 (1)          119,877
     Distribution Fees                                 33,891            -                      (15,062)(1)           18,829
     Legal  and Audit                                   1,367                4,583               (4,583)(2)            1,367
     Printing                                           1,788                4,547               (4,547)(2)            1,788
     Registration Fees                                 15,055                7,843                                    22,898
     Trustees' Fees and Officers' Salaries                191                  379                 (379)(2)              191
     Organization and Other                            19,143                  242                                    19,385
                                                 -------------        -------------        -------------          -----------
                                                      202,043              304,378               63,416              569,837
     Less: Fees waived & Expenses Reimbursed         (116,974)             (77,072)              11,923 (3)         (182,123)
                                                 -------------        -------------        -------------          -----------
       TOTAL EXPENSES                                  85,069              227,306               75,339              387,714
                                                 -------------        -------------        -------------          -----------

NET INVESTMENT INCOME                                 437,596            1,644,592              (75,339)           2,006,849
                                                 -------------        -------------        -------------          -----------

REALIZED AND UNREALIZED GAIN (LOSS) ON
  INVESTMENTS TRANSACTIONS

     Net realized gain (loss) on investment
     transactions                                      21,842             (373,828)                                 (351,986)

     Change in unrealized appreciation
     (depreciation)                                  (924,036)          (2,387,922)                               (3,311,958)

NET REALIZED AND UNREALIZED
GAIN (LOSS) ON INVESTMENT TRANSACTIONS               (902,194)          (2,761,750)                               (3,663,944)
                                                 -------------        -------------        -------------          -----------

NET INCREASE (DECREASE) IN NET ASSETS
RESULTING FROM OPERATIONS                           ($464,598)         ($1,117,158)            ($75,339)         ($1,657,095)
                                                 =============        =============        =============          ===========




(1) Based on fee structure of new regristrant and the total assets of the combined funds.

(2) Adjustments reflect expected savings when the two funds combine.

(3) Reflects the anticipated change in the waiver of the investment advisory and administration fees based on expense ratios of new registrant and combined assets of the merged funds.


           See Accompanying Notes to Proforma Financial Statements.

                  PNC PENNSYLVANIA TAX-FREE INCOME PORTFOLIO
                   COMPASS PENNSYLVANIA MUNICIPAL BOND FUND
                  PRO-FORMA COMBINED STATEMENT OF OPERATIONS
                   FOR THE SIX MONTHS ENDED MARCH 31, 1995
                                 (UNAUDITED)


                                                     PNC                COMPASS
                                                 PENNSYLVANIA         PENNSYLVANIA
                                                   TAX-FREE          MUNICIPAL BOND         PRO-FORMA            PRO-FORMA
                                               INCOME PORTFOLIO           FUND             ADJUSTMENTS            COMBINED
                                               -----------------      -------------        -------------         -----------
INVESTMENT INCOME

     Interest                                      $1,714,147             $488,756                                $2,202,903
     Dividends                                      -                    -                                         -
                                                 -------------        -------------        -------------          -----------
       TOTAL INVESTMENT INCOME                      1,714,147              488,756                                 2,202,903
                                                 -------------        -------------        -------------          -----------

EXPENSES

     Investment Advisory Fees                         141,528               55,338              (11,138)(1)          185,728
     Administration Fees                               56,611               15,744                1,936 (1)           74,291
     Custodian Fees                                     7,520                1,767                                     9,287
     Transfer Agent Fees                               19,548               17,226                                    36,774
     Service Fees                                      15,293            -                       61,474 (1)           76,767
     Distribution Fees                                101,583            -                      (45,774)(1)           55,809
     Legal  and Audit                                   3,058                1,953               (1,953)(2)            3,058
     Printing                                           2,416                1,122               (1,122)(2)            2,416
     Registration Fees                                  2,493               (1,900)                                      593
     Trustees' Fees and Officers' Salaries                601                  673                 (673)(2)              601
     Organization and Other                             6,946                2,704                                     9,650
                                                 -------------        -------------        -------------          -----------
                                                      357,597               94,627                2,750              454,974
     Less: Fees waived & Expenses Reimbursed          (99,195)             (17,839)              18,084 (3)          (98,950)
                                                 -------------        -------------        -------------          -----------
       TOTAL EXPENSES                                 258,402               76,788               20,834              356,024
                                                 -------------        -------------        -------------          -----------

NET INVESTMENT INCOME                               1,455,745              411,968              (20,834)           1,846,879
                                                 -------------        -------------        -------------          -----------

REALIZED AND UNREALIZED GAIN (LOSS) ON
  INVESTMENTS TRANSACTIONS

     Net realized gain (loss) on investment
     transactions                                  (1,076,333)            (473,487)                               (1,549,820)

     Change in unrealized appreciation
     (depreciation)                                 2,252,735              790,543                                 3,043,278

Net Realized and Unrealized
GAIN (LOSS) ON INVESTMENT TRANSACTIONS              1,176,402              317,056                                 1,493,458
                                                 -------------        -------------        -------------          -----------

NET INCREASE (DECREASE) IN NET ASSETS
RESULTING FROM OPERATIONS                          $2,632,147             $729,024             ($20,834)          $3,340,337
                                                 =============        =============        =============          ===========




(1) Based on fee structure of new regristrant and the total assets of the combined funds.

(2) Adjustments reflect expected savings when the two funds combine.

(3) Reflects the anticipated change in the waiver of the investment advisory and administration fees based on expense ratios of new registrant and combined assets of the merged funds.




           See Accompanying Notes to Proforma Financial Statements.

                  PNC PENNSYLVANIA TAX-FREE INCOME PORTFOLIO
                   COMPASS PENNSYLVANIA MUNICIPAL BOND FUND
                  PRO-FORMA COMBINED STATEMENT OF OPERATIONS
                    FOR THE YEAR ENDED SEPTEMBER 30, 1994
                                 (UNAUDITED)


                                                      PNC                COMPASS
                                                 PENNSYLVANIA         PENNSYLVANIA
                                                    TAX-FREE          MUNICIPAL BOND         PRO-FORMA            PRO-FORMA
                                                INCOME PORTFOLIO           FUND             ADJUSTMENTS            COMBINED
                                               -----------------      -------------        -------------         -----------
INVESTMENT INCOME

     Interest                                      $3,032,628             $912,969                                $3,945,597
     Dividends                                      -                    -                                         -
                                                 -------------        -------------        -------------          -----------
       TOTAL INVESTMENT INCOME                      3,032,628              912,969                                 3,945,597
                                                 -------------        -------------        -------------          -----------

EXPENSES

     Investment Advisory Fees                         276,649              109,844              (17,084)(1)          369,409
     Administration Fees                              109,878               31,234                6,652 (1)          147,764
     Custodian Fees                                    14,992                  742                                    15,734
     Transfer Agent Fees                               40,804               15,738                                    56,542
     Service Fees                                      24,652            -                      128,333 (1)          152,985
     Distribution Fees                                 53,423            -                       59,495 (1)          112,918
     Legal  and Audit                                   7,498                1,541               (1,541)(2)            7,498
     Printing                                           7,393                1,151               (1,151)(2)            7,393
     Registration Fees                                 16,808                7,758                                    24,566
     Trustees' Fees and Officers' Salaries              1,128                   95                  (95)(2)            1,128
     Organization and Other                            17,191                2,492                                    19,683
                                                 -------------        -------------        -------------          -----------
                                                      570,416              170,595              174,609              915,620
     Less: Fees waived & Expenses Reimbursed         (330,526)             (94,769)             213,545 (3)         (211,750)
                                                 -------------        -------------        -------------          -----------
       TOTAL EXPENSES                                 239,890               75,826              388,154              703,870
                                                 -------------        -------------        -------------          -----------

NET INVESTMENT INCOME                               2,792,738              837,143             (388,154)           3,241,727
                                                 -------------        -------------        -------------          -----------

REALIZED AND UNREALIZED GAIN (LOSS) ON
  INVESTMENTS TRANSACTIONS

     Net realized gain (loss) on investment
     transactions                                    (285,131)             (69,366)                                 (354,497)

     Change in unrealized appreciation
     (depreciation)                                (4,507,643)          (1,166,394)                               (5,674,037)

NET REALIZED AND UNREALIZED
GAIN (LOSS) ON INVESTMENT TRANSACTIONS             (4,792,774)          (1,235,760)                               (6,028,534)
                                                 -------------        -------------        -------------          -----------

NET INCREASE (DECREASE) IN NET ASSETS
RESULTING FROM OPERATIONS                         ($2,000,036)           ($398,617)           ($388,154)         ($2,786,807)
                                                 =============        =============        =============          ===========




(1) Based on fee structure of new regristrant and the total assets of the combined funds.

(2) Adjustments reflect expected savings when the two funds combine.

(3) Reflects the anticipated change in the waiver of the investment advisory and administration fees based on expense ratios of new registrant and combined assets of the merged funds.


           See Accompanying Notes to Proforma Financial Statements.

                          PNC VALUE EQUITY PORTFOLIO
                          COMPASS EQUITY/INCOME FUND
                  PRO-FORMA COMBINED STATEMENT OF OPERATIONS
                   FOR THE SIX MONTHS ENDED MARCH 31, 1995
                                 (UNAUDITED)


                                                      PNC                COMPASS
                                                  VALUE EQUITY        EQUITY/INCOME          PRO-FORMA            PRO-FORMA
                                                   PORTFOLIO               FUND             ADJUSTMENTS            COMBINED
                                               -----------------      -------------        -------------         -----------
INVESTMENT INCOME

     Interest                                        $287,963             $633,462                                  $921,425
     Dividends                                     10,499,938            4,227,725                                14,727,663
                                                 -------------        -------------        -------------          -----------
       TOTAL INVESTMENT INCOME                     10,787,901            4,861,187                                15,649,088
                                                 -------------        -------------        -------------          -----------

EXPENSES

     Investment Advisory Fees                       1,759,164              994,379             (206,221)(1)        2,547,322
     Administration Fees                              625,594              255,697                2,378 (1)          883,669
     Custodian Fees                                    54,399               27,619                                    82,018
     Transfer Agent Fees                               14,714               44,349                                    59,063
     Service Fees                                     137,771            -                      463,868 (1)          601,639
     Distribution Fees                                 22,847            -                       (8,528)(1)           14,319
     Legal  and Audit                                  33,374               24,644              (24,644)(2)           33,374
     Printing                                          21,667                5,459               (5,459)(2)           21,667
     Registration Fees                                 12,465               (2,098)                                   10,367
     Trustees' Fees and Officers' Salaries              5,320                7,151               (7,151)(2)            5,320
     Organization and Other                            18,147               34,920                                    53,067
                                                 -------------        -------------        -------------          -----------
                                                    2,705,462            1,392,120              214,243            4,311,825
     Less: Fees waived & Expenses Reimbursed         (465,831)           -                      247,594 (3)         (218,237)
                                                 -------------        -------------        -------------          -----------
       TOTAL EXPENSES                               2,239,631            1,392,120              461,837            4,093,588
                                                 -------------        -------------        -------------          -----------

NET INVESTMENT INCOME                               8,548,270            3,469,067             (461,837)          11,555,500
                                                 -------------        -------------        -------------          -----------

REALIZED AND UNREALIZED GAIN (LOSS) ON
  INVESTMENTS TRANSACTIONS

     Net realized gain (loss) on investment
     transactions                                  15,118,074              440,194                                15,558,268

     Change in unrealized appreciation
     (depreciation)                                24,669,433            3,299,842                                27,969,275

NET REALIZED AND UNREALIZED
GAIN (LOSS) ON INVESTMENT TRANSACTIONS             39,787,507            3,740,036                                43,527,543
                                                 -------------        -------------        -------------          -----------

NET INCREASE (DECREASE) IN NET ASSETS
RESULTING FROM OPERATIONS                         $48,335,777           $7,209,103            ($461,837)         $55,083,043
                                                 =============        =============        =============          ===========




(1) Based on fee structure of new regristrant and the total assets of the combined funds.

(2) Adjustments reflect expected savings when the two funds combine.

(3) Reflects the anticipated change in the waiver of the investment advisory and administration fees based on expense ratios of new registrant and combined assets of the merged funds.


           See Accompanying Notes to Proforma Financial Statements.

                          PNC VALUE EQUITY PORTFOLIO
                          COMPASS EQUITY/INCOME FUND
                  PRO-FORMA COMBINED STATEMENT OF OPERATIONS
                    FOR THE YEAR ENDED SEPTEMBER 30, 1994
                                 (UNAUDITED)


                                                      PNC                COMPASS
                                                  VALUE EQUITY        EQUITY/INCOME          PRO-FORMA            PRO-FORMA
                                                   PORTFOLIO               FUND             ADJUSTMENTS            COMBINED
                                               -----------------      -------------        -------------         -----------
INVESTMENT INCOME

     Interest                                      $1,180,667           $2,730,992                                $3,911,659
     Dividends                                     16,692,818            7,484,385                                24,177,203
                                                 -------------        -------------        -------------          -----------
       TOTAL INVESTMENT INCOME                     17,873,485           10,215,377                                28,088,862
                                                 -------------        -------------        -------------          -----------

EXPENSES

     Investment Advisory Fees                       3,171,674            1,946,120             (416,614)(1)        4,701,180
     Administration Fees                            1,137,117              500,430                1,021 (1)        1,638,568
     Custodian Fees                                    99,231               18,236                                   117,467
     Transfer Agent Fees                               37,911               23,262                                    61,173
     Service Fees                                     177,459            -                      881,384 (1)        1,058,843
     Distribution Fees                                 31,135            -                      (11,675)(1)           19,460
     Legal  and Audit                                  77,839               36,842              (36,842)(2)           77,839
     Printing                                          61,094               36,540              (36,540)(2)           61,094
     Registration Fees                                 32,504               24,187                                    56,691
     Trustees' Fees and Officers' Salaries             11,904                3,046               (3,046)(2)           11,904
     Organization and Other                            45,979              (15,030)                                   30,949
                                                 -------------        -------------        -------------          -----------
                                                    4,883,847            2,573,633              377,688            7,835,168
     Less: Fees waived & Expenses Reimbursed         (926,910)           -                      586,043 (3)         (340,867)
                                                 -------------        -------------        -------------          -----------
       TOTAL EXPENSES                               3,956,937            2,573,633              963,731            7,494,301
                                                 -------------        -------------        -------------          -----------

NET INVESTMENT INCOME                              13,916,548            7,641,744             (963,731)          20,594,561
                                                 -------------        -------------        -------------          -----------

REALIZED AND UNREALIZED GAIN (LOSS) ON
  INVESTMENTS TRANSACTIONS

     Net realized gain (loss) on investment
     transactions                                  15,933,683           24,080,833                                40,014,516

     Change in unrealized appreciation
     (depreciation)                                (8,855,288)            (374,450)                               (9,229,738)

NET REALIZED AND UNREALIZED
GAIN (LOSS) ON INVESTMENT TRANSACTIONS              7,078,395           23,706,383                                30,784,778
                                                 -------------        -------------        -------------          -----------

NET INCREASE (DECREASE) IN NET ASSETS
RESULTING FROM OPERATIONS                         $20,994,943          $31,348,127            ($963,731)         $51,379,339
                                                 =============        =============        =============          ===========




(1) Based on fee structure of new regristrant and the total assets of the combined funds.

(2) Adjustments reflect expected savings when the two funds combine.

(3) Reflects the anticipated change in the waiver of the investment advisory and administration fees based on expense ratios of new registrant and combined assets of the merged funds.




           See Accompanying Notes to Proforma Financial Statements.

                         PNC GROWTH EQUITY PORTFOLIO
                             COMPASS GROWTH FUND
                  PRO-FORMA COMBINED STATEMENT OF OPERATIONS
                   FOR THE SIX MONTHS ENDED MARCH 31, 1995
                                 (UNAUDITED)


                                                      PNC                COMPASS
                                                 GROWTH EQUITY           GROWTH              PRO-FORMA            PRO-FORMA
                                                   PORTFOLIO               FUND             ADJUSTMENTS            COMBINED
                                               -----------------      -------------        -------------         -----------
INVESTMENT INCOME

     Interest                                        $586,644             $162,905                                  $749,549
     Dividends                                      1,207,746              967,261                                 2,175,007
                                                 -------------        -------------        -------------          -----------
       TOTAL INVESTMENT INCOME                      1,794,390            1,130,166                                 2,924,556
                                                 -------------        -------------        -------------          -----------

EXPENSES

     Investment Advisory Fees                         469,375              472,518              (98,870)(1)          843,023
     Administration Fees                              170,682              121,504               14,367 (1)          306,553
     Custodian Fees                                    23,033               14,067                                    37,100
     Transfer Agent Fees                               12,282               25,174                                    37,456
     Service Fees                                      51,412            -                      218,116 (1)          269,528
     Distribution Fees                                 12,125            -                       (4,526)(1)            7,599
     Legal  and Audit                                   8,497                8,711               (8,711)(2)            8,497
     Printing                                          10,008                 (807)                 807 (2)           10,008
     Registration Fees                                 17,106                1,951                                    19,057
     Trustees' Fees and Officers' Salaries              1,326                1,214               (1,214)(2)            1,326
     Organization and Other                             8,500                2,387                                    10,887
                                                 -------------        -------------        -------------          -----------
                                                      784,346              646,719              119,969            1,551,034
     Less: Fees waived & Expenses Reimbursed         (166,241)           -                       44,037             (122,204)
                                                 -------------        -------------        -------------          -----------
       TOTAL EXPENSES                                 618,105              646,719              164,006            1,428,830
                                                 -------------        -------------        -------------          -----------

NET INVESTMENT INCOME                               1,176,285              483,447             (164,006)           1,495,726
                                                 -------------        -------------        -------------          -----------

REALIZED AND UNREALIZED GAIN (LOSS) ON
  INVESTMENTS TRANSACTIONS

     Net realized gain (loss) on investment
     transactions                                   1,227,325              650,554                                 1,877,879

     Change in unrealized appreciation
     (depreciation)                                13,986,348            6,524,122                                20,510,470

NET REALIZED AND UNREALIZED
GAIN (LOSS) ON INVESTMENT TRANSACTIONS             15,213,673            7,174,676                                22,388,349
                                                 -------------        -------------        -------------          -----------

NET INCREASE (DECREASE) IN NET ASSETS
RESULTING FROM OPERATIONS                         $16,389,958           $7,658,123            ($164,006)         $23,884,075
                                                 =============        =============        =============          ===========




(1) Based on fee structure of new regristrant and the total assets of the combined funds.

(2) Adjustments reflect expected savings when the two funds combine.

(3) Reflects the anticipated change in the waiver of the investment advisory and administration fees based on expense ratios of new registrant and combined assets of the merged funds.


           See Accompanying Notes to Proforma Financial Statements.

                         PNC GROWTH EQUITY PORTFOLIO
                             COMPASS GROWTH FUND
                  PRO-FORMA COMBINED STATEMENT OF OPERATIONS
                    FOR THE YEAR ENDED SEPTEMBER 30, 1994
                                 (UNAUDITED)


                                                      PNC                COMPASS
                                                 GROWTH EQUITY           GROWTH              PRO-FORMA            PRO-FORMA
                                                   PORTFOLIO               FUND             ADJUSTMENTS            COMBINED
                                               -----------------      -------------        -------------         -----------
INVESTMENT INCOME

     Interest                                        $421,145             $102,124                                  $523,269
     Dividends                                      1,101,071            1,904,823                                 3,005,894
                                                 -------------        -------------        -------------          -----------
       TOTAL INVESTMENT INCOME                      1,522,216            2,006,947                                 3,529,163
                                                 -------------        -------------        -------------          -----------

EXPENSES

     Investment Advisory Fees                         643,001              996,016             (213,649)(1)        1,425,368
     Administration Fees                              233,819              256,119               28,378 (1)          518,316
     Custodian Fees                                    42,216               12,965                                    55,181
     Transfer Agent Fees                               42,454               21,311                                    63,765
     Service Fees                                      58,828            -                      444,576 (1)          503,404
     Distribution Fees                                 16,155            -                       (6,058)(1)           10,097
     Legal  and Audit                                  16,348               23,060              (23,060)(2)           16,348
     Printing                                          20,250               22,877              (22,877)(2)           20,250
     Registration Fees                                 26,041                3,024                                    29,065
     Trustees' Fees and Officers' Salaries              2,476                1,906               (1,906)(2)            2,476
     Organization and Other                            14,227               20,653                    0               34,880
                                                 -------------        -------------        -------------          -----------
                                                    1,115,815            1,357,931              205,404            2,679,150
     Less: Fees waived & Expenses Reimbursed         (280,921)           -                       61,784 (3)         (219,137)
                                                 -------------        -------------        -------------          -----------
       TOTAL EXPENSES                                 834,894            1,357,931              267,188            2,460,013
                                                 -------------        -------------        -------------          -----------

NET INVESTMENT INCOME                                 687,322              649,016             (267,188)           1,069,150
                                                 -------------        -------------        -------------          -----------

REALIZED AND UNREALIZED GAIN (LOSS) ON
  INVESTMENTS TRANSACTIONS

     Net realized gain (loss) on investment
     transactions                                   3,202,620            4,345,299                                 7,547,919

     Change in unrealized appreciation
     (depreciation)                               (16,170,202)          (1,396,905)                              (17,567,107)

NET REALIZED AND UNREALIZED
GAIN (LOSS) ON INVESTMENT TRANSACTIONS            (12,967,582)           2,948,394                               (10,019,188)
                                                 -------------        -------------        -------------          -----------

NET INCREASE (DECREASE) IN NET ASSETS
RESULTING FROM OPERATIONS                        ($12,280,260)          $3,597,410            ($267,188)         ($8,950,038)
                                                 =============        =============        =============          ===========




(1) Based on fee structure of new regristrant and the total assets of the combined funds.

(2) Adjustments reflect expected savings when the two funds combine.

(3) Reflects the anticipated change in the waiver of the investment advisory and administration fees based on expense ratios of new registrant and combined assets of the merged funds.


           See Accompanying Notes to Proforma Financial Statements.

                    PNC SMALL CAP GROWTH EQUITY PORTFOLIO
                          COMPASS SMALL COMPANY FUND
                  PRO-FORMA COMBINED STATEMENT OF OPERATIONS
                   FOR THE SIX MONTHS ENDED MARCH 31, 1995
                                 (UNAUDITED)


                                                      PNC
                                                   SMALL CAP             COMPASS
                                                 GROWTH EQUITY        SMALL COMPANY          PRO-FORMA            PRO-FORMA
                                                   PORTFOLIO               FUND             ADJUSTMENTS            COMBINED
                                               -----------------      -------------        -------------         -----------
INVESTMENT INCOME

     Interest                                        $472,519              $21,370                                  $493,889
     Dividends                                         80,651              273,448                                   354,099
                                                 -------------        -------------        -------------          -----------
       TOTAL INVESTMENT INCOME                        553,170              294,818                                   847,988
                                                 -------------        -------------        -------------          -----------

EXPENSES

     Investment Advisory Fees                         289,259              118,610              (45,155)(1)          362,714
     Administration Fees                              105,185               23,722                2,989 (1)          131,896
     Custodian Fees                                    23,150               14,447                                    37,597
     Transfer Agent Fees                               12,001               18,382                                    30,383
     Service Fees                                      31,520            -                      125,301 (1)          156,821
     Distribution Fees                                  4,524            -                       (1,689)(1)            2,835
     Legal  and Audit                                   5,123                1,750               (1,750)(2)            5,123
     Printing                                           3,326                  452                 (452)(2)            3,326
     Registration Fees                                 15,944               (3,141)                                   12,803
     Trustees' Fees and Officers' Salaries                802                  715                 (715)(2)              802
     Organization and Other                             5,099                4,804                                     9,903
                                                 -------------        -------------        -------------          -----------
                                                      495,933              179,741               78,529              754,203
     Less: Fees waived & Expenses Reimbursed          (15,592)           -                     (161,111)(3)         (176,703)
                                                 -------------        -------------        -------------          -----------
       TOTAL EXPENSES                                 480,341              179,741              (82,582)             577,500
                                                 -------------        -------------        -------------          -----------

NET INVESTMENT INCOME                                  72,829              115,077               82,582              270,488
                                                 -------------        -------------        -------------          -----------

REALIZED AND UNREALIZED GAIN (LOSS) ON
  INVESTMENTS TRANSACTIONS

     Net realized gain (loss) on investment
     transactions                                  (1,407,028)             658,347                                  (748,681)

     Change in unrealized appreciation
     (depreciation)                                16,205,644           (1,658,000)                               14,547,644

NET REALIZED AND UNREALIZED
GAIN (LOSS) ON INVESTMENT TRANSACTIONS             14,798,616             (999,653)                               13,798,963
                                                 -------------        -------------        -------------          -----------

NET INCREASE (DECREASE) IN NET ASSETS
RESULTING FROM OPERATIONS                         $14,871,445            ($884,576)             $82,582          $14,069,451
                                                 =============        =============        =============          ===========




(1) Based on fee structure of new regristrant and the total assets of the combined funds.

(2) Adjustments reflect expected savings when the two funds combine.

(3) Reflects the anticipated change in the waiver of the investment advisory and administration fees based on expense ratios of new registrant and combined assets of the merged funds.



           See Accompanying Notes to Proforma Financial Statements.

                    PNC SMALL CAP GROWTH EQUITY PORTFOLIO
                          COMPASS SMALL COMPANY FUND
                  PRO-FORMA COMBINED STATEMENT OF OPERATIONS
                    FOR THE YEAR ENDED SEPTEMBER 30, 1994
                                 (UNAUDITED)


                                                      PNC
                                                   SMALL CAP             COMPASS
                                                 GROWTH EQUITY        SMALL COMPANY          PRO-FORMA            PRO-FORMA
                                                   PORTFOLIO               FUND             ADJUSTMENTS            COMBINED
                                               -----------------      -------------        -------------         -----------
INVESTMENT INCOME

     Interest                                        $260,147              $29,128                                  $289,275
     Dividends                                        107,364              411,514                                   518,878
                                                 -------------        -------------        -------------          -----------
       TOTAL INVESTMENT INCOME                        367,511              440,642                                   808,153
                                                 -------------        -------------        -------------          -----------

EXPENSES

     Investment Advisory Fees                         216,145              198,934              (77,295)(1)          337,784
     Administration Fees                               78,598               39,787                4,446 (1)          122,831
     Custodian Fees                                    39,042                1,529                                    40,571
     Transfer Agent Fees                               26,039               18,444                                    44,483
     Service Fees                                      28,347            -                      120,646 (1)          148,993
     Distribution Fees                                  3,297            -                       (1,236)(1)            2,061
     Legal  and Audit                                   4,605                3,086               (3,086)(2)            4,605
     Printing                                           8,930                3,061               (3,061)(2)            8,930
     Registration Fees                                 23,905                8,314                                    32,219
     Trustees' Fees and Officers' Salaries                800                  255                 (255)(2)              800
     Organization and Other                             8,344                  155                                     8,499
                                                 -------------        -------------        -------------          -----------
                                                      438,052              273,565               40,159              751,776
     Less: Fees waived & Expenses Reimbursed          (75,964)           -                      (63,566)(3)         (139,530)
                                                 -------------        -------------        -------------          -----------
       TOTAL EXPENSES                                 362,088              273,565              (23,407)             612,246
                                                 -------------        -------------        -------------          -----------

NET INVESTMENT INCOME                                   5,423              167,077               23,407              195,907
                                                 -------------        -------------        -------------          -----------

REALIZED AND UNREALIZED GAIN (LOSS) ON
  INVESTMENTS TRANSACTIONS

     Net realized gain (loss) on investment
     transactions                                   3,202,620            1,542,906                                 4,745,526

     Change in unrealized appreciation
     (depreciation)                               (16,170,202)            (657,540)                              (16,827,742)

NET REALIZED AND UNREALIZED
GAIN (LOSS) ON INVESTMENT TRANSACTIONS            (12,967,582)             885,366                               (12,082,216)
                                                 -------------        -------------        -------------          -----------

NET INCREASE (DECREASE) IN NET ASSETS
RESULTING FROM OPERATIONS                        ($12,962,159)          $1,052,443              $23,407         ($11,886,309)
                                                 =============        =============        =============          ===========




(1) Based on fee structure of new regristrant and the total assets of the combined funds.

(2) Adjustments reflect expected savings when the two funds combine.

(3) Reflects the anticipated change in the waiver of the investment advisory and administration fees based on expense ratios of new registrant and combined assets of the merged funds.


           See Accompanying Notes to Proforma Financial Statements.

                            PNC BALANCED PORTFOLIO
                            COMPASS BALANCED FUND
                 PRO-FORMA COMBINED STATEMENT OF OPERATIONS
                   FOR THE SIX MONTHS ENDED MARCH 31, 1995
                                 (UNAUDITED)



                                                      PNC                COMPASS
                                                    BALANCED             BALNCED             PRO-FORMA            PRO-FORMA
                                                   PORTFOLIO               FUND             ADJUSTMENTS            COMBINED
                                               -----------------      -------------        -------------         -----------
INVESTMENT INCOME

     Interest                                      $2,299,628             $310,514                                $2,610,142
     Dividends                                      1,126,053              151,894                                 1,277,947
                                                 -------------        -------------        -------------          -----------
       TOTAL INVESTMENT INCOME                      3,425,681              462,408                                 3,888,089
                                                 -------------        -------------        -------------          -----------

EXPENSES

     Investment Advisory Fees                         409,649               65,188              (12,508)(1)          462,329
     Administration Fees                              148,963               16,763                2,394 (1)          168,120
     Custodian Fees                                    21,533                7,865                                    29,398
     Transfer Agent Fees                               39,458               11,215                                    50,673
     Service Fees                                      84,823            -                      220,683 (1)          305,506
     Distribution Fees                                127,340            -                      (45,926)(1)           81,414
     Legal  and Audit                                   7,343                1,846               (1,846)(2)            7,343
     Printing                                           4,868                1,458               (1,458)(2)            4,868
     Registration Fees                                 13,211                2,575                                    15,786
     Trustees' Fees and Officers' Salaries              1,193                  227                 (227)(2)            1,193
     Organization and Other                             9,242                1,508                                    10,750
                                                 -------------        -------------        -------------          -----------
                                                      867,623              108,645              161,112            1,137,380
     Less: Fees waived & Expenses Reimbursed         (171,330)             (25,752)               1,071 (3)         (196,011)
                                                 -------------        -------------        -------------          -----------
       TOTAL EXPENSES                                 696,293               82,893              162,183              941,369
                                                 -------------        -------------        -------------          -----------

NET INVESTMENT INCOME                               2,729,388              379,515             (162,183)           2,946,720
                                                 -------------        -------------        -------------          -----------

REALIZED AND UNREALIZED GAIN (LOSS) ON
  INVESTMENTS TRANSACTIONS

     Net realized gain (loss) on investment
     transactions                                  (5,399,745)             188,165                                (5,211,580)

     Change in unrealized appreciation
     (depreciation)                                11,766,008              871,185                                12,637,193

NET REALIZED AND UNREALIZED
GAIN (LOSS) ON INVESTMENT TRANSACTIONS              6,366,263            1,059,350                                 7,425,613
                                                 -------------        -------------        -------------          -----------

NET INCREASE (DECREASE) IN NET ASSETS
RESULTING FROM OPERATIONS                          $9,095,651           $1,438,865            ($162,183)         $10,372,333
                                                 =============        =============        =============          ===========




(1) Based on fee structure of new regristrant and the total assets of the combined funds.

(2) Adjustments reflect expected savings when the two funds combine.

(3) Reflects the anticipated change in the waiver of the investment advisory and administration fees based on expense ratios of new registrant and combined assets of the merged funds.





           See Accompanying Notes to Proforma Financial Statements.

                            PNC BALANCED PORTFOLIO
                            COMPASS BALANCED FUND
                  PRO-FORMA COMBINED STATEMENT OF OPERATIONS
                    FOR THE YEAR ENDED SEPTEMBER 30, 1994
                                 (UNAUDITED)


                                                      PNC                COMPASS
                                                    BALANCED             BALNCED             PRO-FORMA            PRO-FORMA
                                                   PORTFOLIO               FUND             ADJUSTMENTS            COMBINED
                                               -----------------      -------------        -------------         -----------
INVESTMENT INCOME

     Interest                                      $2,893,951              $95,698                                $2,989,649
     Dividends                                      1,800,352               48,229                                 1,848,581
                                                 -------------        -------------        -------------          -----------
       TOTAL INVESTMENT INCOME                      4,694,303              143,927                                 4,838,230
                                                 -------------        -------------        -------------          -----------

EXPENSES

     Investment Advisory Fees                         672,745               22,117               (4,546)(1)          690,316
     Administration Fees                              244,634                5,687                  704 (1)          251,025
     Custodian Fees                                    33,978                2,246                                    36,224
     Transfer Agent Fees                               74,659                1,390                                    76,049
     Service Fees                                     123,661            -                      118,463 (1)          242,124
     Distribution Fees                                222,954            -                      (83,607)(1)          139,347
     Legal  and Audit                                  16,533                  411                 (411)(2)           16,533
     Printing                                           9,767                  411                 (411)(2)            9,767
     Registration Fees                                 43,773                1,430                                    45,203
     Trustees' Fees and Officers' Salaries              2,557                   63                  (63)(2)            2,557
     Organization and Other                            18,551                  700                                    19,251
                                                 -------------        -------------        -------------          -----------
                                                    1,463,812               34,455               30,129            1,528,396
     Less: Fees waived & Expenses Reimbursed         (321,688)             (21,180)             239,057 (3)         (103,811)
                                                 -------------        -------------        -------------          -----------
       TOTAL EXPENSES                               1,142,124               13,275              269,186            1,424,585
                                                 -------------        -------------        -------------          -----------

NET INVESTMENT INCOME                               3,552,179              130,652             (269,186)           3,413,645
                                                 -------------        -------------        -------------          -----------

REALIZED AND UNREALIZED GAIN (LOSS) ON
  INVESTMENTS TRANSACTIONS

     Net realized gain (loss) on investment
     transactions                                   1,771,608               27,498                                 1,799,106

     Change in unrealized appreciation
     (depreciation)                                (7,289,079)             (85,020)                               (7,374,099)

NET REALIZED AND UNREALIZED
GAIN (LOSS) ON INVESTMENT TRANSACTIONS             (5,517,471)             (57,522)                               (5,574,993)
                                                 -------------        -------------        -------------          -----------

NET INCREASE (DECREASE) IN NET ASSETS
RESULTING FROM OPERATIONS                         ($1,965,292)             $73,130            ($269,186)         ($2,161,348)
                                                 =============        =============        =============          ===========




(1) Based on fee structure of new regristrant and the total assets of the combined funds.

(2) Adjustments reflect expected savings when the two funds combine.

(3) Reflects the anticipated change in the waiver of the investment advisory and administration fees based on expense ratios of new registrant and combined assets of the merged funds.





           See Accompanying Notes to Proforma Financial Statements.

                        PNC SHORT-TERM BOND PORTFOLIO
                           BMF SHORT DURATION FUND
                       COMPASS SHORT/INTERMEDIATE FUND
                 PRO-FORMA COMBINED STATEMENT OF OPERATIONS
                   FOR THE SIX MONTHS ENDED MARCH 31, 1994
                                 (UNAUDITED)


                                                                                   COMPASS
                                                  PNC               BFM             SHORT
                                            SHORT TERM BOND     SHORT TERM       INTERMEDIATE      PRO-FORMA        PRO-FORMA
                                               PORTFOLIO       DURATION FUND         FUND         ADJUSTMENTS        COMBINED
                                            ----------------   -------------    -------------     -----------       ----------
INVESTMENT INCOME

     Interest                                    $611,287        $1,005,855       $6,824,747                         $7,830,602
     Dividends                                  -                 -                -                                 -
                                             -------------     -------------    -------------       -----------    -------------
       TOTAL INVESTMENT INCOME                    611,287         1,005,855        6,824,747                          7,830,602
                                             -------------     -------------    -------------       -----------    -------------

EXPENSES

     Investment Advisory Fees                      52,691            45,649          616,897          (70,863)(1)       644,374
     Administration Fees                           21,076            31,914          185,068           19,691 (1)       257,749
     Custodian Fees                                 8,083            29,952            2,919                             40,954
     Transfer Agent Fees                            8,097            17,012           37,604                             62,713
     Service Fees                                   6,298         -                -                  310,642 (1)       316,940
     Distribution Fees                                354         -                -                      356 (1)           710
     Legal  and Audit                               1,460            12,384           16,966          (18,426)(2)        12,384
     Printing                                       1,143         -                    2,279                              3,422
     Registration Fees                             11,628            14,062           (8,844)                            16,846
     Trustees' Fees and Officers' Salaries            294             3,028            6,863           (7,157)(2)         3,028
     Organization and Other                         3,784            19,694           10,099                             33,577
                                             -------------     -------------    -------------       -----------    -------------
                                                  114,908           173,695          869,851          234,243         1,392,697
     Less: Fees waived & Expenses Reimbursed      (66,103)          (86,960)       -                 (213,429)(3)      (366,492)
                                             -------------     -------------    -------------       -----------    -------------
       TOTAL EXPENSES                              48,805            86,735          869,851           20,814         1,026,205
                                             -------------     -------------    -------------       -----------    -------------

NET INVESTMENT INCOME                             562,482           919,120        5,954,896          (20,814)        7,415,684
                                             -------------     -------------    -------------       -----------    -------------

REALIZED AND UNREALIZED GAIN (LOSS) ON
  INVESTMENTS TRANSACTIONS

     Net realized gain (loss) on investment
     transactions                                (273,282)         (141,008)      (1,156,902)                        (1,571,192)

     Change in unrealized appreciation
     (depreciation)                               203,056           587,673        1,543,020                          2,333,749

NET REALIZED AND UNREALIZED
GAIN (LOSS) ON INVESTMENT TRANSACTIONS            (70,226)          446,665          386,118                            762,557
                                             -------------     -------------    -------------       -----------    -------------

NET INCREASE (DECREASE) IN NET ASSETS
RESULTING FROM OPERATIONS                        $492,256        $1,365,785       $6,341,014         ($20,814)       $8,178,241
                                             =============     =============    =============       ===========    =============




(1) Based on fee structure of new regristrant and the total assets of the combined funds.

(2) Adjustments reflect expected savings when the two funds combine.

(3) Reflects the anticipated change in the waiver of the investment advisory and administration fees based on expense ratios of new registrant and combined assets of the merged funds.




           See Accompanying Notes to Proforma Financial Statements.

                        PNC SHORT-TERM BOND PORTFOLIO
                           BMF SHORT DURATION FUND
                       COMPASS SHORT/INTERMEDIATE FUND
                 PRO-FORMA COMBINED STATEMENT OF OPERATIONS
                     FOR THE YEAR ENDED SEPTEMBER 30, 1994
                                 (UNAUDITED)






                                                                                COMPASS
                                                  PNC             BFM            SHORT
                                            SHORT TERM BOND   SHORT TERM      INTERMEDIATE     PRO-FORMA       PRO-FORMA
                                               PORTFOLIO     DURATION FUND        FUND        ADJUSTMENTS       COMBINED
                                          -----------------  --------------  -------------   -------------     ----------
INVESTMENT INCOME

     Interest                                  $1,634,723      $1,845,377     $14,600,807                      $16,446,184
     Dividends                                  -               -               -                               -
                                             -------------   -------------   -------------      -----------   -------------
       TOTAL INVESTMENT INCOME                  1,634,723       1,845,377      14,600,807                       16,446,184
                                             -------------   -------------   -------------      -----------   -------------

EXPENSES

     Investment Advisory Fees                     174,589         100,349       1,516,089        (186,800)(1)    1,604,227
     Administration Fees                           69,836          64,818         454,826          52,211 (1)      641,691
     Custodian Fees                                17,095          40,694          19,366                           77,155
     Transfer Agent Fees                           27,286          31,265          23,420                           81,971
     Service Fees                                  13,458       -               -                 760,151 (1)      773,609
     Distribution Fees                                316       -               -                                      316
     Legal  and Audit                               4,893          38,048          37,809         (42,702)(2)       38,048
     Printing                                       5,759                          37,597                           43,356
     Registration Fees                             25,996          28,982          23,210                           78,188
     Trustees' Fees and Officers' Salaries            715           5,810           3,124          (3,839)(2)        5,810
     Organization and Other                         6,277          40,003          23,768                           70,048
                                             -------------   -------------   -------------      -----------   -------------
                                                  346,220         349,969       2,139,209         579,021        3,414,419
     Less: Fees waived & Expenses Reimbursed     (192,774)       (159,363)      -                (523,618)(3)     (875,755)
                                             -------------   -------------   -------------      -----------   -------------
       TOTAL EXPENSES                             153,446         190,606       2,139,209          55,403        2,538,664
                                             -------------   -------------   -------------      -----------   -------------

NET INVESTMENT INCOME                           1,481,277       1,654,771      12,461,598         (55,403)      15,542,243

REALIZED AND UNREALIZED GAIN (LOSS) ON
  INVESTMENTS TRANSACTIONS

     Net realized gain (loss) on investment
     transactions                              (1,064,511)       (410,499)     (1,501,590)                      (2,976,600)

     Change in unrealized appreciation
     (depreciation)                              (557,603)       (590,015)    (12,267,631)                     (13,415,249)

NET REALIZED AND UNREALIZED
GAIN (LOSS) ON INVESTMENT TRANSACTIONS         (1,622,114)     (1,000,514)    (13,769,221)                     (16,391,849)
                                             -------------   -------------   -------------      -----------   -------------

NET INCREASE (DECREASE) IN NET ASSETS
RESULTING FROM OPERATIONS                       ($140,837)       $654,257     ($1,307,623)       ($55,403)       ($849,606)
                                             =============   =============   =============      ===========   =============




(1) Based on fee structure of new regristrant and the total assets of the combined funds.

(2) Adjustments reflect expected savings when the two funds combine.

(3) Reflects the anticipated change in the waiver of the investment advisory and administration fees based on expense ratios of new registrant and combined assets of the merged funds.






           See Accompanying Notes to Proforma Financial Statements.

                       BFM CORE FIXED INCOME PORTFOLIO
                          COMPASS FIXED INCOME FUND
                  PRO-FORMA COMBINED STATEMENT OF OPERATIONS
                   FOR THE SIX MONTHS ENDED MARCH 31, 1995
                                 (UNAUDITED)

                                                      BFM
                                                   CORE FIXED            COMPASS
                                                     INCOME            FIXED INCOME          PRO-FORMA            PRO-FORMA
                                                   PORTFOLIO               FUND             ADJUSTMENTS            COMBINED
                                               -----------------      -------------        -------------         -----------
INVESTMENT INCOME

     Interest                                        $511,349           $8,576,940                                $9,088,289
     Dividends                                      -                       -                                         -
                                                 -------------        -------------        -------------          -----------
       TOTAL INVESTMENT INCOME                        511,349            8,576,940                                 9,088,289
                                                 -------------        -------------        -------------          -----------

EXPENSES

     Investment Advisory Fees                          23,911              725,554             (108,388)(1)          641,077
     Administration Fees                               25,648              217,665               13,118 (1)          256,431
     Custodian Fees                                    36,337               11,047                                    47,384
     Transfer Agent Fees                               18,346               34,512                                    52,858
     Service Fees                                   -                    -                      384,646 (1)          384,646
     Distribution Fees                              -                    -                                                 0
     Legal  and Audit                                   5,710               25,591              (25,591)(2)            5,710
     Printing                                       -                        4,412               (4,412)(2)                0
     Registration Fees                                 14,061               (4,275)                                    9,786
     Trustees' Fees and Officers' Salaries              1,210                    0                                     1,210
     Organization and Other                             9,825               (9,636)                                      189
                                                 -------------        -------------        -------------          -----------
                                                      135,048            1,004,870              259,373            1,399,291
     Less: Fees waived & Expenses Reimbursed          (97,530)           -                     (193,992)(3)         (291,522)
                                                 -------------        -------------        -------------          -----------
       TOTAL EXPENSES                                  37,518            1,004,870               65,381            1,107,769
                                                 -------------        -------------        -------------          -----------

NET INVESTMENT INCOME                                 473,831            7,572,070              (65,381)           7,980,520
                                                 -------------        -------------        -------------          -----------

REALIZED AND UNREALIZED GAIN (LOSS) ON
  INVESTMENTS TRANSACTIONS

     Net realized gain (loss) on investment
     transactions                                     (87,921)          (1,098,532)                               (1,186,453)

     Change in unrealized appreciation
     (depreciation)                                   350,690            5,050,394                                 5,401,084

NET REALIZED AND UNREALIZED
GAIN (LOSS) ON INVESTMENT TRANSACTIONS                262,769            3,951,862                                 4,214,631
                                                 -------------        -------------        -------------          -----------

NET INCREASE (DECREASE) IN NET ASSETS
RESULTING FROM OPERATIONS                            $736,600          $11,523,932             ($65,381)         $12,195,151
                                                 =============        =============        =============          ===========




(1) Based on fee structure of new regristrant and the total assets of the combined funds.

(2) Adjustments reflect expected savings when the two funds combine.

(3) Reflects the anticipated change in the waiver of the investment advisory and administration fees based on expense ratios of new registrant and combined assets of the merged funds.



           See Accompanying Notes to Proforma Financial Statements.

                       BFM CORE FIXED INCOME PORTFOLIO
                          COMPASS FIXED INCOME FUND
                  PRO-FORMA COMBINED STATEMENT OF OPERATIONS
                    FOR THE YEAR ENDED SEPTEMBER 30, 1994
                                 (UNAUDITED)

                                                      BFM
                                                   CORE FIXED            COMPASS
                                                     INCOME            FIXED INCOME          PRO-FORMA            PRO-FORMA
                                                   PORTFOLIO               FUND             ADJUSTMENTS            COMBINED
                                               -----------------      -------------        -------------         -----------
INVESTMENT INCOME

     Interest                                        $700,743          $17,236,014                               $17,936,757
     Dividends                                      -                    -                                         -
                                                 -------------        -------------        -------------          -----------
       TOTAL INVESTMENT INCOME                        700,743           17,236,014                                17,936,757
                                                 -------------        -------------        -------------          -----------

EXPENSES

     Investment Advisory Fees                          38,435            1,581,531             (247,646)(1)        1,372,320
     Administration Fees                               78,265              474,452               (3,789)(1)          548,928
     Custodian Fees                                    51,615               19,381                                    70,996
     Transfer Agent Fees                               38,807               23,417                                    62,224
     Service Fees                                   -                    -                      823,392 (1)          823,392
     Distribution Fees                              -                    -
     Legal  and Audit                                  11,621               37,840              (37,840)(2)           11,621
     Printing                                       -                       37,531              (37,531)(2)
     Registration Fees                                 28,182               20,761                                    48,943
     Trustees' Fees and Officers' Salaries              1,995                3,126               (3,126)(2)            1,995
     Organization and Other                            17,809               54,415                                    72,224
                                                 -------------        -------------        -------------          -----------
                                                      266,729            2,252,454              493,460            3,012,643
     Less: Fees waived & Expenses Reimbursed         (206,424)           -                     (424,145)(3)         (630,569)
                                                 -------------        -------------        -------------          -----------
       TOTAL EXPENSES                                  60,305            2,252,454               69,315            2,382,074
                                                 -------------        -------------        -------------          -----------

NET INVESTMENT INCOME                                 640,438           14,983,560              (69,315)          15,554,683
                                                 -------------        -------------        -------------          -----------

REALIZED AND UNREALIZED GAIN (LOSS) ON
  INVESTMENTS TRANSACTIONS

     Net realized gain (loss) on investment
     transactions                                    (539,866)            (736,958)                               (1,276,824)

     Change in unrealized appreciation
     (depreciation)                                  (499,395)         (26,464,814)                              (26,964,209)

NET REALIZED AND UNREALIZED
GAIN (LOSS) ON INVESTMENT TRANSACTIONS             (1,039,261)         (27,201,772)                              (28,241,033)
                                                 -------------        -------------        -------------          -----------

NET INCREASE (DECREASE) IN NET ASSETS
RESULTING FROM OPERATIONS                           ($398,823)        ($12,218,212)            ($69,315)        ($12,686,350)
                                                 =============        =============        =============          ===========




(1) Based on fee structure of new regristrant and the total assets of the combined funds.

(2) Adjustments reflect expected savings when the two funds combine.

(3) Reflects the anticipated change in the waiver of the investment advisory and administration fees based on expense ratios of new registrant and combined assets of the merged funds.


           See Accompanying Notes to Proforma Financial Statements.

          NOTES TO PRO FORMA FINANCIAL STATEMENTS OF THE PNC FUND,
   THE COMPASS CAPITAL GROUP OF FUNDS AND THE BFM INSTITUTIONAL TRUST INC.
                               MARCH 31, 1995
                                 (UNAUDITED)

1. BASIS OF COMBINATION


The pro forma combined portfolio of investments and pro forma combined statement of assets and liabilities reflect the accounts of The PNC Fund, The Compass Capital Group of Funds (the "Compass Fund") and The BFM Institutional Trust Inc. (the "BFM Fund") at March 31, 1995. The pro forma combined statements of operations reflect the accounts of the PNC Fund, the Compass Fund and the BFM Fund for the twelve months ended September 30, 1994, and the six months ended March 31, 1995. These proforma financial statements have been derived from the annual and semi-annual financial statements of the PNC Fund as of September 30, 1994 and March 31, 1995, respectively, and from the books and records of the Compass Fund and the BFM Fund utilized in calculating daily net asset values for the respective periods ended September 30, 1994 and March 31, 1995.


The pro forma statements give effect to the proposed transfer of the assets and liabilities of the Compass Fund in exchange for Service Shares of the PNC Fund and the BFM Fund in exchange for Institutional Shares of the PNC Fund. The historical cost of investment securities will be carried forward to the surviving portfolios and the results of operations of the surviving portfolios for pre-combining periods will not be restated. The Pro Forma Statements do not reflect the expenses of the PNC Fund, the Compass Fund and the BFM Fund in carrying out their obligations under the Asset Purchase Agreements as these expenses are immaterial to the proforma financial statements. The actual fiscal year end of the combined fund will be September 30, the fiscal year end of the PNC Fund.


The accompanying Pro Forma financial statements should be read in conjunction with the historical financial statements of the PNC Fund, the Compass Fund and the BFM Fund included or incorporated by reference in the Statement of Additional Information.


The portfolios affected by the proposed business combination are as follows:


--------------------------------------------------------------------------------------------------------
           PNC Fund              The BFM Institutional Trust Inc.     The Compass Capital
                                                                          Group of Funds
--------------------------------------------------------------------------------------------------------
Small Cap Growth Equity                        n/a                  Small Company Fund
Portfolio
--------------------------------------------------------------------------------------------------------
Growth Equity Portfolio                        n/a                  Growth Fund
--------------------------------------------------------------------------------------------------------
Value Equity Portfolio                         n/a                  Equity Income Fund
--------------------------------------------------------------------------------------------------------
Balanced Portfolio                             n/a                  Balanced Fund
--------------------------------------------------------------------------------------------------------
International Equity Portfolio                 n/a                  International Equity Fund         1
--------------------------------------------------------------------------------------------------------

          NOTES TO PRO FORMA FINANCIAL STATEMENTS OF THE PNC FUND,
   THE COMPASS CAPITAL GROUP OF FUNDS AND THE BFM INSTITUTIONAL TRUST INC.
                               MARCH 31, 1995
                                 (UNAUDITED)

--------------------------------------------------------------------------------------------------------
           PNC Fund              The BFM Institutional Trust Inc.     The Compass Capital
                                                                          Group of Funds
--------------------------------------------------------------------------------------------------------
              n/a                The Core Fixed Income Portfolio    Fixed Income Fund
--------------------------------------------------------------------------------------------------------
Short-Term Bond Portfolio        The Short Duration Portfolio       Short/Intermediate Fund
--------------------------------------------------------------------------------------------------------
shell                            The Mulit-Sector Mortgage                                            2
                                 Securities Portfolio III
--------------------------------------------------------------------------------------------------------
Tax-Free Income Portfolio                      n/a                  Municipal Bond Fund
--------------------------------------------------------------------------------------------------------
shell                                          n/a                  New Jersey Municipal Bond Fund    2
--------------------------------------------------------------------------------------------------------
Pennsylvania  Tax-Free Income                  n/a                  Pennsylvania  Municipal Bond
Portfolio                                                           Fund
--------------------------------------------------------------------------------------------------------
shell                                          n/a                  International Fixed Income Fund   2
--------------------------------------------------------------------------------------------------------
Money Market Portfolio                         n/a                  Cash Reserve Fund
--------------------------------------------------------------------------------------------------------
Government Money Market                        n/a                  U.S. Treasury Fund
Portfolio
--------------------------------------------------------------------------------------------------------
Municipal Money Market                         n/a                  Municipal Money Fund
Portfolio
--------------------------------------------------------------------------------------------------------
shell                                          n/a                  New Jersey Municipal Money Fund   2
--------------------------------------------------------------------------------------------------------
Pennsylvania Municipal Money                   n/a                  Pennsylvania Municipal Money
Market Portfolio                                                    Fund
--------------------------------------------------------------------------------------------------------





1 - Pro Forma financial statements not presented because acquired funds' net assets do not exceed 10% of the registrant's net assets as of September 19, 1995.

2 - Pro Forma financial statements not presented because acquired fund is being combined into an inactive portfolio of the registrant.


2. SHARES OF BENEFICIAL INTEREST


The Pro Forma net asset value per share assumes the issuance at March 31, 1995 of additional shares of Service Shares and Institutional Shares of the PNC Fund to the holders of the Compass Fund and the BFM Fund, respectively, in conjunction with the proposed Transactions.

          NOTES TO PRO FORMA FINANCIAL STATEMENTS OF THE PNC FUND,
   THE COMPASS CAPITAL GROUP OF FUNDS AND THE BFM INSTITUTIONAL TRUST INC.
                               MARCH 31, 1995
                                 (UNAUDITED)

3. PRO FORMA OPERATIONS


The Pro Forma Statement of Operations assumes historical rates of gross investment income for the investments of the PNC Fund, the Compass Fund and the BFM Fund. Accordingly, the combined gross investment income is equal to the sum of each such funds' gross investment income. Certain expenses have been adjusted to reflect the expected expenses of the combined fund. Pro Forma operating expenses include the actual expenses of the PNC Fund, the Compass Fund and the BFM Fund and of the combined fund adjusted for certain items.



4. SURVIVING ENTITY


The Small Cap Growth Equity, Growth Equity, Value Equity, Balanced, Tax-Free Income, Pennsylvania Tax-Free Income, Money Market, Government Money Market, Municipal Money Market and Pennsylvania Municipal Money Market portfolios of the PNC Fund will be the surviving entity. This determination was based on the following:


         - The current adviser and investment objectives of the above PNC Fund portfolios will be the same for the surviving funds. The advisers of the other portfolios will be terminated with the business combination.

         - The composition of the surviving portfolio will more closely resemble the composition of the above PNC Fund portfolios.

         - The surviving funds multiple class and fee structures are consistent with the multiple class and fee structures of the above PNC Fund portfolios.


The Core Fixed Income Portfolio and The Short Duration Portfolio of the BFM Fund will be the surviving entity based on the following:

         - The current adviser and investment objectives of the above BFM Funds will be the same for the surviving funds. The advisers of the other portfolios will be terminated with the business combination.

         - The composition of the surviving portfolios will more closely resemble the composition of the above BFM Funds.


5.  EXHIBIT TO PRO-FORMA SCHEDULE OF INVESTMENTS


The Pro-Forma combined schedule of investments for Small Cap Growth Equity Portfolio and Compass Small Company Fund is accompanied by the August 31, 1995 schedule of investments for the Compass Small Company Fund. Due to change in the sub-adviser on July 1, 1995, the structure and composition of the portfolio changed substantially from a value oriented approach to a growth oriented approach.

                                 SIGNATURES

         As required by the Securities Act of 1933, this Pre-Effective Amendment No. 1 to Registrant's Registration Statement (SEC File No. 33-63329) has been signed on behalf of the Registrant, in the City of Philadelphia and Commonwealth of Pennsylvania, on this 19th day of October, 1995.

                                        THE PNC(R) FUND
                                        Registrant

                                        By: /s/ G. Willing Pepper
                                            G. Willing Pepper, Chairman of
                                            the Board and President
                                            (Principal Executive Officer)

As required by the Securities Act of 1933, this Pre-Effective Amendment No. 1 to Registrant's Registration Statement (SEC File No. 33-63329) has been signed by the following persons in the capacities and on the dates indicated:

     Signature                                   Title                               Date
     ---------                                   -----                               ----
                                              Chairman of the
/s/ G. Willing Pepper                         Board and President                 October 19, 1995
(G. Willing Pepper)                           (Principal Executive
                                              Officer)

*David R. Wilmerding, Jr.                     Vice-Chairman of                    October 19, 1995
(David R. Wilmerding, Jr.)                    the Board

                                              Vice-President
                                              and Treasurer
                                              (Principal
                                              Financial and
/s/ Edward J. Roach                           Accounting Officer)                 October 19, 1995
(Edward J. Roach)

*Robert R. Fortune                            Trustee                             October 19, 1995
(Robert R. Fortune)

*Philip E. Coldwell                           Trustee                             October 19, 1995
(Philip E. Coldwell)

*Rodney D. Johnson                            Trustee                             October 19, 1995
(Rodney D. Johnson)

*Anthony M. Santomero                         Trustee                             October 19, 1995
(Anthony M. Santomero)

*By:/s/ Edward J. Roach
    Edward J. Roach, Attorney-in-Fact